Exhibit 10.20

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

PHARMACEUTICAL PRODUCT CO-DEVELOPMENT AND

LICENSE AGREEMENT

BETWEEN

CANCER PREVENTION PHARMACEUTICALS, INC.

AND

TILLOTTS PHARMA AG

December 27, 2013

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

EXHIBIT A	PATENT RIGHTS

EXHIBIT B	[*****]

EXHIBIT C	[*****]

EXHIBIT D	DEFINITIONS

EXHIBIT E	SURVIVING OBLIGATIONS

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

PHARMACEUTICAL PRODUCT CO-DEVELOPMENT AND LICENSE AGREEMENT

Effective December 27, 2013 (the “Effective Date”),

Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation, with offices at 1760 E. River Road, Suite 250, Tucson, AZ 85718, United States, (“CPP”)

and

Tillotts Pharma AG, a company formed under the laws of Switzerland, with offices at Baslerstrasse 15, CH-4310 Rheinfelden, Switzerland (“TILLOTTS”),

for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, enter into this agreement (the “Agreement”) as set forth below:

ARTICLE I

RECITALS

SECTION 1.1. CPP is developing prophylactic therapies for humans with elevated risk for cancer and is engaged in the development of products that are the subject of certain patent rights and clinical study data owned or controlled by CPP and that are the subject of regulatory filings made by CPP.

SECTION 1.2. TILLOTTS is a pharmaceutical company engaged in the world-wide development, manufacture, and commercialization of pharmaceutical products for human use in gastrointestinal fields, especially in the fields of inflammatory bowel disease and irritable bowel syndrome, and has various know-how and proprietary mechanisms of targeted delivery of formulations to the gastrointestinal tract.

SECTION 1.3. Both Parties, based on the Licensed Formulation, desire to join forces to develop and obtain regulatory approval of the Licensed Products in the Licensed Territory in the manner and to the extent set forth in this Agreement. To that end, TILLOTTS desires to obtain from CPP licenses under the Licensed Patents and to use the Licensed Information for the co-development, regulatory approval, manufacture, marketing and sale of Licensed Products in the Licensed Field in the Licensed Territory, as herein provided, and CPP is willing to grant those licenses under the terms and conditions of this Agreement.

ARTICLE II

GRANT OF LICENSES AND RIGHTS

SECTION 2.1. Grant of License Under the Licensed Patents. On and as of the Effective Date, and subject to this Agreement, CPP herewith grants to TILLOTTS a non-assignable (except as provided in SECTION 2.5.1 with respect to TILLOTTS’ right to appoint Affiliates and SECTION 11.5) license under the Licensed Patents solely to Develop and Use Licensed Formulations, and to market, Sell, and offer to Sell Licensed Products in the Licensed Territory for Use in the Licensed Field, and to import and export such. No license or rights are granted or implied under any patent application or patent outside the Licensed Patents, as they may be constituted from time to time.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 2.2. Grant of License to the Licensed Information. On and as of the Effective Date, and subject to this Agreement, CPP herewith grants to TILLOTTS a non-assignable (except as provided in SECTION 2.5.1 with respect to TILLOTTS’ right to appoint Affiliates and SECTION 11.5) license in the Licensed Field to Use the Licensed Information solely in the Development and Use of Licensed Formulations, and the labeling, marketing, Sale, seeking of MA Approval, and commercialization of Licensed Products in the Licensed Territory for Use in the Licensed Field. No license or rights are granted or implied under any information or know-how outside the Licensed Information, as it may be constituted from time to time. The foregoing license includes the limited right of TILLOTTS to refer to, and incorporate in, its filings in the Licensed Territory the Regulatory Dossier, as is necessary for TILLOTTS to obtain in the countries of the Licensed Territory MA Approval of the Licensed Formulation in the Licensed Field in accordance with the terms of ARTICLE IV below.

SECTION 2.3. Exclusivity; Reservation of Rights.

Subsection 2.3.1. Nature of Exclusivity. Except as provided in this SECTION 2.3, the license granted under each of SECTIONS 2.1 and 2.2 (collectively, the “Licenses”) is exclusive to TILLOTTS in that CPP agrees to use itself the Licensed Patents as well as the Licensed Information only in such way as generally laid out in SECTION 2.3.2 below or as otherwise expressly stated in this Agreement and furthermore agrees not to grant to a third party another concurrently effective license in the Licensed Field: (a) under the Licensed Patents to Sell or offer to Sell Licensed Product in the Licensed Territory, or import Licensed Products into the Licensed Territory, during the term of this Agreement; and (b) to Use the Licensed Information in the labeling, marketing, Sale, seek MA Approval of, or commercialization of Licensed Products in the Licensed Territory during the term of this Agreement. In furtherance of the foregoing, CPP may not grant to a third party, without first complying with the requirements of SECTIONS 2.4.2, 2.4.3 and 2.6, another concurrently effective license under the Licensed Patents or to Use the Licensed Information to Develop, seek MA Approval with respect to, label, market, Sell, offer to Sell or commercialize the Licensed Formulation labeled or intended for administration in the treatment of a Gastrointestinal Disease in the Licensed Territory or in the treatment of an Indicated Disease in an Optional Territory Country.

Subsection 2.3.2. Reservation of Rights. CPP reserves and retains for itself or for the University of Arizona (as applicable with respect to clause (f) only): (a) the right in the Licensed Field to execute its tasks and obligations under the Licensed Patents in the Licensed Territory and to Use the Licensed Information in the Licensed Territory for the purposes of developing the Licensed Formulation for the purposes of this Agreement and in accordance with the Initial Development Plan as defined in Subsection 4.1; (b) the right to practice under and Use the Licensed Patents, the Licensed Information and all related Intellectual Property Rights for its own purposes in all fields of use in all countries outside the Licensed Territory; (c) subject to SECTION 2.6 below, the right to practice under and Use the Licensed Patents, the Licensed Information and all related Intellectual Property Rights for its own purposes in all fields of use outside the Licensed Field in the Licensed Territory; (d) the right to exercise its rights and enjoy the benefits under its agreements with third parties to supply the Compound or Licensed Formulation; (e) to conduct studies and clinical trials in the Licensed Territory in any field of use for its own purposes, subject to TILLOTTS’ exclusive rights as stipulated in this Agreement; and (f) pursuant to the Arizona License, the University of Arizona (the “University”) may use, solely for educational and internal research purposes, that portion of the Licensed Patents and Licensed Information that University licensed to CPP, together with the right to sublicense such rights to another institution of higher education only if one of the inventors of such Licensed Patents or Licensed Information moves to such other institution ((a), (b), (c), (d), (e) and (f) collectively, the “Reserved Rights”). For the avoidance of doubt, this Agreement and the exclusivity granted to TILLOTTS by CPP hereunder are subject to the rights of the United States Government in and to the Licensed Patents reserved to the United States Government under 35 USC 200, et seq., and 37 CFR 400, et seq., and those derived by and through the licenses and rights reserved by, granted or to be granted to the United States Government. The foregoing rights and licenses include, inter alia, a certain non-exclusive, non-transferable, irrevocable, paid-up license to the United States Government for governmental purposes and on behalf of any foreign government pursuant to any existing or future treaty or agreement with the United States, which license survives unaffected the granting of the licenses and rights under this Agreement. This Agreement is expressly subject to the terms and conditions of any applicable determination by the appropriate agency of the U.S. Government concerning the disposition of the Licensed Patents and CPP's right to issue licenses thereunder.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 2.4. Matters Regarding the Licensed Field and Licensed Territory.

Subsection 2.4.1. Addition to the Indicated Disease. From time to time, TILLOTTS may request, in its sole discretion, to add, in accordance with the definition of Indicated Disease, subparagraph c), a particular and distinctly identified Gastrointestinal Disease to the Indicated Diseases. That request must take the form of a written notice sent to CPP (the “Disease Addition Notice”) that: (a) identifies with reasonable particularity the additional Gastrointestinal Disease that is the subject of the request; and (b) specifies a reasonable plan for obtaining MA Approval in the Licensed Territory for treatment of the additional Gastrointestinal Disease, and an estimated time frame under which TILLOTTS intends to commence and implement that plan (a “Supplemental Disease Development Plan”). Promptly after CPP’s receipt of the Disease Addition Notice, the parties will commence diligent, exclusive negotiations in good faith for a minimum of one hundred eighty (180) days, or as otherwise agreed, directed to the execution of a written amendment to this Agreement (the “Disease Addition Amendment”) by specifying each party’s obligations with respect to the Supplemental Disease Development Plan. For the avoidance of doubt, and absent an express provision in the Disease Addition Amendment to the contrary, the commencement and conduct of the Supplemental Disease Development Plan will be at TILLOTTS’ sole discretion, and any election by TILLOTTS to not conduct the Supplemental Disease Development Plan will not be a breach of this Agreement. Also for the avoidance of doubt, and in the event that TILLOTTS has to stop the Supplemental Disease Development Plan based on the supplemental end-product competing with an already existing product stemming from the co-development under this Agreement, then, unless otherwise expressly stated in the Supplemental Disease Development Plan, CPP shall have no right to directly or indirectly take over work previously carried out by TILLOTTS and to continue work in regard to the stopped Supplemental Disease Development Plan.

Subsection 2.4.2. Expansion of Licensed Territory. From time to time, in its sole discretion or on or before the day sixty (60) days after CPP has provided TILLOTTS with a CPP Proposed Country License Notice (defined immediately below), TILLOTTS may request to expand the Licensed Territory by adding one or more Optional Territory Countries to the Licensed Territory.

“CPP Proposed Country License Notice” means the notification from CPP to TILLOTTS to that CPP wishes to use and exploit, or to grant a license under, the Licensed Patents or the Licensed Information to Develop, seek MA Approval of, Sell or offer to Sell the Licensed Formulation in the Licensed Field in one or more Optional Territory Countries that have not been previously added to the Licensed Territory as set forth hereunder.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Such a request to expand the Licensed Territory made by TILLOTTS must take the form of a written notice to CPP (the “Country Addition Notice”) that: (a) identifies, with reasonable particularity, the Optional Territory Country that is the subject of the request; and (b) specifies a reasonable plan for MA Approval in the Licensed Field in the specified Optional Territory Country(ies), and a time frame under which TILLOTTS intends to commence and implement that plan at its expense (a “Supplemental Country Development Plan”). Promptly after CPP’s receipt of the Country Addition Notice, the parties will commence diligent, exclusive negotiations in good faith for a minimum of ninety (90) days, or as otherwise agreed, directed to the execution of a written amendment to this Agreement (the “Country Addition Amendment”) by which the Licensed Territory will be expanded by adding such additional Optional Territory Country(ies) to the Licensed Territory and specifying each party’s obligations with respect to the Supplemental Country Development Plan, although neither party is obligated to agree to any such amendment. The Country Addition Amendment must also address termination of the Supplemental Country Development Plan and the consequences of any termination. Upon the addition of an Optional Territory Country to the Licensed Territory, Optional Information pertaining to that country will be deemed included in the Licensed Information. For the avoidance of doubt, and absent an express provision in the Country Addition Amendment to the contrary, the commencement and conduct of the Supplemental Country Development Plan will be at TILLOTTS’ sole discretion, and any election by TILLOTTS to not conduct the Supplemental Country Development Plan will not be a breach of this Agreement.

Subsection 2.4.3. Parties’ Joint Efforts in Exploring Utilization of Licensed Products outside the Indicated Disease.

The parties herewith confirm their understanding that each party is interested in exploring utilization of the Licensed Products in the Licensed Field in the Licensed Territory, but outside the Indicated Disease. Therefore, during the Term of the Agreement, the parties shall discuss in good faith possible developments and/or suitable business models in regard to the commercialization of such potential products, including own ideas that the parties may generate and/or discuss with interested third parties. In this regard, the parties shall inform the other about such ideas and/or interested third parties. In a first round, the parties shall convene and discuss underlying preliminary data, and shall decide in good faith whether or not to gather more detailed data in order to eventually decide about a possible commercial exploration, including the development. Should the parties not be able to mutually agree on a commercial exploration, the parties herewith confirm their understanding that such activities in the Licensed Field and in the Licensed Territory but outside the Indicated Disease shall not be pursued by either of the parties in the future.

Subsection 2.4.4. Covenants. As consideration for the exclusivity granted hereunder, TILLOTTS covenants and agrees that, during the Term, it will limit the exercise of its rights under the Licenses to the Licensed Field and within the Licensed Territory, as they may be constituted from time to time. Without limiting the generality of the foregoing, and in furtherance thereof, TILLOTTS covenants and agrees that it, its Affiliates and Sublicensees will not: (a) practice under the Licensed Patents or use the Licensed Information to Develop, manufacture, seek or obtain MA Approval for, Use, market, Sell or commercialize, directly or indirectly, any product or pharmaceutical formulation outside the Licensed Field or outside the Licensed Territory, as they may be constituted from time to time; or (b) in the Licensed Territory, seek or obtain MA Approval, Sell, or commercialize, directly or indirectly, any product or pharmaceutical formulation approved for use in the treatment or prevention of an Indicated Disease other than a Licensed Product. TILLOTTS expressly covenants that TILLOTTS, its Affiliates and Sublicensees will not Sell any Licensed Products in the Licensed Territory if TILLOTTS, its Affiliate or Sublicensee, as the case may be, knows or reasonably should know that those Licensed Products will be distributed or sold outside the Licensed Territory or outside the Licensed Field.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 2.5. Right and Power to Sublicense.

Subsection 2.5.1. Specifically in regard to TILLOTTS’ Affiliates. CPP herewith approves that TILLOTTS’ Affiliates do not fall under the definition of “Sublicensee” as used throughout the Agreement herein after, and can be appointed by TILLOTTS to carry out certain tasks and obligations as set forth in, and subject to, this Agreement, provided that (i) TILLOTTS notifies CPP in writing within thirty (30) days after such appointment, including in such notice the name of Affiliate and the tasks and obligations for which it has been appointed to act for TILLOTTS, and (ii) TILLOTTS, during the term of this Agreement, is and will remain liable to CPP for actions or omissions wrongfully made by any of its Affiliates as if such actions or omissions were those of TILLOTTS.

Subsection 2.5.2. Generally. Subject to CPP’s prior written approval within thirty (30) days after receiving a written request from TILLOTTS, such approval not to be unreasonably withheld, of any third party that is proposed by TILLOTTS to act as a Sublicensee, which, for the avoidance of doubt, excludes any Affiliates of TILLOTTS (as set forth immediately above in SECTION 2.5.1), TILLOTTS may grant to third parties non-assignable sublicenses in the Licensed Field in the Licensed Territory under the Licenses that comply with this Agreement. TILLOTTS' right and power to grant sublicenses: (a) is only in effect while the Licenses are in effect and during the Term and TILLOTTS is not in material breach of this Agreement; and (b) may be exercised only to the extent the Licenses are exclusive to TILLOTTS. With the exception of Affiliates of TILLOTTS, no third party Sublicensee may have any right or power to grant a further sublicense. No other or further right or power to sublicense is hereby granted or implied. If this Agreement is terminated, such Sublicenses may be assigned to CPP in accordance with Section 9.5.

Subsection 2.5.3. Requirements. TILLOTTS shall (a) use commercially reasonable efforts to perform due diligence on its potential Sublicensees to evaluate whether each such potential Sublicensee is in compliance with applicable anti-corruption laws, including the UK Bribery Act, and (b) require each Sublicensee to comply with applicable anti-corruption laws, including the UK Bribery Act and any corporate anti-corruption policies of TILLOTTS, TILLOTTS shall cooperate in good faith with CPP with respect to monitoring and enforcing anti-corruption laws and policies, including providing CPP with access to information obtained from TILLOTTS’ compliance-related audits of its Sublicensees. TILLOTTS must provide CPP written notice of the issuance of each Sublicense and a true copy of it within sixty days after the execution of each Sublicense. All Sublicenses shall be issued in English. In the copy of the Sublicense so provided, TILLOTTS may redact those portions of the Sublicense that are not required to provide CPP assurance that the Sublicense is in compliance with this Agreement and that do not otherwise pertain to the terms of this Agreement. Each Sublicense must be in writing and must include provisions similar in effect and scope in all material respects to those of this Agreement. Each Sublicense must comply with all applicable laws and governmental regulations. In particular, TILLOTTS may not grant or shall refuse to grant a Sublicense under any circumstance, term or condition amounting to a misuse of any Licensed Patent. TILLOTTS is responsible for complying with any obligations in this Agreement based on activities of any Sublicensee, including paying to CPP all earned royalties due in respect of the activities and Sales of Licensed Product by its Sublicensees. At all times during the Term, TILLOTTS is and will remain liable for actions or omissions wrongfully made by a party having been granted a Sublicense by TILLOTTS and, if permitted by applicable laws, must name CPP an intended third-party beneficiary with full rights to: (a) enforce the Sublicensee’s obligations thereunder; and (b) terminate that sublicense for breach of the Sublicense under provisions similar to that provided in Subsections 9.1.2 and 9.1.3. For the avoidance of doubt, CPP can enforce such rights mentioned in (a) and (b) only if TILLOTTS has unreasonably refused to act against such Sublicensee that is in breach of its obligations itself, meaning that CPP must always discuss and agree on any actions that it intends to take against a Sublicensee with TILLOTTS first.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 2.6. Right of First Negotiation for Fields of Use Outside the Licensed Field.

Subsection 2.6.1. Definitions. “Pediatric Cancers” means treatment of cancers first diagnosed and treated in patients 0 – 18 years old, including neuroblastoma and medulloblastoma, that are not primary gastrointestinal cancers. “Proposed Outside Field License” means a license under the Licensed Patents or to Use the Licensed Information to Sell or offer to Sell the Licensed Formulation labeled or intended for administration in the Licensed Territory for the prevention or treatment of one or more diseases that is not a Gastrointestinal Disease or a Pediatric Cancer. “Term-Sheet Period,” means the period beginning on the date CPP receives a ROFN Notice (as defined below) and ending on the date sixty days thereafter. “License Negotiation Period” means the period ending on the date one hundred twenty days after the receipt of the corresponding draft license agreement to negotiate in good faith the terms of the subject Proposed Outside Field License.

Subsection 2.6.2. ROFN for Proposed Outside Field License. If, during the term of this Agreement, CPP intends to solicit third parties to negotiate and grant to a third party (other than an Affiliate of CPP) a Proposed Outside Field License, CPP must provide TILLOTTS written notice of that intent, including information whether the envisioned Proposed Outside Field License would be for a Distinct Formulation or an Interchangeable Formulation in reference to Subsection 2.6.3 (“Outside Field Notice”) before CPP may solicit third parties to negotiate and take that Proposed Outside Field License. CPP hereby grants TILLOTTS a first right to negotiate exclusively with CPP regarding any Proposed Outside Field License (the “Right of First Negotiation” or “ROFN”). On or before the date sixty days after TILLOTTS’ receipt of the Outside Field Notice, TILLOTTS must provide CPP written notice (the “ROFN Notice”) if TILLOTTS elects to exercise the ROFN with respect to that Proposed Outside Field License. TILLOTTS can decline the Outside Field Notice in writing or, if TILLOTTS fails to timely provide that ROFN Notice due to no fault of CPP, then TILLOTTS will be deemed to have declined to exercise its ROFN with respect to the Proposed Outside Field License and CPP may grant such Proposed Outside Field License to any third party without further obligation to TILLOTTS except as may be required pursuant to Section 2.6.3; provided, however, that if TILLOTTS decided to decline the Outside Field Notice or was deemed to decline based on a formulation contained in the applicable Outside Field Notice, and if such proposed formulation identified in such Outside Field Notice changes from a Distinct Formulation to an Interchangeable Formulation (or the reverse), then CPP shall provide TILLOTTS an updated Outside Field Notice and TILLOTTS may provide CPP a new ROFN Notice unless (a) CPP has, before the date of the updated Outside Field Notice, agreed with a third party to negotiate exclusively with respect to such Proposed Outside Field License, or (b) CPP’s provision of an updated Outside Field Notice would breach CPP’s obligations to any third party, including obligations of confidentiality or non-use. In the event that clause (a) or clause (b) applies, then CPP shall have no obligation to provide TILLOTTS an updated Outside Field Notice and CPP may grant such Proposed Outside Field License to such third party. If TILLOTTS timely provides the ROFN Notice, CPP and TILLOTTS must negotiate in good faith and execute, on or before the expiration of the Term-Sheet Period, or as otherwise agreed, a non-binding term sheet (the “ROFN Term Sheet”) specifying the salient terms of the Proposed Outside Field License. If the ROFN Term Sheet is timely executed, then CPP and TILLOTTS must negotiate in good faith and execute, on or before the expiration of the Licensed Negotiation Period, the subject Proposed Outside Field License. If: (a) TILLOTTS has declined or is deemed to have declined to exercise its ROFN with respect to the Proposed Outside Field License; (b) on or before the expiration of the Term-Sheet Period, CPP and TILLOTTS have not executed the ROFN Term Sheet; or (c) on or before the expiration of the License Negotiation Period, CPP and TILLOTTS have not executed the pertinent Proposed Outside Field License, then the ROFN will expire and be of no further effect as regard to the pertinent Outside Field Notice, and CPP may grant such Proposed Outside Field License to any third party, subject to Subsection 2.6.3; provided, however, that if the terms of such Proposed Outside Field License with a third party are, taken as a whole (including the risk-adjusted net present value of future payments), less favorable to CPP than TILLOTTS’ last offer, then CPP must offer TILLOTTS such less favorable terms in writing (the “Right Of First Refusal Notice”, or “ROFR Notice”) and TILLOTTS shall have thirty (30) days from the date such ROFR Notice (the “ROFR Acceptance Period”) is delivered to accept such terms in writing and without modification. If TILLOTTS fails to notify CPP of such acceptance before the end of the ROFR Acceptance Period, then CPP may grant such Proposed Outside Field License to any third party on such terms (or on terms more favorable to CPP), subject only to TILLOTTS’ rights under Section 2.6.3.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 2.6.3. Distinct and Interchangeable Formulations.

(a) Distinct Formulations. If the Proposed Outside Field License pertains to a Distinct Formulation and such does not ultimately fall under Subsection 2.6.2., and if the parties do not either timely execute a ROFN Term Sheet or TILLOTTS does not accept the ROFR Notice within the ROFR Acceptance Period, if applicable, or a license agreement with regard to the Proposed Outside Field License, then CPP will be free to grant to third parties the Proposed Outside Field License that was the subject of the ROFN Notice.

(b) Interchangeable Formulations. If the parties are unable to timely agree upon the salient terms of the ROFN Term Sheet or TILLOTTS does not accept the ROFR Notice within the ROFR Acceptance Period, if applicable, or Proposed Outside Field License on or before the expiration of the Term-Sheet Period or the License Negotiation Period, and if a Proposed Outside Field License would permit the Development of an Interchangeable Formulation in the Licensed Territory, CPP may not grant the Proposed Outside Field License to a third party unless either (i) TILLOTTS provides its written consent to the grant of the Proposed GID License, which consent may not be unreasonably withheld, or (ii) CPP agrees to pay an earned royalty in respect of the Sales of Licensed Formulation under the Proposed Outside Field License, as provided below. If TILLOTTS does not provide its written consent within sixty days of CPP’s written request therefor, then TILLOTTS must provide, on or before the conclusion of that sixty-day period, a written analysis that TILLOTTS believes demonstrates that the marketing and Sale of the Interchangeable Formulation under the Proposed Outside Field License would likely substantially reduce TILLOTTS’ Sales of the Licensed Formulation in the Primary Indication in the Licensed Territory. If TILLOTTS fails to timely provide the written analysis, TILLOTTS will be deemed to have granted its written consent. If, on or before the date thirty days after CPP receives TILLOTTS’ written analysis, CPP notifies TILLOTTS in detail that CPP disagrees with TILLOTTS’ demonstration of the likely substantial reduction of those Sales, then the parties will submit the matter to the Valuation Expert Panel (as defined below), which will promptly determine whether TILLOTTS’ analysis reasonably demonstrates the likely substantial reduction in Sales, which determination will be binding on the parties. If the Valuation Expert Panel determines that TILLOTTS has failed to reasonably demonstrate that likely substantial reduction, then CPP will be free to grant the Proposed Outside Field License without TILLOTTS’ written consent. If, within the thirty-day period following CPP’s receipt of TILLOTTS’ written analysis, CPP fails to notify TILLOTTS that it disagrees with TILLOTTS’ demonstration set forth in the written analysis, CPP will be deemed to have accepted TILLOTTS’ determination. If the Valuation Expert Panel determines that TILLOTTS failed to demonstrate such likely substantial reduction for an Interchangeable Formulation, and if such Interchangeable Formulation or a Distinct Formulation that was the subject of a Proposed Outside Field License is actually launched in the Licensed Territory and TILLOTTS believes that (a) such sales of the Interchangeable Formulation or such Distinct Formulation have caused an actual reduction of TILLOTTS’ Sales of the Licensed Formulation in the Primary Indication Disease in the Licensed Territory of at least [*****]since such Interchangeable Formulation or such Distinct Formulation, as applicable, was launched compared to an average of the equivalent periods during the immediately prior three years, this percentage to be understood as a trigger-point for starting the discussion as mentioned immediately herein below, then TILLOTTS may, at any time between such launch and the date that is twelve months after the first launch (meaning first commercial availability) of such Interchangeable Formulation or such Distinct Formulation in any country within the Licensed Territory (the “Post-Launch Period”), notify CPP of such actual reduction, including with such notice evidence of such reduction (the “Reduced Sales Notice”). TILLOTTS and CPP shall meet in good faith to discuss whether and to what extent such Sales have been reduced and the cause(s) of any such reduction. If CPP does not agree with TILLOTTS’ determination, then, notwithstanding any prior decision by the Valuation Expert Panel with respect to an Interchangeable Formulation, TILLOTTS may, upon written notice to CPP at any time during the Post-Launch Period or the date that is ninety (90) days thereafter, submit such matter one additional time (or, in the case of such Distinct Formulation, for the first time) to the Valuation Expert Panel for a final determination pursuant to Subsection 2.6.3(d) based on actual data, including data related to Sales of Licensed Product and market-share data for the Licensed Product and the Interchangeable Formulation or Distinct Formulation.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

(c) Field Licenses for Interchangeable Or Distinct Formulations with Royalties. If, under Paragraph (b) above, CPP concurs, or the Valuation Expert Panel has determined, that TILLOTTS reasonably demonstrated that the marketing and Sale of the Licensed Formulation under the Proposed Outside Field License will likely substantially reduce or actually substantially reduces Sales of Licensed Products in the Licensed Territory, CPP may notify TILLOTTS in writing that it, nonetheless, elects to solicit third parties and grant to third parties a Proposed Outside Field License, but subject to CPP’s payment of an earned royalty or other compensation in respect of the Sales of Licensed Formulation under the Proposed Outside Field License. Promptly thereafter, CPP and TILLOTTS must negotiate in good faith the terms of an amendment to this Agreement under which CPP would pay to TILLOTTS such earned royalty or compensation. Any earned royalty or other compensation will be set at a rate or level that is designed to compensate TILLOTTS for the reduction in profits associated with the likely or actual (as applicable) substantial reduction in Sales of Licensed Product in the Licensed Territory. If the parties are unable to agree upon that royalty rate or other compensation on or before the date sixty days after the date on which CPP submits its first proposal to TILLOTTS, then the parties must submit the matter to the Valuation Expert Panel for a final determination of that earned royalty or other compensation as follows: (i) each party must submit its best and final offer to the Valuation Expert Panel along with supporting evidence and argumentation in the manner established by the Valuation Expert Panel, but no later than thirty days after the appointment of the final valuation expert to the Valuation Expert Panel; and (ii) the Valuation Expert Panel must award only one or the other of the two best offers submitted. If an earned royalty rate is part or all of such compensation, CPP will report quarterly on the sales under the Proposed Outside Field License in the same manner as provided in Subsection 5.7.1 and 5.7.3, mutatis mutandis.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

(d) Valuation Expert Panel. All matters submitted under this Agreement to the Valuation Expert Panel shall be submitted and decided pursuant to clause (i) and clause (ii) of this Section 2.6.3(d). The “Valuation Expert Panel” (which, for the avoidance of doubt differs from the “Expert Panel” as set forth in Section 4.3.2) will consist of three independent experts in the analysis and valuation of pharmaceuticals and pharmaceutical markets. In order to facilitate rapid resolution of matters submitted to the Valuation Expert Panel, each party must, within six (6) months after the Effective Date or such other date as the parties may mutually agree, choose one expert who is willing to serve on the Valuation Expert Panel; and the third expert must be chosen by the other two experts within sixty (60) days after the date on which both of the first two experts have been chosen. If one party fails to choose its valuation expert within six (6) months after the Effective Date or such other date as the parties may mutually agree, then the party will be deemed to have waived its right to choose an expert and the Valuation Expert Panel will be comprised solely of the one timely chosen expert. If the two experts appointed by the parties are unable to timely agree on a third expert, then either party may refer the matter to the ICC pursuant to Section 11.10 for the sole purpose of selecting such third expert. If any member of the Valuation Expert Panel becomes unwilling or unable to serve in such capacity, then (as applicable) the party that appointed such member shall promptly appoint a replacement or, in the case of the third expert, the replacement shall be chosen as provide above. Each party is responsible for the fees and expenses incurred by its appointee to the Valuation Expert Panel, and the parties must each pay 50% of the fees and expenses of the third member of the Valuation Expert Panel promptly upon receipt of that third member’s invoice. The Valuation Expert Panel will be free to engage in inter partes communications with the parties as it may deem desirable or necessary as to inform itself regarding the issue before it. The Valuation Expert Panel will endeavor to act by consensus, but if consensus cannot be reached, the determination of the Valuation Expert Panel will be made by a majority of the valuation experts.

Subsection 2.6.4. Pediatric Cancers. For clarity, Section 2.6.2 (Right of First Negotiation for Fields of Use Outside the Licensed Field) does not apply to Pediatric Cancers. CPP may develop and commercialize any Distinct Formulation for Pediatric Cancers in the Licensed Territory with no obligations to TILLOTTS. If CPP develops an Interchangeable Formulation for Pediatric Cancer, then CPP’s sales of such Interchangeable Formulation in the Licensed Territory shall be subject to payment to TILLOTTS of a royalty on such sales, which each party’s senior management shall negotiate in good faith in order to compensate TILLOTTS for reasonably anticipated lost sales caused by Sales of an Interchangeable Formulation in the Licensed Territory; or, if the parties cannot reach such agreement within ninety (90) days after the date that such Interchangeable Formulation is first launched in the Licensed Territory, then either party may by written notice to the other party require that such royalty rates be determined by the Valuation Expert Panel constituted in accordance with Section 2.6.3(d), whose decision shall be final and binding on the parties.

SECTION 2.7. Registration of Agreement. Each party must take all reasonable and necessary steps to register this Agreement (or an abbreviated version or the existence thereof if so advised by TILLOTTS’ regulatory counsel), and each Sublicense in any country of the Licensed Territory where registration is required to: (a) permit the payments of fees and royalties from one party to the other as the case may be under this Agreement; (b) evidence the grant of exclusive rights under this Agreement to TILLOTTS; or (c) satisfy any legal or governmental requirement of a country in the Licensed Territory to effectuate or carry out this Agreement. Neither party will be relieved of any obligations under this Agreement because it failed to so register this Agreement. TILLOTTS is responsible for any and all filing fees and other costs and expenses, including attorneys’ fees, that may be incurred in any registration of this Agreement in the Licensed Territory.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 2.8. Term. Unless earlier terminated, this Agreement and the Licenses will automatically expire on the date and time at which the Royalty Term expires for all Licensed Products and for all countries of the Licensed Territory (the “Term”). Upon expiration of this Agreement on a country-by-country and Licensed Product-by-Licensed Product basis, the Licenses in the Licensed Field will be fully-paid, perpetual and irrevocable only on a country-by-country and Licensed Product-by-Licensed Product basis in the countries of the Licensed Territory, as then constituted. Expiration or termination of this Agreement does not constitute a termination or a waiver of any rights of either party against the other party accruing at or prior to the time of expiration or termination, nor does it terminate or waive either party's surviving obligations under this Agreement. Without limiting the generality of the foregoing, each party’s surviving obligations to report and pay to the other party royalties or fees under this Agreement, if any, shall survive the expiration of this Agreement. For the avoidance of doubt, TILLOTTS must continue to report until all reconciliations for difference between actuals and estimates of discounts and contra revenue items related to Sales of Licensed Product before termination or expiration of this Agreement, as required under Subsection 5.7.1, are completely exhausted.

SECTION 2.9. License to Companion Diagnostics. In the event that (i) the MA Approval of a Licensed Product contains a restriction and a labeling requirement or (ii) pricing and reimbursement bodies consider it to be a benefit that the Licensed Product be administered only after the conduct of an ODC-1 genetic test then CPP grants to TILLOTTS a non-exclusive, non-assignable limited license to Develop, register, make, Use, Sell, and offer to Sell Diagnostic License Products in the Licensed Territory in support of or in connection with TILLOTTS’ Sale of Licensed Products under this Agreement. The parties agree to discuss in good faith in the JSC whether the Development of a companion diagnostic is advisable and, if so, to discuss in good faith the terms under which CPP would grant TILLOTTS such a license before the events described in clause (i) and clause (ii) in the previous sentence. A royalty determination will be discussed in good faith between the parties in due time. If the parties are unable to agree, either party may submit the royalty determination to the Valuation Expert Panel in accordance with Subsection 2.6.3. CPP remains free to grant to third parties rights and licenses to develop, market, Use and Sell Diagnostic Licensed Products as a principal part of their business to Develop, register, market and sell such a companion diagnostic. If the Development of a Diagnostic Licensed Product by such a third party requires the grant of an exclusive license and the termination of the license granted under this SECTION 2.9, then TILLOTTS may not unreasonably withhold or delay its consent to the termination thereof. In any case CPP must secure the availability to TILLOTTS for use and sale by TILLOTTS of a companion diagnostic test in connection with and in support of its Development, registration, marketing, Use and Sale of Licensed Product.

SECTION 2.10. No Further Rights or Licenses. Except as expressly provided in this Agreement, including in ARTICLE II, in SECTIONS 6.3 and 7.3, and in Subsection 4.1.5, no further or different license, sublicense, option or right is granted to TILLOTTS or implied. No additional rights hereunder are or may be deemed granted by estoppel or otherwise. In addition to the rights expressly reserved under SECTION 2.3 and Subsection 4.1.2, CPP reserves for itself all other rights not expressly and exclusively granted herein, including (collectively and independently): (a) all rights in relation to all countries outside the Licensed Territory; (b) all rights to all fields of use outside the Licensed Field; (c) all rights in the Licensed Territory not exclusively and expressly granted to TILLOTTS under this Agreement as of the Effective Date; and (d) all rights in the Licensed Field not exclusively and expressly granted to TILLOTTS under this Agreement.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

ARTICLE III

TRANSFER AND TREATMENT OF LICENSED INFORMATION

SECTION 3.1. Delivery. To the extent not already done, promptly following the Effective Date and from time to time thereafter during the Term, CPP will timely provide to TILLOTTS the Licensed Information, including all Co-Owned Data (as defined in SECTION 6.1.2.), which CPP stores in its own digital repository established as part of the Initial Development Plan (the “CPP Repository”), at the times as TILLOTTS may reasonably request. To that end, delivery of Licensed Information will initially be made in read-only format via the CPP Repository from which Licensed Information, Data (including but not limited to CPP-Owned Data) and any other clinical or regulatory information to be exchanged between the parties will be made available via electronic transmission and download to a digital repository that TILLOTTS may, in its discretion, establish (the “TILLOTTS Repository”). TILLOTTS shall bear the cost of establishing and maintaining the TILLOTTS Repository and shall control the contents thereof subject to Section 3.2. TILLOTTS will determine, at its sole discretion with information to CPP, any necessary passwords or user codes (and changes thereto) that may be necessary to access the TILLOTTS Repository. Notwithstanding anything in this Agreement to the contrary, if TILLOTTS terminates this Agreement pursuant to Subsection 9.1.2 for material breach by CPP or pursuant to Subsection 9.1.3 for Financial Default by CPP, then TILLOTTS may continue to have access to the TILLOTTS Repository for as long as the Licenses remain in effect in accordance with Subsection 9.3.1.B.

SECTION 3.2. Confidentiality in regard to Licensed Information. As to the disclosure of Licensed Information, the provisions of this SECTION will supersede and extinguish the provision of any pre-existing non-disclosure agreements between the parties regarding the confidential treatment and use of disclosed information. Licensed Information transferred from CPP to TILLOTTS before the Effective Date will be subject to and must be treated by TILLOTTS in accordance with the provisions of this SECTION.

Subsection 3.2.1. Generally. The provisions of this SECTION apply to the Licensed Information only, whereas the provisions of SECTION 11.8 apply to any Confidential Information other than the Licensed Information. Except as expressly permitted under Subsection 3.2.2 below, during the Term of this Agreement, and at all times thereafter, TILLOTTS must: (a) treat that the Licensed Information as strictly and absolutely confidential; (b) use the Licensed Information only for purposes expressly permitted under this Agreement. Except as provided in this Subsection 3.2.1 and Subsection 3.2.2 below, the foregoing obligations and restrictions will expire on the date ten years after the date on which this Agreement expires or is earlier terminated, except in the case of Licensed Information that CPP maintains as a trade secret, in which case the term of the foregoing obligations and restrictions will be end on the later of the ten-year date specified above or on the date on which the Licensed Information ceases to be a trade secret through no fault of TILLOTTS or those authorized under this Agreement to receive it from TILLOTTS. The foregoing restrictions and obligations do not apply to that part of Licensed Information that is or becomes generally known to the scientific community and available for its use in seeking Regulatory Approval of any drug through no fault of TILLOTTS or those to whom it has properly disclosed it under this Agreement, it being understood that subsequent general knowledge will not excuse an earlier breach of this Agreement. Licensed Information will not be deemed generally known or available to third parties for use in seeking Regulatory Approval because it is contained in filings made with a governmental authority of any country, including a Regulatory Authority or any patent authority within the Licensed Territory, or within any patent or drug regulatory authority of any country outside the Licensed Territory.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

(a) CPP’s Treatment of Licensed Information. Although the Licensed Information is and remains solely owned by CPP, in recognition of the potential value to TILLOTTS resulting from the confidential nature of certain such Licensed Information, CPP will take reasonable steps, in its good faith discretion and in close consultation with TILLOTTS, to protect Licensed Information by using the degree of care that CPP ordinarily uses for such Licensed Information, subject to (a) obligations that CPP may have or rights that third parties may have, including pursuant to clinical trial site agreements or the Arizona License, to disclose certain Licensed Information, and (b) CPP’s obligations to comply with applicable laws and regulations, including applicable securities laws and the rules of regulations of applicable securities exchanges as well as following an order of a court of competent jurisdiction or a government agency properly exercising its delegated authority which compels CPP to disclose Licensed Information; provided, however, that: (i) the foregoing shall not prevent CPP from disclosing Licensed Information if, in CPP’s reasonable business judgment, such disclosure is appropriate in order to (A) exercise CPP’s rights to develop Licensed Formulations outside the Licensed Territory and within the Licensed Territory outside the Licensed Field, or (B) to provide corporate partners, investors or lenders, or potential corporate partners, investors, lenders or professional financial analysts, information that CPP deems to be relevant to a potential corporate transaction, investment in, or loan to, CPP; and (ii) notwithstanding anything in this Agreement to the contrary, and recognizing that CPP retains all rights to the Licensed Information outside the Licensed Territory, if CPP materially breaches this Subsection 3.2.1(a), then TILLOTTS’ sole remedy for such breach shall be monetary damages or injunctive relief and TILLOTTS shall not be entitled to terminate this Agreement as a result of any breach by CPP of this Subsection 3.2.1(a). For clarity, except for this Subsection 3.2.1(a), the obligations and procedures described in Section 3.2 do not apply to CPP.

Subsection 3.2.2. Protective Action; Permitted Disclosures. TILLOTTS must protect the Licensed Information from unauthorized use, disclosure or misappropriation by using the same degree of care as its uses to protect its other similarly sensitive confidential information and trade secrets, but no less than a reasonable degree of care. TILLOTTS may disclose Licensed Information, and will limit access to Licensed Information, solely: (a) as may be required to further the purposes of MA Approval of a Licensed Product in the Licensed Territory; (b) to provide the Licensed Information to any third party in connection with the grant of a Sublicense, but then only if the disclosure or divulgation is subject to legally binding written obligations and agreement of the Sublicensee to maintain the confidentiality of the Licensed Information and to limit use of the Licensed Information in a manner and to the extent at least as restrictive as that set forth in this SECTION; and (c) to those of its trusted Representatives who require the Licensed Information for purposes of TILLOTTS’ enjoying the rights and benefits of the License and who are aware of TILLOTTS’ obligations and restrictions under this Agreement (each, an “Authorized Representative”). Disclosures to Authorized Representatives must be kept to the minimum necessary for that Authorized Representative to perform his or her duties effectively for the purposes of this Agreement only. If the internal repository of Licensed Information maintained by TILLOTTS is a server or other central computer, the restriction on access required hereunder and the other measures taken to ensure and confirm limited access must be taken electronically.

Subsection 3.2.3. Compelled Disclosure. If TILLOTTS or additionally any authorized recipient of the Licensed Information, including any Sublicensee, is required to disclose one or more elements of the Licensed Information by an order of a court of competent jurisdiction or a government agency properly exercising its delegated authority, TILLOTTS or that authorized recipient, as the case may be, must promptly inform CPP in writing of those circumstances, and the parties shall reasonably consult with each other on the steps to be taken to avoid or restrict the disclosure, and give each other the opportunity to prevent the disclosure, quash the order, or otherwise contest, defend against or limit the ordered disclosure, provided this information procedure is possible given the deadline(s) ordered by the court of government agency and at CPP’s expense, which includes an indemnification for penalties, which TILLOTTS might suffer because of CPP’s preventative actions. If disclosure of the Licensed Information is nonetheless required, TILLOTTS or that authorized recipient, as the case may be, must endeavor to put in place reasonable arrangements designed to maintain the confidentiality and commercial value of the Licensed Information and, in any event, must endeavor to reasonably limit its disclosure of any Licensed Information pursuant to that order, law or regulation to the minimum required to comply with its terms. Notwithstanding any permitted disclosure permitted under this Subsection 3.2.3, TILLOTTS must continue to treat the disclosed Licensed Information in accordance with this Agreement in all other instances and respects.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 3.2.4. Unauthorized Disclosure. If TILLOTTS becomes aware that it or any authorized recipient of any Licensed Information hereunder, including any Sublicensee, has breached the provisions of this SECTION, then TILLOTTS must notify CPP as soon as practicable, and the parties must promptly confer as to the course of action to take as may be appropriate under the circumstances to cure the breach and to mitigate the harm or damage arising from it. In the case of any breach of this SECTION, TILLOTTS must promptly notify the third party improperly receiving or using the Licensed Information that its receipt or use of the Licensed Information is unlawful and must request the third party to promptly return all Licensed Information and agree not to further disclose or use it for any purpose. At its sole cost and expense, TILLOTTS must assist and cooperate with CPP in any reasonable effort of that type. For purposes of this Agreement and TILLOTTS’ ongoing obligations to pay earned royalties under this Agreement, any unauthorized disclosure or use of the Licensed Information by TILLOTTS or any authorized recipient thereof does not reduce TILLOTTS’ obligations to pay earned royalties hereunder will continue unaffected and undiminished by any such unauthorized disclosure or use. Any proven and material breach of the provisions of this SECTION by an Authorized Recipient of any Licensed Information will be deemed a breach by TILLOTTS of this SECTION. TILLOTTS must promptly pay for or reimburse CPP for any fees, costs and expenses reasonably and directly incurred by CPP in remedying the unauthorized disclosure or use, for taking any action to protect its rights in, and benefits from, the Licensed Information improperly disclosed, and to mitigate the damages or harm arising from that improper disclosure.

Subsection 3.2.5. Remedies. The Licensed Information is valuable, special and unique, constitutes a trade secret of CPP, and gives CPP a commercial and competitive advantage because it is not generally known or readily available to the public or those competing with CPP. Thus, if TILLOTTS or any authorized recipient breaches or threatens to breach any provision of this SECTION, CPP may be irreparably damaged or injured such that no remedy at law will afford it adequate protection against, or appropriate compensation for, that damage or injury. Accordingly, notwithstanding SECTION 11.10, CPP may:(a) enforce the provisions of this SECTION by equitable remedies, including without limitation injunction and specific performance, although those remedies are not the exclusive remedies under this Agreement but will be in addition to all other remedies available at law or equity; and (b) bring (solely with respect to any breach or threatened breach of this SECTION) any action seeking any of those remedies in any court of the United States or any state having subject matter jurisdiction. TILLOTTS hereby agrees to submit to the jurisdiction of any such court and hereby waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach. TILLOTTS hereby waives any requirement for the posting of any bond or other collateral that may be required to seek equitable relief. TILLOTTS will cause each Sublicense to contain provisions substantially similar to this SECTION.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

ARTICLE IV

DEVELOPMENT; JOINT SCIENTIFIC COMMITTEE; COMMERCIALIZATION

SECTION 4.1. Development Plan.

(a) CONTENT - The overall plan of development for the Licensed Formulation in the Primary Indication Disease for the Licensed Territory includes the pertinent development activities, respective responsibilities, associated costs and applicable timelines, as estimated in mutual agreement by the parties at the time of signing of this Agreement, which are generally laid out in Exhibit C hereto as such may be amended by mutual agreement (the “Initial Development Plan”).

(b) USE - The Initial Development Plan will serve as a guideline to the parties’ efforts in Developing the Licensed Formulation for Sale and Use under this Agreement. The Parties agree to coordinate and to carry out, in accordance with Subsection 4.1(c), the Development activities as agreed in the Initial Development Plan as such plan may be modified in the future. Subject to TILLOTTS’ timely payment of the payments and fees required under ARTICLE V, CPP will cause a Phase III clinical trial to be conducted at trial sites in Europe and North America directed to MA Approval by the EMA for the Primary Indication Disease in accordance with the protocol attached hereto as Exhibit B (the “Phase III Trial”).

(c) PERFORMANCE - In acting pursuant to the Initial Development Plan, each party will expend and devote the efforts and resources that would be used by a company of size and resources similar to such party within the pharmaceutical industry to the Development of a pharmaceutical product, which has similar market potential and is at a similar stage in its development or product life, taking into account issues including safety and efficacy, product profile, pricing and reimbursement status, the proprietary position of the product in comparison to other products in a Party’s product portfolio, the then prevailing regulatory environment and status with respect hereto and subject to any prerequisites or conditions specified or implied in the Initial Development Plan that are applicable to a given task (“Commercially Reasonable Diligence”). However, neither party provides the other party with any assurance that particular results will be achieved through their respective Commercially Reasonable Diligence under the Initial Development Plan or that any task will be successfully completed. Accordingly, provided each party exercises Commercially Reasonable Diligence as required above, the failure to successfully complete any task set forth in the Initial Development Plan or to achieve certain results does not constitute a breach under this Agreement (even if, in the case of TILLOTTS, it has certain termination rights with respect to any such failure under Subsection 9.2.1 (Extraordinary Termination Events).

(d) CHANGES - In recognition of the uncertain and contingent nature of the Initial Development Plan, the JSC will regularly examine and discuss the proceedings of the Development and compare it to the Initial Development Plan, and propose to the parties modifications or updates to it, if any, to address resolved contingencies or unanticipated events, outcomes, or delays.

(e) NOTIFICATION - In order to be able to respond and adopt in a timely manner, the party executing the salient activities and tasks under the Initial Development Plan or the modified version, shall inform the other party about any material deviation in time and /or determined costs or relevant external conditions in a timely manner.

Subsection 4.1.1. Total Development Costs

(a) CPP will bear the Total Development Costs that are estimated, as of the Effective Date, to be [*****]; provided that, if Total Development Costs exceed [*****], then Subsections 4.1.7 (Bridge Financing of Total Development Costs) and 5.2.4 (Deficiency Payment) describe TILLOTTS’ sole obligations with respect to sharing any such additional Total Development Costs.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

(b) CPP shall however remain responsible for ensuring that sufficient funds are available to meet the Total Development Costs. To assist CPP in the funding of the Total Development Costs, CPP intends to request TILLOTTS, at such time as CPP may determine is appropriate, to extend to CPP a line of credit in the amount and under terms to be separately agreed, which request TILLOTTS shall consider in good faith but, for the avoidance of doubt, is not to be understood as an obligation for TILLOTTS to automatically extend a line of credit in the event that CPP requests such.

(c) However, on or before the date three months after the completion of the entire Phase III Trial, CPP must prepare and submit a final determination of the Total Development Costs, along with reasonable supporting documentation. If TILLOTTS disputes CPP’s final determination of the Total Development Costs, the parties will submit the matter to the dispute resolution process set forth in SECTION 11.10 below.

(d) COST REPORTING – CPP shall provide an updated comparison between estimated Total Development Costs and actual spending on a quarterly basis for the JSC meetings.

(e) CPP has no obligation to contribute or pay for any portion of the Japan Development Costs. TILLOTTS (or its Affiliates) shall bear the entirety of the Japan Development Costs, be that by itself or with the help of third parties.

(f) Additionally CPP shall inform TILLOTTS in due time in the event that CPP foresees that its overall financial resources do not allow for fulfilling CPP’s obligations under this Agreement for more than an additional three months.

Subsection 4.1.2. Continued Development Election. The Statistical Analysis Plan incorporated and defined as part of the Protocol provides for the conduct of an interim futility assessment focusing on analysis of the primary and secondary endpoints, in order to assess the extent to which the combination of Compound 750 mg daily + 150 mg sulindac is more effective than each agent alone in delaying the time to the first FAP-related event in Familial Adenomatous Polyposis (FAP) patients (the “Interim Futility Analysis”) and an interim assessment of the sample size (the “Interim Sample Size Analysis”) (the Interim Futility Analysis and the Interim Sample Size Analysis, collectively, the “Interim Analysis”) by or on behalf of the Data Monitoring Committee as defined and established pursuant to the Protocol (the “DMC”). TILLOTTS shall nominate one member of the DMC, subject to CPP’s consent not to be unreasonably withheld, and subject to applicable laws and regulations. CPP must secure the preparation and delivery of one or more written reports of the Interim Analysis, including the statement of the DMC (such reports, collectively, the “Interim Analysis Report”) that CPP must at the latest ten days after receipt deliver to all the members of the JSC after receipt. On or before the date sixty days after the date of the JSC’s receipt of the complete Interim Analysis Report, TILLOTTS must elect in writing to either terminate this Agreement pursuant to clause (c) of Subsection 9.2.1 (Extraordinary Termination Events) or to commit to continue its support of the Phase III Trial and the parties’ Development efforts under this Agreement (the latter election referred to herein as the “Continued Development Election”). TILLOTTS’ election, including the election to terminate pursuant to clause (c) of Subsection 9.2.1 (Extraordinary Termination Events), must be based on the Interim Analysis Report of which a key component is the statement issued by the DMC that recommends (a) the termination of the Phase III trial in the Primary Indication Disease, or (b) an increase of the number of patients to be recruited pursuant to the Protocol by [*****] or more. If TILLOTTS does not timely make an election, TILLOTTS will be deemed to have made the Continued Development Election. If TILLOTTS makes or is deemed to make the Continued Development Election, TILLOTTS must pay to CPP the Continued Development Fee specified in SECTION 5.4 on or before the date thirty days after the date on which TILLOTTS makes or is deemed to make the Continued Development Election. If TILLOTTS elects to terminate this Agreement, it must: (i) provide a reasonably detailed summary of the basis and reasoning for termination in accordance with requirements of this Subsection 4.1.2; (ii) do so in accordance with Subsection 9.2.1 below; and (iii) promptly comply with its obligations upon termination under Subsection 9.3.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 4.1.3. Preparation, Submission and Prosecution of MAs.

(a) Obligation to Submit MA; Conditions to Submission. Subject to Subsection 4.1.10 below with respect to Japan, promptly after the conclusion of the Phase III Trial and the completion of the tasks necessary for MA submission under the Initial or the then current Development Plan, as the case may be, TILLOTTS has the right and the obligation, at its expense, to prepare and file MAs, based on CPP´s prepared eCTD (or equivalent as is acceptable to TILLOTTS), and to obtain MA Approval in regard to the Licensed Formulation and the Primary Indication in the countries of the Licensed Territory. TILLOTTS must exercise Commercially Reasonable Diligence in prosecuting and obtaining MA Approvals based on its MA submission, file all necessary reports, and timely and fully respond to any requests by Regulatory Authorities in connection with those submissions and their review. TILLOTTS must exhaust all administrative remedies reasonably available (it being understood that litigation or other adversarial proceedings are not reasonably available remedies) in instances of adverse action by the EMA. TILLOTTS may elect not to submit an MA for the Licensed Formulation in the Licensed Territory if the JSC opines that the results of the Phase III Trial do not suggest that MA Approval is reasonably possible. Subject to Subsection 4.1.10 below with respect to Japan, either party may request that the filing of the MA in the Licensed Territory be deferred if: (i) the party requesting deferral demonstrates to the other party’s reasonable satisfaction that because of changes in regulatory requirements since the date of the conclusion of the Phase III Trial, the prospects for obtaining MA Approval or favorable pricing decisions from the applicable Regulatory Authorities would substantially improve by a deferral in the date of that submission; or (ii) the party requesting deferral demonstrates to the other party’s reasonable satisfaction that it is necessary to conduct additional studies to obtain MA Approval of the Licensed Formulation in the Licensed Territory, in which event the parties must promptly commence good faith discussions to inform each other regarding the need and purposes of those studies and to develop and agree upon a protocol to govern them and the parties’ respective obligations for paying for them, it being understood that neither party is obligated to agree upon the protocol or to pay for or contribution to the cost of those additional studies. Notwithstanding TILLOTTS’ election not to submit an MA based on the JSC’s recommendation regarding the results of the Phase III Trial, or TILLOTTS’ request that the MA submission be deferred as provided in clauses (i) or (ii) above, CPP may submit an MA for acceptance by the Regulatory Authorities without deferral and any related filings at its own expense. If MA Approval is obtained based on those filings, then CPP will, at TILLOTTS’ expense, assign any resultant MA Approvals to TILLOTTS, at TILLOTTS’ expense, and TILLOTTS must reimburse CPP the cost of those submissions and filings promptly after TILLOTTS receives CPP’s statement, with supporting documentation, for the expenses thereof.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

(b) Review of Submissions. Generally, in connection with TILLOTTS’ actions in furtherance of its foregoing right and obligation, and before TILLOTTS files with any Regulatory Authority any MA or other written communications with any Regulatory Authority in connection with that MA, TILLOTTS must provide CPP a copy of the MA and those written communication reasonably in advance of filing or submitting the same to any Regulatory Authority and obtain CPP’s comments to the MA filing. TILLOTTS shall duly consider any comments made by CPP. Subject to CPP’s comments and subject to the transfer of sponsorship described in the next sentence, TILLOTTS will be responsible, at its expense, for interfacing, corresponding and meeting with all Regulatory Authorities in connection with the filing and prosecution of each MA filed in the Licensed Territory and must keep CPP, in reasonable intervals, fully informed regarding the status of the MA and any communications with each Regulatory Authority. Promptly upon TILLOTTS’ written request at any time after the date the Continued Development Election has been made, CPP shall transfer to TILLOTTS sponsorship of all regulatory filings made or in preparation in the Licensed Territory, including but not limited to those made with the Committee for Orphan Medicinal Products (the “COMP”) and the EMA; provided, however, that until such transfer is completed, CPP shall (i) consult regularly with TILLOTTS and keep TILLOTTS informed in advance of all material decisions to be made, documents to be filed and of any significant discussions scheduled with Regulatory Authorities in the Licensed Territory with respect to the Licensed Field, and (ii) provide TILLOTTS copies of all material correspondence with Regulatory Authorities with respect to such matters; and, provided further, TILLOTTS shall have final decision-making authority with respect to such actions described in clause (i). CPP must reasonably support TILLOTTS’ submission of each MA with the corresponding Regulatory Authority. If legally permitted, TILLOTTS or its designee shall be the holder of the corresponding MA Approvals in the Licensed Territory during the term of the License Agreement and, if not earlier terminated, upon expiration of the License Agreement and thereafter. Upon approval of the MA by the corresponding Regulatory Authority, TILLOTTS must provide CPP a copy of the approved final dossier in eCTD format. In prosecuting each MA, TILLOTTS must exercise its commercially reasonable efforts to maximize the Reimbursed Price for Licensed Products in each dosage form for which MA Approval is received. If this Agreement is terminated for any reason before its expiration other than breach by CPP pursuant to Subsection 9.1.2 (Termination for Breach) or immediate breach by CPP pursuant to Subsection 9.1.3, then TILLOTTS hereby irrevocably assigns to CPP, upon the effectiveness of such termination, all TILLOTTS’ rights, title and interest in and to all MAs held in the name of TILLOTTS and provide any letters of authority or reference and any other reasonable further assurances as CPP may deem reasonably necessary or desirable to evidence, vest and perfect its rights in any and all MAs. The cost of recording any such assignment or transfer with the applicable Regulatory Authorities will be borne by TILLOTTS if this Agreement is terminated by TILLOTTS pursuant to Subsection 9.1.1 (Unilateral Termination) or 9.2.1 (Extraordinary Termination Events) or if it is terminated by CPP pursuant to Subsection 9.1.2 (Termination for Breach) or 9.1.3 (Immediate Breach and Termination).

Subsection 4.1.4. Cooperation and Support in Prosecuting MAs. The parties must use Commercially Reasonable Diligence and work together collaboratively and in good faith relating to TILLOTTS’ preparation and filing of each MA and in CPP’s efforts to obtain marketing approvals to sell the Licensed Formulation in countries outside the Licensed Territory (subject to TILLOTTS’ rights under Subsections 2.4.1, 2.4.2, 2.4.3 and SECTION 2.8). Generally, during the Term of this Agreement, each party must make available to the other party without charge and in a timely manner: (1) the documents to be filed with pertinent Regulatory Authorities and the FDA as part of scientific advice procedures before submission of any MA under this Agreement and must reasonably consider the other party’s comments and change requests to those documents; (2) any and all correspondence or written communications with or between a party and any Regulatory Authority or the FDA in connection with the conduct of the Phase III Trial or the preparation or submission of any MA or new drug application; and (3) any technical, scientific or clinical data or results that it owns or controls (in the sense of being able to grant licenses or rights to use thereunder and the right to disclose without breach of any obligation it has to a third party) related to the use or administration of the Licensed Formulation that may support or aid in any MA Approvals (or regulatory approvals or any regulatory approvals or commercialization). To that end:

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

(a)(i) upon giving advance written notice to CPP, TILLOTTS will have the right to reference, incorporate or otherwise use all approvals obtained by CPP for the Licensed Formulation in countries outside the Licensed Territory, and the information and data contained therein, for all purposes related to the preparation and filing of the MA and in support of the MA Approval; and (ii) upon TILLOTTS’ written request, CPP must promptly provide TILLOTTS without charge: (A) any and all documents containing Licensed Information as TILLOTTS may reasonably request from time to time to support the preparation, filing, and acceptance or issuance of any MA and MA Approval, including documentation referencing MAs or MA Approvals in documents filed by CPP with the FDA and other corresponding governmental authorities outside the Licensed Territory or, subject to TILLOTTS sharing costs as may be mutually agreed pursuant to Subsection 4.1.6 (Additional Studies); and (B) any and all information and data, including clinical trial results or data obtained from, and any reports regarding serious adverse events related to the use or administration of the Licensed Formulation in, clinical trials conducted by CPP outside the Licensed Territory, in CPP’s possession or control which, in TILLOTTS’ reasonable opinion, are necessary to comply with obligations under applicable law in the Licensed Territory or with the request of any Regulatory Authority or any other authority;

(b)(i) upon giving advance written notice to TILLOTTS, CPP will have the right to reference, incorporate or otherwise use all MAs and MA Approvals, and the information and data contained therein and any information generated under the Initial Development Plan (or subsequent approved versions thereof), for all purposes related to the approval of the Licensed Formulation outside the Licensed Territory or inside the Licensed Territory outside the Licensed Field; (ii) TILLOTTS must promptly provide CPP without charge: (A) those documents and information in TILLOTTS’ possession and control that are required by applicable laws or regulations, or that are generated under the Initial Development Plan, the Japanese Development Plan or, subject to CPP sharing costs as may be mutually agreed pursuant to Subsection 4.1.6 (Additional Studies), in any country, as CPP may reasonably request from time to time to support the preparation, filing, and acceptance or issuance of any application to seek marketing approval to sell the Licensed Formulation for medicinal, therapeutic or prophylactic purposes outside the Licensed Territory or in any country outside the Licensed Field; and (B) clinical or other data and information in TILLOTTS’ possession and control as CPP may reasonably consider necessary for complying with regulatory obligations relating to the Licensed Formulation in any field of use in any country outside the Licensed Field and in all fields of use in any country outside the Licensed Territory; and

(c) promptly after the Effective Date, the parties must undertake to negotiate and agree upon a safety data exchange agreement to govern the particulars of the exchange of data contemplated by this Subsection 4.1.4 and the parties’ respective obligations with respect to the handling of that data under applicable laws (including privacy laws), a party’s responsibilities upon a potential violation of those laws and the parties’ respective liability for any such violation. If that agreement is not in place on or before the date of the first filing of the MA with a Regulatory Authority, either party may suspend the sharing of data required under this Subsection 4.1.4 unless and until a safety data exchange agreement between the parties is in place.

In furtherance of each party’s rights and obligations under this Subsection 4.1.4, each party may be represented by two delegates of its choosing to participate in any advice meetings with a Regulatory Authority in the Licensed Territory requested by one party.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 4.1.5. Development Program for Other Indicated Diseases. The parties acknowledge that the Initial Development Plan is directed to the use of the Licensed Formulation to treat the Primary Indication Disease. Although the Secondary Indication Disease comprises an Indicated Disease, the decision to commence clinical studies directed to obtaining MA Approval for the Licensed Formulation in the Licensed Territory to treat or prevent the Secondary Indication Disease before the issuance or acceptance of an MA Approval of the Licensed Formulation is in TILLOTTS’ sole and absolute discretion subject, however, to Subsection 4.4.2 below. TILLOTTS’ obligations with regard to the conduct of clinical studies directed to obtaining MA Approval for the Licensed Formulation in the Licensed Territory to treat or prevent a Gastrointestinal Disease added to the Indicated Disease pursuant to Subsection 2.4.1 or 2.4.3 above will be subject to the Supplemental Disease Development Plan agreed upon by the parties in accordance with either of those Subsections.

CPP shall conduct and finance studies outside the Primary Indication Disease that are required by the EMA’s Pediatric Committee in the final, approved Pediatric Investigation Plan (as defined and described in the EMA’s pertinent rules and regulations) in order to obtain or maintain an MA Approval in the Primary Indication Disease. In the event CPP does not or cannot do so, TILLOTTS has the right to terminate the Agreement in accordance with Section 9.2.1(h).

Subsection 4.1.6. Additional Studies. The parties are not obligated to share the costs of conducting any: (a) elective clinical studies such as, by way of example but not limitation clinical studies commonly termed a “Phase IIIB study” or a “Phase IV study” or a study described in clause (ii) of Subsection 4.1.4(a); (b) any study or other activity that a party demonstrates to the other party’s reasonable satisfaction may be necessary to qualify a second source of manufacture in furtherance of the intents of Subsection 4.4.3. and the rights to be granted thereunder; or (c) other studies that the EMA, FDA or any other Regulatory Authority requests as a condition to obtaining regulatory, reimbursement or pricing approval of the Licensed Product (collectively, the “Additional Studies”). If either party wishes to conduct an Additional Study described in clause (a) above, or deems it necessary, in its reasonable opinion, for purposes of optimizing the commercial development and prospects of the Licensed Formulation, or, if an Additional Study described in clause (b) or (c) above is required by the EMA the FDA, or other relevant authorities that grant, directly or indirectly, MA Approvals, pricing and/or reimbursement approval, upon written request by either party, the parties must promptly commence good faith discussions to inform each other regarding the need and purposes of such a study and to develop and agree upon a protocol to govern such a study. If the parties agree to conduct such a study, and neither party may unreasonably withheld its agreement to do so, then the costs of conducting that study will be shared by the parties in the manner and to the extent they may mutually determine. The cost of an Additional Study will not be included in the determination of Total Development Costs. If CPP funds more than a majority of the cost of conducting that study, the data and results from that study will be deemed CPP-Owned Data; if TILLOTTS funds a majority of the cost of conducting that study, the data and results from the study will be deemed TILLOTTS-Owned Data; if CPP and TILLOTTS equally contribute to funding the cost of conducting that study, then the data and results from that study will be deemed to be jointly owned by CPP and TILLOTTS. If a party initially elects to fund less than half of the cost of conducting that study, that party may elect, without additional cost or charge, any time before the commencement of that study to fund the cost of that study equally with the other party. For the avoidance of doubt, in order to be able to freely use the data from the initial majority funding party, the other party has to share [*****] of the corresponding costs, unless the parties agree otherwise.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 4.1.7. Bridge Financing of Total Development Costs. If, notwithstanding the intents of the parties set forth in Subsection 4.1.1 above, CPP is not able to fully fund the Total Development Costs on a timely basis, or the Total Development Costs exceed [*****] and CPP is not able to fully fund that excess, (collectively, the “Development Cost Deficiency”) TILLOTTS agrees to pay an amount equal to the Development Cost Deficiency (the “Deficiency Payments) up to a maximum amount of [*****] to contribute to the Development Cost Deficiency and complete the Development of the Licensed Formulation as contemplated under this Agreement. CPP’s inability to fully fund its share of the Total Development Costs on a timely basis is not a breach of this Agreement. CPP must refund TILLOTTS the Deficiency Payments in the following manner, as the parties may determine pursuant to Subsection 5.2.4 below:

(a) TILLOTTS may elect to treat the Deficiency Payments as a loan to CPP that will bear simple interest on the outstanding amounts at the rate of five percent (5%) per annum from the date the Deficiency Payments were funded by TILLOTTS until those amounts are repaid by CPP. CPP will timely repay the outstanding Deficiency Payments and all accrued and unpaid interest thereon as follows: (i) if an MA Approval for the Licensed Formulation is issued or obtained, then TILLOTTS must credit an amount of the Deficiency Payments then remaining unpaid plus accrued and unpaid interest thereon against the earned royalties and milestones due and payable under this Agreement in any single reporting period up to [*****] of the total amount of the earned royalties and milestones due in that particular reporting period; and/or (ii) if the FDA approves CPP’s new drug application directed to the Licensed Formulation for the Primary Indication, but the MA filed by TILLOTTS with the EMA is finally and formally declared not approvable after full review of that MA, then any unpaid Deficiency Payments plus accrued and unpaid interest thereon will be added to the Enhanced Rights Assumption Fee set forth in Subsection 9.3.4(d) and repaid in the same manner as provided in Subsection 9.3.4(d); and (iii) if the FDA finally and formally declines to approve CPP’s new drug application directed to the Licensed Formulation for the Primary Indication and the MA filed by TILLOTTS with the EMA is finally and formally declared not approvable after full review of that MA then, the parties shall agree on a payback scheme according to market standard conditions for loans of such type;

(b) Subject to CPP’s consent to TILLOTTS’ election, TILLOTTS may elect, at its sole discretion, to apply the Deficiency Payments, but not more than US$2,500,000 of the Deficiency Payments or as otherwise agreed, to the purchase of Restricted Stock in accordance with the terms for such purchase specified in ARTICLE X below.

Subsection 4.1.8. Reporting of Adverse Drug Experience. During the Phase III Trial and through the date of the first filing of an MA in the Licensed Territory by TILLOTTS, CPP must report to all appropriate Regulatory Authorities all Adverse Drug Experience from the Phase III Trial and any other clinical trials conducted by CPP directed to the Licensed Formulation in accordance with appropriate laws and regulations of the pertinent country. In this connection, CPP will make sure that all corresponding investigators and site contracts entered into based on the Phase III Trial include a reference to the timely reporting of adverse drug experiences back to CPP by such investigators and sites. Thereafter, TILLOTTS must report, and must cause its Affiliates and Sublicensees to report, all Adverse Drug Experience pertaining to the Licensed Formulation to the appropriate Regulatory Authorities in the Licensed Territory in accordance with appropriate laws and regulations of the pertinent country. Promptly after it is constituted, the JSC must develop, and thereafter periodically update as warranted by changes in applicable law, safety data exchange procedures governing the parties’ collection, investigation, reporting and exchange of information concerning Adverse Drug Experiences in any country in a manner that enables each party to comply with its legal obligations under any applicable law regarding the reporting of Adverse Drug Experiences.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 4.1.9. Inspection Rights of Clinical Trial Sites. CPP will advise TILLOTTS of any “for cause” audits or inspections that it intends to conduct of a site in the Licensed Territory at which clinical studies under the Phase III Trial are being conducted. (The phrase “for cause” refers to audits or inspections done in response to serious non-compliance with current Good Clinical Practices as defined in applicable regulations, directives and guidance documents.) If TILLOTTS so requests, CPP will allow TILLOTTS to designate a representative that may accompany CPP’s inspection team. CPP will endeavour to obtain such consent. If TILLOTTS reasonably believes that the clinical trial sites are conducting the Phase III Trial in a manner that violates applicable law or regulations, then (i) TILLOTTS shall notify CPP of such belief, including the specific laws and regulations that TILLOTTS believes are being violated and the facts and information on which TILLOTTS bases such belief, and (ii) if CPP does not initiate an appropriate investigation within thirty (30) days after receiving such notice, then, upon a reasonable good faith request by TILLOTTS for an investigation, CPP shall use diligent efforts to conduct an appropriate investigation with a TILLOTTS representative, or to permit TILLOTTS to conduct such an investigation, in each case subject to obtaining all necessary consents from the applicable principal investigator(s) and institution(s); provided, however, that (a) TILLOTTS may not make such request more than once per calendar year per site, and (b) TILLOTTS shall bear its own costs, together with any out-of-pocket costs incurred by either TILLOTTS or CPP, in the course of such investigation.

Subsection 4.1.10. Diligence in Japan. During the period from the Effective Date until TILLOTTS makes the Continued Development Election pursuant to Subsection 4.1.2, TILLOTTS shall, upon CPP’s reasonable requests, meet with CPP periodically, either through the JSC or separately, to discuss and evaluate in good faith plans for the Development of the Licensed Formulation in Japan, including in indications other than the Primary Indication Disease. Thereafter, if TILLOTTS makes the Continued Development Election, TILLOTTS if not otherwise agreed, shall use diligent good faith efforts to: (a) promptly establish, in close consultation with CPP, an overall plan for Developing and obtaining MA Approval of the Licensed Formulation for Use and Sale in Japan in the Primary Indication (the “Japanese Development Plan”); and, if not otherwise agreed (b) conduct applicable portions of the Japanese Development Plan, including pre-clinical studies deemed necessary by TILLOTTS, on a schedule that is consistent with being able to begin, promptly after an application for MA Approval of the Licensed Formulation in the United States is submitted to the FDA or on such other date as the parties may mutually agree, the additional human clinical studies that TILLOTTS anticipates will be necessary to support MA Approval in Japan. If, by the date that such application for MA Approval of the Licensed Formulation in the United States is accepted for filing, TILLOTTS has not completed, except for reasons beyond TILLOTTS’ control or if otherwise agreed, all pre-clinical studies reasonably anticipated to be necessary in order to begin human clinical trials to support MA Approval in Japan in the Primary Indication Disease or such other indication as may be mutually agreed, then CPP may, as its sole remedy for such failure, terminate TILLOTTS’ rights with respect to Japan immediately upon written notice. TILLOTTS may request that CPP assist in performing the Japanese Development Plan at TILLOTTS’ cost in an amount to be mutually agreed.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 4.2. Joint Steering Committee. On or before the date thirty days after the Effective Date of this Agreement, the parties will form a joint steering committee (the “JSC”) to provide a formalized structure to examine and advise on the decisions set forth in Subsections 4.2.1 below that may arise during the conduct of the Phase III Trial and to aid in the communication between the parties regarding the Initial Development Plan and other strategic matters. Generally, the JSC will also be a means by which the parties may exchange information related to the conduct of the Initial Development Plan. Each party must duly consider the recommendations given by the JSC and act in good faith in considering and implementing the recommendations of a majority of the members of the JSC, but CPP will retain the right and authority to control the conduct of the Phase III Trial in accordance with the Protocol except for those matters expressly reserved to TILLOTTS pursuant to SECTION 4.3 below. Additionally, the JSC has no power, authority or responsibility to amend or modify this Agreement or waive a party’s rights or obligations under this Agreement, to determine costs or revenues or to make expenditures or pricing decisions.

Subsection 4.2.1. Constitution of, and Actions by, the JSC. The JSC will have six members, three designated by each party. If not otherwise agreed, one designee from each party must be a senior executive of the designating party with authority to contractually bind that party (the “Senior Representative”), one designee from each party must be expert in scientific and clinical matters relating to the Phase III Trial, and the remaining designee of a party must be expert in regulatory matters relating to the Phase III Trial (the "Regulatory Representative”). For purposes of preparing and conducting the meetings only, but not for any voting or tie-breaking purposes in regard to recommendation made, CPP’s Senior Representative will serve as the chair of the JSC (the “Chair”). Each party will have the right, at any time during the Term and for any reason, to designate a replacement(s) for that party’s designee(s) by sending written notice to the members of the JSC and to the other party. Each party will bear the costs, including travel, lodging, food, and video- or teleconferencing costs, for their respective Representatives serving on the JSC or attending any in-person meeting of the JSC. The JSC must act by consensus of all its members and each party will cause its representatives to achieve consensus. The JSC may establish and act through committees comprised of two or more members.

Subsection 4.2.2. Meetings of the JSC. The JSC will first meet on or before the date sixty days after the Effective Date. Thereafter, the JSC will meet as necessary, but no less than once every calendar quarter. The site for such meetings will alternate between Basel, Switzerland and Tucson, Arizona, USA or such other location agreed to by the parties. The first meeting will occur in Tucson, Arizona, USA. In lieu of in-person meetings, meetings of the JSC may take place by telephonic or video conference. Other than with respect to special meetings of the JSC, which may be called by either Party on not less than five business days prior written notice (which notice may be by e-mail), the Chair must send to the members of the JSC a notice of and agenda for each meeting at least ten business days before the date of that meeting. Promptly after each meeting of the JSC, the Chair must prepare and distribute, via facsimile or e-mail to all members of the JSC, draft minutes, including the recommendations made at, and action items identified in, the meeting. Promptly after the receipt of all approvals to the draft minutes, the Chair must finalize and sign the minutes and circulate the same to all the members. The Chair will keep custody of the minutes and other records of the proceedings of the JSC.

Subsection 4.2.3. CPP Right to Withdraw from JSC. At any time during the Term and for any reason, CPP may withdraw from participation in the JSC upon written notice to TILLOTTS, which notice will be effective immediately upon receipt ("JSC Withdrawal Notice"). Upon the issuance of a JSC Withdrawal Notice and for so long as CPP is withdrawn from the JSC, CPP representatives to the JSC may not participate in any meetings of the JSC or vote on any recommendation to be made by the JSC. If at any time following the issuance of a JSC Withdrawal Notice, CPP wishes to resume participation in the JSC, CPP must notify TILLOTTS in writing and, thereafter, CPP representatives to the JSC may attend any subsequent meeting of the JSC and participate in the activities of, and vote on recommendations to be made by, the JSC as provided in this SECTION 4.2 as if CPP had not issued a JSC Withdrawal Notice. Following CPP’s issuance of a JSC Withdrawal Notice, unless and until CPP resumes participation in the JSC as provided above: (i) all meetings of the JSC will be held at TILLOTTS’ facilities; (ii) TILLOTTS’ representatives may alone vote on any recommendations to be made by the JSC; and (iii) TILLOTTS must provide CPP all notes and minutes of JSC meetings, but CPP will have no right to approve the minutes for any JSC meeting held during the time CPP has withdrawn from the JSC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 4.3. Decision-Making Authority.

Subsection 4.3.1. Generally. Except with regard to Excepted Matters (as defined below): (a) TILLOTTS will have the final decision-making right and authority all matters directed to obtaining in Japan MA Approval of the Licensed Formulation in the Licensed Field; (b) CPP will have the final decision-making right and authority on all matters directed to obtaining in the Licensed Territory other than Japan MA Approval of the Licensed Formulation in the Licensed Field on or before the date on which TILLOTTS makes or is deemed to make the Continued Development Election and pays the Continued Development Election Fee; and (c) except for those actions and decisions mandated by SECTION 4.3.2, TILLOTTS will have the final decision-making right and authority on all matters directed to obtaining in the Licensed Territory MA Approval of the Licensed Formulation in the Licensed Field on or before the date on which TILLOTTS makes or is deemed to make the Continued Development Election and pays the Continued Development Election Fee. A party vested with final decision-making authority with respect to a particular matter as provided above must duly consult with the other party and take into account its interests and, upon making a final decision with respect to a particular matter within the scope of tis exclusive authority, communicate that decision to the other party promptly.

Subsection 4.3.2. Excepted Matters. Notwithstanding any recommendation of the JSC or any committee (or its inability to reach consensus), and if the parties are otherwise unable to agree on the course of action for the following matters (each an “Excepted Matter” and collectively, the “Excepted Matters”), the party having final decision-making rights and authority with respect to that matter may not exercise that right and authority with respect to:

(a) an amendment or modification to the Protocol in manner that changes the Indicated Diseases that are the subject of the Protocol (“Excepted Matter 1”);

(b) the termination, suspension or delay of the Phase III Trial before its completion in accordance with the Protocols (“Excepted Matter 2”);

(c) matters relating to the label of a Licensed Product and changes thereto (“Excepted Matter 3”); or

(d) an amendment or modification to the Protocol in manner that changes one or more endpoints in such a way as to materially delay the filing of an MA with the EMA (“Excepted Matter 4”).

In that event, the Senior Representatives of the parties will endeavor to resolve the difference of views. If no resolution is reached on or before the date thirty days after the date on which the JSC could not reach consensus or such earlier date as may be required by a Regulatory Authority (the “Resolution Deadline”), the Excepted Matters will be resolved as follows;

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

(i) as to Excepted Matter 1, the status quo shall be maintained;

(ii) as to Excepted Matter 2, the Phase III Trial must be terminated if:

(A) the EMA orders termination or indefinite suspension of the Phase III Trial for reasons related to patient safety; or

(B) if the JSC cannot come to a consensus regarding the recommendation of a party to terminate, suspend or delay the Phase III Trial, the Regulatory Representative of each party must each appoint an external scientific and regulatory expert within ten days after the Resolution Deadline, which external experts will together appoint a third scientific and regulatory expert within ten days after both have been appointed, the three of whom will together constitute and serve on an expert advisory panel (the “Expert Panel”). Within thirty days after the Resolution Deadline, the parties must each submit to the Expert Panel an independent statement regarding the points of disagreement concerning the termination, suspension or delay of the Phase III Trial along with such reasonable supporting documentation as either party may wish to provide. The Expert Panel will review each party’s statement and will be free to engage in inter partes and ex parte communications with the members of the JSC as the Expert Panel may deem desirable or necessary as to inform itself regarding Excepted Matter 2. The status quo of the Phase III Trial will be maintained through the date that the Expert Panel renders a decision regarding Excepted Matter 2. If the Expert Panel renders a decision as to Excepted Matter 2, the parties must promptly abide by the decision of the Expert Panel. Each party is responsible for the fees and expenses incurred by its appointee to the Expert Panel, and the parties’ must each pay 50% the fees and expenses of the third member of the Expert Panel promptly upon receipt of that third member’s invoice. The Expert Panel will act upon the vote of a majority of the members of the Expert Panel;

(iii) as to Excepted Matter 3, if: (A) TILLOTTS makes the Continued Development Election and pays the Continued Development Election Fee; and (B) Phase III Trial is completed; TILLOTTS must promptly make the final determination on Excepted Matter 3; and

(iv) as to Excepted Matter 4, the status quo must be maintained unless the Protocol must be changed to comply with any recommendation of or mandate by the EMA, in which case the Protocol will be so changed.

The thirty-day period set forth above with regard to determining the Resolution Deadline will be reduced to five business days in the case of actions for which response or decision is mandated in less than thirty days by a Regulatory Authority or applicable law.

SECTION 4.4. Commercialization. TILLOTTS, its Affiliates and Sublicensees must maintain records, in reasonably sufficient detail, to document and reflect accurately the efforts required under this SECTION, which records will be subject to inspection pursuant to Subsection 5.7.4 below.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 4.4.1. Diligent Efforts by TILLOTTS in Primary Indication Disease.

(a) Diligence in Obtaining Pricing and Reimbursement Approval. As MA Approval for the Licensed Formulation for Use in the Primary Indication Disease is received in each country of the Licensed Territory, TILLOTTS must diligently seek, file for and obtain pricing and reimbursement approval in each country of the EU-5 if within the jurisdiction of the MA Approval. To that end, on or before the date three months after the date on which MA Approval is obtained, TILLOTTS must make any necessary filings and requests for pricing and reimbursement approval in each country within the jurisdiction of that MA Approval. In seeking pricing and reimbursement approval, TILLOTTS must exercise Commercially Reasonable Diligence to obtain that approval, file all necessary reports and respond to all reasonable requests from the pertinent Regulatory Authority, and exhaust all administrative remedies reasonably available (it being understood that litigation or other adversarial proceedings are not reasonably available remedies) in instances of adverse action by the EMA.

(b) Diligence in Marketing and Selling Licensed Products. As MA Approval for the Licensed Formulation for Use in the Primary Indication Disease is received in each country of the Licensed Territory, and as any pricing and reimbursement approvals required before marketing and Sale of Licensed Products may begin in any country is given, TILLOTTS must exercise Reasonable Commercial Diligence (as defined below), at its sole expense, to advertise and promote the Sale of Licensed Products in each such country and satisfy any demand that results from those efforts and to Sell Licensed in each such country. To exercise its “Reasonable Commercial Diligence,” TILLOTTS, on its own or through an Affiliate: (i) must expend and devote the efforts and resources that would be used by a company of similar standing within the pharmaceutical industry to the marketing, promotion, sale and general commercialization of a product, enjoying primacy among all other products or potential products of TILLOTTS or its Affiliates in the Licensed Field; and (ii) may not fail, after the date on which the first reimbursement price for Licensed Product is approved in the Licensed Territory, to Sell Licensed Product for any period of sixty consecutive days. Failure to exercise Reasonable Commercial Diligence is a material breach of this Agreement. To that end, and no later than the date three months after the date on which TILLOTTS receives MA Approval for a Licensed Product in a country and obtains any pricing and reimbursement approvals required before marketing and Sale of Licensed Products may begin in any country, TILLOTTS must have made substantive progress in: (1) assembling a force of sales and marketing personnel for the Licensed Product in that country; (2) educating that force about the Licensed Product and its uses; and (3) engaging distributors and otherwise established distribution channels for the Licensed Product in that country. In regard to the education of their respective sales and marketing force, each party must provide reasonable assistance to the other party, at the other party’s sole expense, in sharing its sales and marketing know-how and otherwise educating the other party’s sales and marketing force. Upon CPP’s written request, TILLOTTS must provide CPP with electronic copies of sales and promotional advertising materials representative of its sales and marketing efforts for the Licensed Product in those countries.

(c) Diligence in Post-Marketing Matters. Promptly after receiving MA Approval for a Licensed Product in a country, TILLOTTS must have made substantive progress in establishing networks and systems to ensure regulatory compliance and facilitate regulatory communications (including the timely reporting and investigation of any and all adverse events reported in connection with the administration of a Licensed Product to a patient), to handle inquiries and complaints about the Licensed Product and to support returns, recalls and withdrawals of the Licensed Product in that country. TILLOTTS must make all regulatory reports to, and communicate with, each Regulatory Authority regarding any reportable adverse event and must provide to CPP each and every adverse event report concurrently with providing each such report to any Regulatory Authority. Likewise, CPP must make all regulatory reports to, and communicate with, each Regulatory Authority regarding any reportable adverse events arising from CPP’s sale of the Licensed Formulation for the Primary Indication outside the Licensed Territory, and must provide to TILLOTTS each and every adverse event report concurrently with proving each such report to any Regulatory Authority. CPP shall create and maintain a global safety database, and TILLOTTS shall provide CPP all safety-related data in a timely manner that permits CPP to comply with applicable laws and regulations.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 4.4.2. TILLOTTS Development Efforts for Secondary Indication Disease.

(a) CPP Reserved Rights. Notwithstanding any other provision of this Agreement to the contrary, CPP may, at its own expense and in close consultation with TILLOTTS, develop Licensed Formulations in the Secondary Indication Disease in the Licensed Territory until TILLOTTS exercises the Secondary Disease Election (defined below); provided, however, that CPP shall have no right to offer to sell or sell any Licensed Formulation in the Secondary Indication in the Licensed Territory except as expressly permitted under Section 4.4.2(c).

(b) Secondary Disease Interim Election. Upon the earlier of the date that is ninety (90) days after receiving the Interim Analysis Report (defined in Section 4.1.3) from the Phase III Trial in the Primary Disease Indication or the completion of the co-formulation of a Licensed Formulation for the Secondary Indication Disease (such date, the “Secondary Disease Interim Election Date”), TILLOTTS may either (i) prepare and deliver to CPP, on or before the date ninety days after the Secondary Disease Development Election Date, a reasonable plan acceptable to CPP (such acceptance not to be unreasonably withheld) for the further diligent development and application for MA Approval in the Licensed Territory of the Licensed Formulation for treatment of the Secondary Indication Disease, and a time frame under which that plan will commence and be implemented and conducted by TILLOTTS at its expense or (ii) agree to a such a plan and timeline proposed by CPP (either such plan, the “Secondary Disease Development Plan”). If, on or before the date ninety days after the Secondary Disease Development Election Date, the parties do not agree upon the final and formal Secondary Disease Development Plan, then CPP may continue to develop Licensed Formulations in the Secondary Indication Disease. If a Secondary Disease Development Plan is mutually agreed, then TILLOTTS must exercise Reasonable Diligence, at its sole expense, to implement and conduct the Secondary Disease Development Plan and obtain MA Approval for the Use of the Licensed Formulation to treat or prevent the Secondary Indication Disease.

(c) Secondary Disease Final GO/NO-GO Election. On or before the date that is ninety (90) days after TILLOTTS receives the final report from the Phase III trial in the Primary Disease Indication (the “Secondary Disease Final Election Date”), TILLOTTS must provide CPP written notice that TILLOTTS shall either (i) continue to perform the already-agreed Secondary Disease Development Plan or that it has agreed to and will perform a Secondary Disease Development Plan as set forth above (the “Secondary Disease “GO” Notice”), or (ii) cease all work under the already-agreed Secondary Disease Development Plan (if any) and transfer all rights in the Secondary Indication Disease back to CPP (the “Secondary Disease “NO GO” Notice”). If TILLOTTS delivers a Secondary Disease GO Notice and if CPP has developed a Licensed Formulation in the Secondary Indication Disease during the term of this Agreement at CPP’s cost, then TILLOTTS shall, within thirty (30) days after the delivery of the Secondary Disease GO Notice, reimburse CPP its development costs incurred during such period that are not otherwise incurred under the Initial Development Plan and reasonably documented by CPP, plus a mark-up of either twenty percent (20%) if TILLOTTS agreed to and began performing a Secondary Disease Development Plan on or before ninety (90) days after the Secondary Disease Interim Election Date, or a mark-up of fifty percent (50%) if TILLOTTS agreed to and began performing a Secondary Disease Development Plan thereafter, provided, however, that costs for such clinical trials used for registration in both Europe and the United States will be reimbursed at fifty percent (50%) of such amounts. If TILLOTTS does not deliver a timely Secondary Disease GO Notice or if TILLOTTS delivers a Secondary Disease NO-GO Notice, then, effective on the Secondary Disease Final Election Date, (1) the Secondary Indication Disease shall automatically be excluded from the Licensed Field and CPP may, in its sole discretion, develop and commercialize Licensed Formulations in the Secondary Indication Disease in the Licensed Territory, and (2) TILLOTTS shall promptly transfer and assign to CPP all data, information and regulatory approvals owned or controlled by TILLOTTS that were generated under the Secondary Disease Development Plan; provided, however, that if CPP’s Licensed Formulation is an Interchangeable Formulation, then CPP’s sales in the Secondary Indication Disease in the Licensed Territory shall be subject to payment to TILLOTTS of a royalty on such sales or other mutually agreed compensation, which each party’s senior management shall negotiate in good faith in order to compensate TILLOTTS for reasonably anticipated lost sales caused by CPP’s sales of an Interchangeable Formulation in the Secondary Indication Disease in the Licensed Territory; or, if the parties cannot reach such agreement within ninety (90) days after the Secondary Disease Final Election Date, then either party may by written notice to the other party require that such royalty rates or other compensation be determined by the Valuation Expert Panel in accordance with Section 2.6.3(d), whose decision shall be final and binding on the parties.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 4.4.3. Supply of Licensed Product.

(a) Exclusive Sourcing. Except as the parties may otherwise agree, TILLOTTS must source the Licensed Product for commercial sale exclusively through CPP and CPP must make sure that all its sources have been validly established in order to be able to timely fulfill TILLOTTS’ corresponding commercial orders. If TILLOTTS makes the Continued Development Election, promptly thereafter the parties must commence negotiations directed to a pharmaceutical supply agreement by which CPP will timely supply the Licensed Product in a form to be mutually agreed to TILLOTTS and its Sublicensees in sufficient quantity for Sale (the “Supply Agreement”) at a price to be mutually agreed and specified therein (the “Transfer Price”). The Supply Agreement will also specify CPP’s warranty to timely supply Licensed Product to TILLOTTS and its Sublicensees in sufficient quantity for Sale under this Agreement as well as all other customary terms and conditions for the supply of the Licensed Product. CPP’s sourcing of the Licensed Formulation to TILLOTTS under the Supply Agreement does not constitute an exhaustion of rights under the Licensed Patents. In light of the foregoing, TILLOTTS must, nonetheless, pay earned royalties in accordance with this Agreement on the Sale of Licensed Products containing the Licensed Formulation sourced through CPP.

(b) TILLOTTS Right to Manufacture after Expiration of Exclusive Sourcing. The parties acknowledge and agree that, as of the Effective Date, CPP is subject to legally binding obligations regarding the exclusivity of its current source of Compound and the Licensed Formulation. Promptly after such exclusivity obligations end, the parties will negotiate an amendment to this Agreement to include a right for TILLOTTS to make and have made the Licensed Formulation. As such, CPP does not represent or warrant that TILLOTTS may obtain or qualify a second source of the Compound or the Licensed Formulation any time before the expiration of the exclusivity period referred to above. Nonetheless, promptly after the Effective Date, the parties will approach CPPs supplier and endeavor to obtain the supplier’s agreement to modify the exclusivity granted that supplier under its agreement with CPP to permit CPP and TILLOTTS to develop and qualify a second source of the Compound and the Licensed Formulation, subject to such conditions as the supplier may require. In anticipation of that possibility, the parties must incorporate into the Initial Development Plan or any then current version thereof tasks and timelines for identifying, obtaining and qualifying a second source of the Compound and Licensed Formulation in the circumstances in which CPP’s current supplier agrees to modify the exclusivity as contemplated above and in which it does not.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 4.4.4. Trademark Determination. Upon request of either party, the parties must confer and consult with each other regarding the trademarks, service marks and other branding in the Licensed Territory (collectively, the “Marks”) that will be used for the commercialization, marketing and other promotion of any Licensed Product for which the filing for MA Approval in the Licensed Territory has been made; provided that TILLOTTS may make final decisions with respect to the Marks in the Licensed Territory. During the Term, TILLOTTS will own all rights, title and interest in and to the applicable Marks in the Licensed Territory and the goodwill of TILLOTTS’ business in which the Marks are used and which is symbolized by the Marks (which, for the avoidance of doubt, does not include any ownership right or interest in or to the Licensed Patents, Licensed Information and CPP Improvements) in the Licensed Territory and CPP will own all rights, title and interest in and to the applicable Marks in all countries outside the Licensed Territory and the goodwill of CPP’s business in which the Marks are used and which is symbolized by the Marks in all countries outside the Licensed Territory. At its sole expense, TILLOTTS must file applications to register, in all countries of the Licensed Territory, all the Marks agreed upon by the parties. Upon normal expiration of this Agreement, TILLOTTS’ ownership of the Marks in the Licensed Territory and the corresponding goodwill described above will irrevocably and permanently vest in TILLOTTS. If this Agreement is terminated before its normal expiration for any reason other than CPP’s breach of this Agreement, then TILLOTTS hereby irrevocably assigns to CPP upon such termination all right, title and interest in and to the applicable Marks in the Licensed Territory and the goodwill of TILLOTTS’ business in which the Marks are used and which is symbolized by the Marks. TILLOTTS must execute and deliver any documents and further assurances as CPP may reasonably request to confirm, evidence and perfect the assignment of those Marks, goodwill and rights in and to CPP. CPP will have the right, but not the obligation, to file applications to register the Marks in countries outside the Licensed Territory at its sole expense.

ARTICLE V

FINANCIAL TERMS

SECTION 5.1. License Issue Fees. On or before the date thirty days after the Effective Date, and as consideration, in part, for the grant of the Licenses hereunder and the delivery of the Licensed Information pursuant to SECTION 3.1, TILLOTTS must pay to CPP a non-refundable, non-creditable license issue fee of Eight Million U.S. Dollars (US$8,000,000) (the “Issue Fee”) in respect of the rights granted hereunder in the countries of the Licensed Territory.

SECTION 5.2. Development Milestone Payments. TILLOTTS must pay to CPP the following amounts at the times indicated below (collectively, the “Development Milestone Payments” and, individually and generically, a “Development Milestone Payment”). To facilitate TILLOTTS’ internal processing of each Development Milestone Payment, CPP will issue an invoice in the amount of the pertinent Development Milestone Payment upon the occurrence of each event triggering the Development Milestone Payment, payable net thirty days.

Subsection 5.2.1. First Interim Development Milestone Payment. Provided that CPP reaches the First Enrollment Threshold (defined below) on or before the date 273 days after the First Enrollment Date (excluding delays outside of CPP’s control) (the “First Enrollment Target Date”), TILLOTTS must pay to CPP [*****] (the “First Interim Development Milestone Payment”) on or before the date thirty days after the date on which the total number of patients enrolled in the Phase III Trial is at least [*****]of the Total Enrollment Target (the “First Enrollment Threshold”). If CPP achieves the First Enrollment Threshold after the First Enrollment Target Date, then TILLOTTS shall pay CPP the First Interim Development Milestone Payment on or before the date that is sixty (60) days after the date that CPP achieves the First Enrollment Threshold.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 5.2.2. Second Interim Development Milestone Payment. Provided that CPP reaches the Second Enrollment Threshold (defined below) on or before the date 365 days after the First Enrollment Date (excluding delays outside of CPP’s control) (the “Second Enrollment Target Date”), TILLOTTS must pay to CPP [*****] (the “Second Interim Development Milestone Payment”) on or before the date thirty days after the date on which the total number of patients enrolled in the Phase III Trial is at least [*****] of the Total Enrollment Target (the “Second Enrollment Threshold”). If CPP achieves the Second Enrollment Threshold after the Second Enrollment Target Date, then TILLOTTS shall pay CPP the Second Interim Development Milestone Payment on or before the date that is sixty (60) days after the date that CPP achieves the Second Enrollment Threshold.

Subsection 5.2.3. Final Development Milestone Payment. Provided that CPP reaches the Final Enrollment Threshold (defined below) on or before the date 548 days after the First Enrollment Date (excluding delays outside of CPP’s control) and TILLOTTS makes, has made or is deemed to have made the Continued Development Election (the “Final Enrollment Target Date”), TILLOTTS must pay to CPP the Final Development Milestone Payment on the date that is thirty (30) days after the later of (a) the date on which the total number of patients enrolled in the Phase III Trial equals or exceeds the Total Enrollment Target and (b) the date on which TILLOTTS makes, or is deemed to have made, the Continued Development Election (the “Final Enrollment Threshold” and, with the First Enrollment Threshold and the Second Enrollment Threshold, the “Enrollment Thresholds” and singly referred to generically as an “Enrollment Threshold”), and such amount to be equal to the difference (the “Final Development Milestone Payment”) arrived at by subtracting the sum of [*****] from [*****] of the anticipated Total Development Costs, although the resulting difference may not exceed [*****]. If CPP achieves the Final Enrollment Threshold after the Final Enrollment Target Date, then TILLOTTS shall pay CPP the Final Development Milestone Payment on or before the date that is sixty (60) days after the date that CPP achieves the Final Enrollment Threshold, and the date on which TILLOTTS makes, or is deemed to have made, the Continued Development Election. On or before the date ninety days after the Total Development Costs are finally determined pursuant to Subsection 4.1.1 above: (a) if the Final Development Milestone Payment would have been less if computed based on the final determination of the Total Development Costs, CPP must pay TILLOTTS any amounts it originally paid as the Final Development Milestone Payment that exceed the recomputed Final Development Milestone Payment; (b) if the Final Development Milestone Payment would have been more if computed based on the final determination of the Total Development Costs, TILLOTTS must pay to CPP additional amounts to bring the total TILLOTTS paid as the Final Development Milestone Payment equal to the recomputed Final Development Milestone Payment, which may not exceed [*****] in any event. At the time it pays the Final Development Milestone Payment, TILLOTTS may elect, by written notice delivered to CPP, to apply up to [*****] of the Final Development Milestone Payment to the purchase of Restricted Stock, in accordance with ARTICLE X below. If TILLOTTS does not provide written notice of its election to apply a portion of the Final Development Milestone Payment to the purchase of Restricted Stock, TILLOTTS will be deemed to have waived any right to so apply a portion of the Final Development Milestone Payment. CPP may decline to sell to TILLOTTS Restricted Stock by providing to TILLOTTS, on or before the date ten business days after CPP’s receipt of TILLOTTS’ election, written notice that CPP declines to so sell TILLOTTS Restricted Stock. If CPP does not timely decline to sell Restricted Stock to TILLOTTS, CPP will be deemed to have accepted TILLOTTS’ election to so purchase Restricted Stock. If CPP declines to sell Restricted Stock to TILLOTTS, then the Final Development Milestone Payment will be reduced by the amount specified in TILLOTTS’ election for the purchase of Restricted Stock. For example and to clarify the sequence of events, if the Final Development Milestone Payment is [*****] and TILLOTTS wishes to purchase [*****] of Restricted Stock, then: (1) on the date the Final Development Milestone Payment is due TILLOTTS will (A) pay [*****], and (B) provide written notice that it wishes to purchase [*****] of Restricted Stock; and (2) if CPP does not timely decline to sell such Restricted Stock to TILLOTTS, then CPP will sell such Restricted Stock to TILLOTTS and TILLOTTS will pay for such Restricted Stock, in each case as set forth in a stock purchase agreement that the parties will execute pursuant to Article X no later than [thirty (30)] days after the date CPP becomes obligated to sell such Restricted Stock.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 5.2.4. Deficiency Payment. As soon as practicable after CPP determines that there will be a Development Cost Deficiency under Subsection 4.1.7 above, CPP must preliminarily estimate the total Development Cost Deficiency and provide TILLOTTS that preliminary estimate in writing, accompanied by the reasonably detailed analysis leading to that estimate and any reasonable supporting documentation. On or before the date ten business days after TILLOTTS’ receipt of that written preliminary estimate, the parties will convene a meeting to arrive at a final estimate of the Development Cost Deficiency and the timing and manner of TILLOTTS’ making the Deficiency Payments. To the extent TILLOTTS elects to apply the Deficiency Payments toward the purchase of Restricted Stock as provided under Subsection 4.1.7(b) above, CPP will have no obligation to repay the Deficiency Payments.

SECTION 5.3. Milestone Fees. TILLOTTS must pay to CPP the following amounts at the times indicated below (collectively, the “Milestone Fees” and, individually and generically, a “Milestone Fee”). To facilitate TILLOTTS’ internal processing and payment of each Milestone Fee, CPP will issue an invoice in the amount of the pertinent Milestone Fee upon the occurrence of each event triggering its payment, which will have net payment terms consistent with those set forth in this SECTION. The Milestone Fees are neither refundable nor creditable against any other amount due under this Agreement.

Subsection 5.3.1. EU Milestone Fees. TILLOTTS must pay to CPP: (a) [*****] on or before the date thirty days after the date of the MA Approval for the Primary Indication Disease in the EU; and (b) for each EU-5 Country, [*****] on or before the date thirty days after the earliest to occur in that EU-5 Country of the following: (i) the date of First Commercial Sale in that EU-5 Country; (ii) the date on which the applicable Regulatory Authority in that EU-5 Country first approves the pricing and reimbursement schedule for a Licensed Product. For the avoidance of doubt, the maximum amount payable under clause (b) above is equal to [*****], which is the amount that would be payable if First Commercial Sale or approval of the pricing and reimbursement schedule occurs in all the EU-5 countries.

Subsection 5.3.2. Japan Milestone Fees. TILLOTTS must pay to CPP: (a) [*****] on or before the date thirty days after the date on which the applicable Regulatory Authority in Japan has granted or given the Licensed Formulation or its use in treatment of the Primary Indication Disease orphan drug designation or status; (b) [*****] on or before the date thirty days after the date on which the pertinent clinical trial report for the phase II, phase II/III or phase III clinical trials conducted in Japan with respect to the Licensed Formulation in the Primary Indication Disease indicates that the primary end points have been achieved; (c) [*****] on or before the date thirty days after the date of the PMDA’s first acceptance of an MA for the use of the Licensed Formulation to treat or prevent the Primary Indication Disease; and (d) [*****]on or before the date thirty days after the date of First Commercial Sale in Japan.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 5.4. Continued Development Fee. If TILLOTTS makes or is deemed to make the Continued Development Election under Subsection 4.1.2 above, TILLOTTS must pay to CPP [*****] (the “Continued Development Fee”) on or before the date thirty days after the date on which TILLOTTS makes or is deemed to make the Continued Development Election. The Continued Development Fee is neither refundable nor creditable against any other amount due under this Agreement.

SECTION 5.5. Earned Royalties.

Subsection 5.5.1. Amount, Accrual and Payment. As consideration, in part, for the Licenses and rights granted under ARTICLE II, TILLOTTS must pay to CPP, during the Royalty Term, a non-refundable earned royalty on each Licensed Product Sold by TILLOTTS or any Sublicensee or Affiliate of TILLOTTS or a Sublicensee, including any Licensed Product made during the term of this Agreement but Sold after the end of the term of this Agreement. The amount of the earned royalties payable under this Agreement is equal to the applicable royalty rate times the Net Sales Value of the Licensed Product. The applicable royalty rate in a given calendar year will vary depending on the amount of Total Annual Net Sales Value. The royalty rate applicable to an increment of Total Annual Net Sales Value will be determined by reference to the following table:

Total Annual Net Sales Value (expressed in U.S. Dollars):	Royalty Rate Applicable to Total Annual Net Sales Value in the Corresponding Increment:
[*****]	[*****]
Greater than [*****] but not more than [*****]	[*****]
Greater than [*****] but not more than [*****]	[*****]
Greater than [*****] but not more than [*****]	[*****]
Greater than [*****] but not more than [*****]	[*****]
Greater than [*****] but not more than [*****]	[*****]
Greater than [*****]	[*****]

By way of example, [*****]

Only one earned royalty will accrue and be paid on a particular, individual Licensed Product, even if it is Sold or transferred between TILLOTTS and a Related Party for subsequent Use or Resale, or even if the manufacture of that Licensed Product in one country is covered by the Licensed Patents and the Use, Sale, or importation in another country is also covered by the Licensed Patents.

Subsection 5.5.2. Earned Royalty Rates. The parties have negotiated the earned royalty rates and their foregoing application for the mutual convenience of the parties, not as a result of a disparity in negotiating strength of any one party. If the foregoing should be finally adjudicated as impermissible, then the earned royalty rates set forth above will be deemed amended to apply in a manner that accounts for the basis in which a product qualifies as such, but that yields that same economic result before such amendment.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 5.5.3. Royalty Rate Reductions.

(a) Absence of Exclusivity. If there is neither a valid Patent Claim nor any regulatory-based exclusivity, including orphan, data or pediatric exclusivity for a Licensed Product in a country within the Licensed Territory, the royalty rates set forth in Section 5.5.1 shall be automatically reduced by [*****] of the pertinent royalty rate.

(b) Competitive Disadvantages. The pertinent earned royalty rate for a given country or countries in the Licensed Territory where Disadvantageous Market Conditions (as defined below) are present shall be reduced as indicated in this section. Any such reduction to the earned royalty rates must, in any event, be limited to the Sales of the type of Licensed Product in the country and to the time in which the Disadvantageous Market Condition (as defined below) exist, such that, at the time those Disadvantageous Market Conditions begin or cease to apply, the earned royalty rates must be reduced or returned to those set forth in Subsection 5.5.1 above on the first day of the month immediately following the month in which those conditions begin or cease.

“Disadvantageous Market Conditions” means: Achievement of an MA and/or Commercialization of a Directly Competing Product or an Indirectly Competing Product by a third party that is not a Related Party of TILLOTTS.

“Directly Competing Product” means a product that is either (A) approved by the EMA or a respective national Regulatory Authority and labeled to prevent or treat the Primary Indication Disease with such approval based on primary endpoints comparable to those of the Licensed Product, including the main primary endpoint of delaying FAP-related surgical events, or (B) a generic product, approved by the EMA or a pertinent National Authority under the Directive 2001/83/EC, Article 10, or a comparable national regulation, to the Licensed Product, meaning that such generic product contains the same active ingredients and is bioequivalent to such Licensed Product; provided, however, that such product is not (i) registered as, nor primarily used as, an adjunct therapy to a Licensed Product, nor (ii) any Licensed Formulation, including an Interchangeable Formulation, for which an MA is obtained or that is Commercialized by or on behalf of CPP or its licensees within the Licensed Territory outside the Licensed Field in accordance with SECTION 2.6 (Right of First Negotiation for Fields of Use Outside the Licensed Field), it being understood that the sole basis for a royalty reduction in connection with such activity by or on behalf of CPP or its licensees is set forth in Subsections 2.6.3 (Distinct and Interchangeable Formulations) and 2.6.4 (Pediatric Cancers).

“Indirectly Competing Product” means a product, other than a Directly Competing Product, that is approved in the Licensed Territory for use in an indication not being the Primary Indication Disease and containing the Compound and Sulindac as active ingredients in a dosage of 375mg Compound and 75 mg of Sulindac (or ½, 1/3 or a whole number multiple of such doses); provided, however, that such product is not any Licensed Formulation, including an Interchangeable Formulation, for which an MA is obtained or that is Commercialized by or on behalf of CPP or its licensees within the Licensed Territory outside the Licensed Field in accordance with SECTION 2.6 (Right of First Negotiation for Fields of Use Outside the Licensed Field), it being understood that the sole basis for a royalty reduction in connection with such activity by or on behalf of CPP or its licensees is set forth in Subsections 2.6.3 (Distinct and Interchangeable Formulations) and 2.6.4 (Pediatric Cancers).

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

The Total Annual Net Sales Value attributable to Sales of Licensed Products in any country so affected will continue to be used in the calculation of the royalty thresholds above for determining the applicable earned royalty rates. The reduction of royalty rate shall be as follows:

For Directly Competing Products:

Significant Competition Event	Reduction in Royalty Rate
MA approval	[*****]
Product launch but no Pricing and Reimbursement approvals	[*****]
Product launch and Pricing and Reimbursement approvals	[*****]

If TILLOTTS believes that it is or may be entitled to a royalty reduction under this Subsection 5.5.3(b) based on a Directly Competing Product, then TILLOTTS shall provide CPP (a) prompt written notice of such belief, together with such information as TILLOTTS has in its possession with respect to the timing and amount of such anticipated reductions such that CPP may make appropriate and timely adjustments to its financial forecasts, and (b) for information purposes, any additional pertinent documentation with the next royalty rate calculation following the date the Disadvantageous Market Conditions began.

For Indirectly Competing Products:

If TILLOTTS believes that it is or may be entitled to a reduction in royalty rates under this Subsection 5.5.3(b), then, in contrast to the information obligation regarding the Directly Competing Products, TILLOTTS shall provide CPP written notice of such belief together with all relevant information in TILLOTTS’ possession or control that is related thereto (a “Disadvantageous Market Conditions Notice”) and the senior management of each party shall meet promptly thereafter and negotiate in good faith to agree on whether, and to what extent, the applicable royalty rate should be reduced based on this Section 5.5.3(a). If the parties are unable to reach such agreement within sixty (60) days after the delivery to CPP of such Disadvantageous Market Conditions Notice, then either party may by written notice to the other party require that such determination be made by the Valuation Expert Panel constituted in accordance with Section 2.6.3(d), whose decision shall be final and binding on the parties; provided that any royalty reduction shall be retroactive to the first day of the month immediately following the month in which the Disadvantageous Market Conditions Notice began.

(c) Elevated Transfer Price. The adjustments specified in this subsection (c) as well as in subsection (d) will not apply to any Licensed Product not sourced under the Supply Agreement for reasons not based on CPP’s failure to satisfy the delivery requirements thereunder; provided, however, that if royalties have been reduced under this Subsection 5.5.3(c) for more than two (2) consecutive quarters, then TILLOTTS shall use diligent good faith efforts, and CPP shall support TILLOTTS diligently and in good faith in such efforts, to obtain the majority of its requirements of Licensed Product from a third party, unless prohibited by Section 4.4.3(a) (Supply of Licensed Formulation; Exclusive Sourcing) or unless the sum of the Transfer Price Proportion of such third party supply and the royalty rate to CPP are higher for TILLOTTS than before. Upon the request of either party, the parties agree to discuss in good faith adjustments to this Section 5.5.3(c) based upon additional relevant information as it becomes available.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

The “Transfer Price Proportion” shall be the proportion of (i) the sum of Transfer Prices paid for all Licensed Product Sold in a respective quarter to (ii) the Net Sales Value achieved in such quarter for Sale of such Licensed Product in the Licensed Territory, expressed as a percentage.

If the Transfer Price Proportion for a particular calendar quarter exceeds [*****], the earned royalty rates under Subsection 5.5.1 that would otherwise be applied to the Net Sales Value of Licensed Product that is Sold during such calendar quarter will be reduced by an amount equal to one-half of the difference between the applicable Transfer Price Proportion and[*****]; provided, however, that in no event may the applicable earned royalty rate be reduced below[*****].

By way of example, but not limitation, if the Transfer Price Proportion for a particular calendar quarter is [*****]%, the [*****]earned royalty rate for the first increment of Total Annual Net Sales Value set forth in Subsection 5.5.1 above will be reduced to[*****], determined as follows: (A) subtract [*****] from [*****]%, yielding a difference of[*****]; then (B) multiply [*****] by one-half, yielding the product of[*****]; and then (C) subtract [*****] from [*****], yielding an adjusted earned royalty rate of [*****]for that first increment of Total Annual Net Sales Value.

For the avoidance of doubt, the Total Annual Net Sales Value attributable to Licensed Products so affected will continue to be used in the calculation of the royalty thresholds above for determining the applicable earned royalty rates. The foregoing criteria for a Transfer Price Proportion of [*****] is based on the anticipated economics of the Primary Indication Disease. If the Licensed Formulation receives an MA Approval in the Licensed Territory in an indication of the Licensed Field other than the Primary Indication Disease, and if either party believes the economics associated with such other indication, such as pricing of the Licensed Product or cost of materials, are materially different than the economics of the Primary Indication Disease, then the parties shall promptly discuss in good faith adjustments to the Transfer Price Proportion in order to allocate between CPP and TILLOTTS the impact of such changes in a fair and equitable manner.

(d) Severe Elevated Transfer Price. If the Transfer Price Proportion for three consecutive quarters exceeds [*****], then, upon the written request of either party (the “Price Discussion Notice”), the parties must commence discussions on or before the date forty-five days after the date of the Price Discussion Notice to agree on measures and a course of action to reduce the Transfer Price Proportion and any consequent and necessary amendments to the commercial terms of this Agreement. If, on or before the date ninety days after the date of the Price Discussion Notice, the parties cannot agree on those consequent and necessary amendments: (i) TILLOTTS may elect, in its sole discretion, to discontinue its efforts to promote and market Licensed Products as required under Subsection 4.4.1 above, although it may continue Selling Licensed Products under this Agreement; and (ii) TILLOTTS may postpone the making of any Sales Milestones Payments due after the expiration of that ninety day period until the date on which the parties agree, if at all, on the consequent and necessary amendments.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

CPP may reject, in its sole and absolute discretion, any amendments to this Agreement proposed by TILLOTTS that reduces the applicable earned royalty rates below[*****].

Subsection 5.5.4. Challenge Proceedings. Without prejudice to any rights that it may have accrued under this Agreement or any of its rights or remedies, CPP may terminate this Agreement immediately upon written notice to TILLOTTS if TILLOTTS, its Affiliates, or a Sublicensee, or an Affiliate of a Sublicensee commences or brings in any country of the world a Challenge Proceeding at any time during the term of this Agreement.

SECTION 5.6. Sales Milestone Payments. TILLOTTS must pay to CPP a sales milestone payment (each, a “Sales Milestone Payment”) shown below for Total Annual Net Sales Value reaching or exceeding the corresponding threshold amounts shown below. For the avoidance of doubt, each Sales Milestone Payment is a single, one-time payment paid for the first time in which the Total Annual Net Sales Value equals or exceeds the specified threshold levels. TILLOTTS must pay to CPP the Sales Milestone Payments along with the earned royalty report required under SECTION 5.7 for the fourth quarter of the calendar year in which the applicable Total Annual Net Sales Value threshold is reached:

Total Annual Net Sales Value (expressed in U.S. Dollars):	Sales Milestone Payment for the Corresponding Milestone Level (expressed in U.S. Dollars):
Greater than [*****]	[*****]
Greater than [*****]	[*****]
Greater than [*****]	[*****]
Greater than [*****]	[*****]
Greater than [*****]	[*****]
Greater than [*****]	[*****]

By way of example, [*****]

SECTION 5.7. Periodic Reports and Payments; Books and Records.

Subsection 5.7.1. Frequency of Reports. On or before February 29, May 31, August 31, and October 31 of each calendar year during the term of this Agreement, TILLOTTS must deliver to CPP a true and complete written report showing the items specified in Subsection 5.7.3 below as they pertain to TILLOTTS’ and its Sublicensees’ activities under this Agreement in the calendar quarter just ended. A responsible financial officer of TILLOTTS (or his or her authorized designee), TILLOTTS’ independent accounting firm, or the head of TILLOTTS’ internal audit committee must certify in writing that each report delivered under this Subsection 5.7.1 is correct and complete. TILLOTTS’ payment of the earned royalties based on the activities in the calendar quarter covered by each written report must be wired to CPP’s account in accordance with SECTION 5.8 on or before the date that is three (3) days after the date on which the report is due. If no earned royalties are due, TILLOTTS must so report. TILLOTTS must require each Sublicensee to make appropriate reports and payments to TILLOTTS to enable it to comply with this Subsection 5.7.1. If, in determining the Net Sales Value for purposes of calculating earned royalties payable hereunder, TILLOTTS applies any discounts to billing based on estimated discounts or contra revenue items, those estimates must be reconciled to amounts actually realized or applied. Any such reconciliation must be reflected in the reports to be made immediately after the reconciliation is made, in which event TILLOTTS will apply as a credit against earned royalties due in that subsequent report any earlier overpayment determined as a result of the reconciliation and TILLOTTS must pay, in addition to the earned royalties shown in the subsequent report, any earlier underpayment of earned royalties or Sales Milestone Payments determined as a result of the reconciliation.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 5.7.2. Reports After Expiration or Termination. After the expiration of this Agreement in a particular country or with respect to a particular Licensed Product, TILLOTTS must continue to provide quarterly reports under this SECTION as to its activities in that country with regard to that Licensed Product for so long as TILLOTTS or any Sublicensee Sells any Licensed Product before the expiration of this Agreement, which reports will be accompanied by payment of earned royalty based on the activities that are the subject of those reports. If, notwithstanding its obligation to cease all activities under this Agreement upon termination of this Agreement pursuant to SECTION 9.1 below, TILLOTTS or any Sublicensee Sells any Licensed Product after termination of this Agreement, TILLOTTS must provide a report with respect to those unauthorized activities that complies in all respects with this SECTION, which reports will be accompanied by payment of earned royalties based on the activities that are the subject of those reports, but determined at three times the earned royalty rate specified in SECTION 5.5 above. TILLOTTS must require each Sublicensee to make appropriate reports and payments to TILLOTTS to enable it to comply with this Subsection 5.7.2.

Subsection 5.7.3. Content of Quarterly Reports. Each report under this SECTION must provide the following information as it pertains to the preceding calendar quarter just ended:

(a) the quantities of Licensed Product billed by TILLOTTS and its Sublicensees and the Affiliates of TILLOTTS and its Sublicensees in each country of the Licensed Territory (separately stated for each reporting entity and each country and Selling entity;

(b) the dollar value of the billings on such quantities in (a) above;

(c) the computation of the Net Sales Value based on the dollar value determined in (b) above including a detailed accounting on an item-by-item basis of any allowed deductions from or contra revenue items applied to the invoice amounts to arrive at the Net Sales Value;

(d) the computation of the Total Annual Net Sales Value for the calendar year in which falls the calendar quarter that is the subject of the report, which computation will include the Net Sales Value computed under clause (c) above;

(e) the determination of the earned royalty rate under SECTION 5.5. above applicable to the Total Annual Net Sales Value as reported pursuant to clause (d) above;

(f) the computation of earned royalties based on the Net Sales Value computed under clause (c) above and the earned royalty rate determined under clause (e) above;

(g) the computation of any credit against earned royalties permitted under Subsection 5.5.3 above; and

(h) the total amount of earned royalties to be paid with respect to the accounting period that is the subject of that report.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 5.7.4. Books and Records. TILLOTTS must keep complete and accurate books in accordance with local laws and reasonable supporting documentation to determine the accuracy of the items reported under this SECTION and its compliance in other respects with its obligations under this Agreement. TILLOTTS must keep those books and documentation at its principal place of business for five years following the end of the calendar year to which they pertain, and access to those books, which may not be denied by TILLOTTS, by an independent auditor nominated by CPP and reasonably acceptable to TILLOTTS thereafter if they are reasonably available. Once per calendar year and during TILLOTTS’ normal business hours, such an independent auditor may audit and inspect those books and documentation to verify the accuracy of the content of TILLOTTS’ quarterly reports and earned royalty statements and report to CPP on the results of that audit and inspection to CPP. CPP must provide TILLOTTS with thirty business days' written notice before CPP conducts any audit and inspection. If any audit and inspection discloses an underpayment of earned royalties of the lesser of [*****] or more of the amount of earned royalties actually due for any reporting period or Two Hundred Fifty Thousand U.S. Dollars (US$250,000), then TILLOTTS must pay the reasonable cost of that audit and inspection on or before the date thirty days after its receipt of the bill/invoice for such audit and inspection from CPP. TILLOTTS must require that its Sublicensees keep books and documentation of the same type and in the same format so as to enable TILLOTTS to comply with its obligations under this SECTION. If TILLOTTS disputes the results of the audit and inspection, and the parties are not otherwise able to come to agreement on any adjustments to the corresponding financial matters within sixty days after the date of the independent auditor’s report, then the parties will submit the matter to the dispute resolution proceedings of SECTION 11.10.

SECTION 5.8. Invoicing and Payment Procedures. Based on CPP’s properly issued invoice, TILLOTTS must pay all amounts due to CPP under this Agreement in United States currency, collectible at par and without deduction of any fees, by wire transfer to:

The Account of:	[*****]
Beneficiary Bank:	[*****]
Address:	[*****]
[*****]
Phone number:	[*****]
ABA/Routing Number:	[*****]
Customer Account Number:	[*****]
Swift Code:	[*****]

or to the account of CPP at such other bank as CPP may from time to time designate in writing. For the avoidance of doubt, TILLOTTS must pay the cost of any wire transfer fees. If the amount is less than US$10,000, TILLOTTS may elect to pay by company check, instead of wire transfer, at CPP’s notice address provided below.

SECTION 5.9. Late Payment. If TILLOTTS fails to make any payment required under this Agreement on or before the date ten days after its receipt of CPP's written notice of TILLOTTS’ failure to timely pay sums undisputedly due under this Agreement, TILLOTTS must pay simple interest on the unpaid amount at a rate equal to 0.833% per month, which interest will accrue from the date the unpaid amount became due until the date the unpaid amount is paid in full. If that interest rate exceeds the rate allowed by applicable law, then the highest interest rate allowed by law will apply. CPP must apply any payments received first to the satisfaction of unpaid, accrued interest and then to the satisfaction of unpaid principal.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 5.10. Taxes. TILLOTTS must bear all taxes and charges, other than taxes based on CPP’s income, assessed or imposed by a governmental authority, excluding withholding taxes, (collectively, “Non-deductible Taxes”) on payments under this Agreement under laws in existence as of the Effective Date. In the event that, after the Effective Date, a law imposing a Non-deductible Tax on payments under this Agreement is either amended or newly imposed on one of the parties, then the parties shall discuss in good faith an equitable allocation of responsibility for such Non-deductible Tax based on the relevant facts and circumstances. TILLOTTS must make all payments under this Agreement undiminished by any Non-deductible Tax. All payments by TILLOTTS under this Agreement must originate from Switzerland.

(a) Withholding Tax. If TILLOTTS is required under any applicable law, regulation or government order to withhold any Taxes on any amounts payable by TILLOTTS to Licensor under this Agreement, TILLOTTS shall withhold and pay over to the appropriate governmental authorities all such Taxes and Licensor shall accept payments net of such Taxes in full satisfaction of TILLOTTS’ obligation to make such payments. TILLOTTS shall obtain and furnish to Licensor, within thirty (30) days of such a payment of Taxes, official Tax receipts or other evidence of payment of all such Taxes sufficient to permit Licensor to establish its right to any exemptions from Tax, credits for such Taxes against its Tax liability or refunds available for any withholding or other Taxes paid or payable by TILLOTTS. In the event that a governmental authority requires Licensor to provide additional information and records to establish its right to such a credit, exemption or refund, TILLOTTS shall fully and promptly cooperate with Licensor and provide to Licensor, within thirty (30) days of Licensor ’s request, such additional information and records as Licensor may request. TILLOTTS shall provide Licensor with such assistance and documentation as Licensor shall request in connection with any application by Licensor to qualify for the benefit of a reduced rate of withholding taxation under the terms of any applicable Tax treaty. TILLOTTS shall be solely liable for and shall indemnify and hold Licensor and its Affiliates harmless against any penalties, interest and expenses incurred by or assessed against Licensor or its Affiliates as a result of TILLOTTS’ failure to withhold such Taxes or to timely remit them to the appropriate taxing authority. In the event that Licensor is required to refund to TILLOTTS any amounts paid hereunder pursuant to the terms and conditions of this Agreement, Licensor shall not be required to refund that portion of those amounts which were withheld by TILLOTTS in order to comply with any applicable Tax law unless and until Licensor receives a refund of such amounts from the applicable governmental authority.

SECTION 5.11. TILLOTTS Audit Rights. An independent auditor nominated by TILLOTTS, and reasonably acceptable to CPP, may inspect CPP’s books pertaining to the following matters (collectively, the “TILLOTTS Audit Matters”):

(a) CPP’s final determination of the Total Development Costs pursuant to Subsection 4.1.1 and any corresponding determination of a Development Cost Deficiency pursuant to Subsection 4.1.7;

(b) CPP’s final determination of the amount of the Development Termination Fee under Subsection 9.3.4(a) and the determination of corresponding Wind-Down Expenses;

(c) CPP’s reports of the Total Annual Net Sales Value of the Licensed Formulation in the United States of America in any given year used to determine the amount of: (i) the earned royalty payments under Subsection 2.6.3(c); (ii) the payments under Subsection 9.3.4(b) (the Rights Assumption Fee) or Subsection 9.3.4(d) (the Enhanced Rights Assumption Fee); or (iii) the amounts specified in Subsection 4.1.7(a) that are payable in the manner set forth in Subsection 9.3.4(d) (for additions to the Enhanced Rights Assumption Fee); and

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

(d) such other records as may be reasonably necessary and mutually agreed in good faith and related to CPP’s payment obligations under this Agreement.

CPP must keep complete and accurate books in accordance with local laws and reasonable supporting documentation to determine the accuracy of the TILLOTTS Audit Matters. CPP must keep those books and documentation at its principal place of business for five years following the end of the calendar year to which they pertain, except that, in the case of TILLOTTS Audit Matters described in clauses (a) and (b) above, CPP may earlier dispose of those books and documentation upon completion of TILLOTTS’ inspection, if any. CPP may not deny TILLOTTS’ independent auditor access to those books thereafter if they are reasonably available. TILLOTTS may conduct such inspection only once per calendar year after CPP’s annual corporate audit (other than for cause) and during CPP’s normal business hours. TILLOTTS must provide CPP with thirty business days' written notice before TILLOTTS conducts any inspection. If any inspection with respect to the TILLOTTS Audit Matter described in clause (c) above discloses a discrepancy resulting in an underpayment under Subsections 2.6.4(c), 9.3.4(b), or 9.3.4(c) of the lesser of five percent or more of the amount of the payment actually due for the entire time period that is the subject of the audit and inspection or Two Hundred Fifty Thousand U.S. Dollars (US$250,000), then CPP must pay the reasonable cost of that inspection on or before the date thirty days after its receipt of the bill/invoice for such inspection from TILLOTTS. CPP must require that its licensees keep books and documentation of the same type and in the same format so as to enable CPP to comply with its obligations under this SECTION 5.11. If any inspection with respect to the TILLOTTS Audit Matter described in clauses (a) or (b) above discloses a discrepancy between the amounts determined by CPP and the amounts determined by TILLOTTS’ independent auditor and, in the case of clause (a) would result in a potential overpayment by TILLOTTS under Subsection 4.1.7, and if the parties are not otherwise able to come to agreement on any adjustments to the corresponding financial matters within sixty days after the date of report of TILLOTTS’ independent auditor, then the parties will submit the matter to the dispute resolution proceedings of SECTION 11.10.

ARTICLE VI

DATA; INTELLECTUAL PROPERTY RIGHTS; PATENT PROSECUTION

SECTION 6.1. Data.

Subsection 6.1.1. Definition of Data. “Data” means all results, information and data, including clinical data, generated by or on behalf of a party under this Agreement as a result of Developing Licensed Formulations for use in the Licensed Field, including in accordance with the Initial Development Plan, any Secondary Disease Development Plan or any Supplemental Disease Development Plan (including as any of the foregoing may be amended), or in the course of obtaining or maintaining MA Approvals for Licensed Products.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 6.1.2. Ownership of Data.

(a) Co-Owned Data. Except as may be otherwise mutually agreed in writing in accordance with Subsection 4.1.6 (Additional Studies) with respect to Additional Studies partially funded or reimbursed by either TILLOTTS or CPP, the parties shall co-own all Data generated under this Agreement by CPP or by third parties on behalf of CPP (“Co-Owned Data”), including all such Data generated or arising from the Phase III Trial in the Primary Indication Disease and all Data generated by CPP’s Development of Licensed Formulations in the Secondary Indication Disease in accordance with Section 4.4.2(a). For clarity, all Co-Owned Data shall automatically be included, without payment of any additional consideration by TILLOTTS, within the definition of Licensed Information and shall be made available to TILLOTTS in the Repository in accordance with Section 3.1 (Delivery). For the avoidance of doubt, this means that, subject to the terms and conditions of this Agreement, TILLOTTS may use such Co-Owned Data for its own purposes in the Licensed Territory and in the Licensed Field, and CPP may use such Co-Owned Data (i) outside the Licensed Territory and outside the Licensed Field and (ii) within the Licensed Territory but outside the Licensed Field. TILLOTTS shall not use any Co-Owned Data outside the Licensed Territory nor within the Licensed Territory outside the Licensed Field. CPP shall not use the Co-Owned Data within the Licensed Territory within the Licensed Field.

(b) TILLOTTS-Owned Data. Except as may be otherwise mutually agreed in writing in accordance with Subsection 4.1.6 (Additional Studies) with respect to Additional Studies partially funded or reimbursed by either TILLOTTS or CPP, TILLOTTS shall solely own all Data generated by TILLOTTS or by third parties on behalf of TILLOTTS (“TILLOTTS-Owned Data”), including all such Data generated or arising from any Secondary Disease Development Plan, Supplemental Disease Development Plan or Japanese Development Plan, or in the course of TILLOTTS’ efforts to obtain MA Approvals for Licensed Products in the Licensed Field.

(c) Jointly-Owned Co-Development Data. If the parties share equally the cost of an Additional Study in accordance with Subsection 4.1.6, then, unless otherwise agreed in writing, each of CPP and TILLOTTS shall own an undivided one-half share of all Data generated by such Additional Study (“Jointly-Owned Data”) and, unless otherwise agreed in writing, each party shall have the unrestricted right to use and disclose such Jointly-Owned Data for any purpose.

SECTION 6.2. Intellectual Property Rights.

Subsection 6.2.1. Background IP. Licensed Patents and the Licensed Information are, and at all times will remain, owned or controlled by CPP. Except as otherwise provided under this Agreement, if a party acquires rights in or to any Intellectual Property Rights apart from those licensed or granted under this Agreement that pertain to the (co-)Development and commercialization of the Licensed Formulation, those Intellectual Property Rights will be owned or controlled by that party and/or its designee at all times. Each party must immediately inform the other party of that circumstance, whereupon the parties will promptly convene a meeting of the JSC to advise the parties regarding the extent to which those Intellectual Property Rights should be made subject to this Agreement.

Subsection 6.2.2. Co-Development IP.

(a) General. All Intellectual Property Rights that arise from (i) a party’s activity performing its obligations or exercising its rights under this Agreement, or (ii) TILLOTTS’ activity before the Effective Date solely to the extent based on or using information that as of the Effective Date became Licensed Information (collectively, “Co-Development IP”) shall be owned as set forth in forth in this Section 6.2.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

(b) CPP-Owned Co-Development IP. CPP shall own all Co-Development IP other than the TILLOTTS-Owned Co-Development IP (defined below) (“CPP-Owned Co-Development IP”), including Co-Development IP that relates to the use of any Licensed Formulation outside the Licensed Field, and all Co-Development IP that is conceived and reduced to practice (if patentable), or discovered or created (if non-patentable), solely by CPP. For clarity, and notwithstanding joint ownership of the Co-Owned Data generated by the Phase III Trial, as between the parties CPP shall solely own all Intellectual Property Rights that are conceived or reduced to practice in the conduct of the Phase III Trial, provided that such Intellectual Property Rights would automatically become either Licensed Patents or Licensed Information, as applicable, without further payment by TILLOTTS. TILLOTTS hereby assigns to CPP all of TILLOTTS’ right, title and interest in and to all CPP-Owned Co-Development IP. Upon CPP’s request and at its expense, TILLOTTS shall execute such documents as CPP deems necessary or useful to perfect or record such assignment. In partial consideration for CPP obtaining rights to TILLOTTS-Owned Co-Development IP under Subsection 6.3 (License Grant to CPP), all patentable CPP-Owned Co-Development IP shall automatically be included within the definition of Licensed Patents, and all non-patentable CPP-Owned Co-Development IP shall automatically be included within the definition of Licensed Information, in each case without payment of any additional consideration by TILLOTTS.

(c) TILLOTTS-Owned Co-Development IP. TILLOTTS shall own all Co-Development IP that: (i) is conceived and reduced to practice (if patentable), or discovered or created (if non-patentable), solely by TILLOTTS or any Affiliate of TILLOTTS; and (ii) directly relates to the use of any Licensed Formulation in the Licensed Field, including improved formulations of the Licensed Formulation or new uses of the Licensed Formulation to treat any disease within the Licensed Field (collectively, the “TILLOTTS-Owned Co-Development IP”).

SECTION 6.3. License Grant to CPP. In partial consideration for TILLOTTS obtaining rights to CPP-Owned Co-Development IP without paying additional compensation to CPP, TILLOTTS hereby grants CPP a royalty-free, fully paid-up, perpetual, irrevocable, license, with the right to grant sublicenses, under the TILLOTTS-Owned Data (including TILLOTTS-Owned Data generated from Additional Studies that are partly funded by CPP by at least fifty percent (50%) of the costs, but excluding TILLOTTS-Owned Data generated from Additional Studies for which TILLOTTS paid fifty-one percent (51%) or more of the costs, unless otherwise agreed in writing) and the TILLOTTS-Owned Co-Development IP, including TILLOTTS Patent Rights (defined in Subsection 6.5.1), as follows:

(i) outside the Licensed Territory, such license is an exclusive license (even as to TILLOTTS) for any purpose, including to make, use, sell, offer for sell and import any product that would be a Licensed Product if Sold by TILLOTTS in the Licensed Territory, including any Licensed Formulation; and

(ii) within the Licensed Territory solely as follows: (1) a non-exclusive license solely to the extent CPP has the right under Subsection 4.4.2 (TILLOTTS Development Efforts for Secondary Indication Disease) to Develop or Sell Licensed Formulations within the Licensed Territory; and (2) if CPP terminates this Agreement in accordance with Subsection 9.1.2 for breach by TILLOTTS or Subsection 9.1.3 for a Financial Default of TILLOTTS, then a non-exclusive license to use and practice for any purpose, including to make, use, sell, offer for sell and import any product that would be a Licensed Product if Sold by TILLOTTS in the Licensed Territory before the termination of this Agreement.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 6.4. Misellaneous.

Subsection 6.4.1. Disclosure of Co-Development IP. Promptly after a discovery, creation or invention of any Co-Development IP is made, the authorized Representatives of each party must expend such resources as may be reasonably necessary to prepare and sign a document (the “Disclosure”) that provides: (a) a full, complete and reasonably detailed written description of the Co-Development IP, including all procedures, data, know-how or other technical information relating thereto; and (b) a preliminary determination of whether the Co-Development IP is CPP-Owned Co-Development IP or TILLOTTS-Owned Co-Development IP. Each Disclosure must be made available on the Repository. If the JSC cannot agree on a preliminary determination of the type of Co-Development IP as required under clause (b) of the immediately preceding sentence, then the parties will submit the matter to the dispute resolution procedures in SECTION 11.10. On or before the date thirty days after the termination of this Agreement, each party must provide a list of all Co-Development IP rights and a Disclosure regarding each (if not previously the subject of a Disclosure).

Subsection 6.4.2. Inventorship. If not otherwise agreed on a case-by-case basis, inventorship of each Co-Development IP right will be determined in accordance with the patent laws of the United States of American governing the determination of inventorship, regardless of the patent laws that may apply in the jurisdiction where such an Improvement was conceived or reduced to practice. So as to enable each party to comply with its obligations under this SECTION 6.4, each party represents and warrants to the other party that each Representative of the representing party is under a written obligation by which that Representative assigns to the representing party all his or her rights, title and interest in and to each and every Improvement and any corresponding Intellectual Property Rights. For the avoidance of doubt, any invention made, or know-how or information developed or generated, by a party or its Representatives that is not a Co-Development IP right is not subject to this SECTION 6.4.

Subsection 6.4.3. Cooperation in Prosecution of Patent Rights. Upon the written request of the party with the right and authority under Subsection 6.5.1 to file and prosecute any patent application that is Co-Development IP (the “Authorized Party”), the other party and its Representatives must cooperate with the Authorized Party in the prosecution of any patent application claiming Co-Development IP. The Authorized Party must promptly reimburse the other party for any reasonable expenses incurred in connection with providing such assistance. The Authorized Party does not represent or warrant to the other party that any patent will issue or be granted based on any patent application that is Co-Development IP or that any patent issuing thereon is valid or enforceable. Upon the other party’s reasonable request, occurring not more frequently than monthly, the Authorized Party will apprise the other party of the status of the patent prosecution of the patent applications that are Co-Development IP. The Authorized Party will not be responsible for any errors or omissions of the patent counsel chosen by the Authorized Party.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 6.5. Prosecution.

Subsection 6.5.1. Generally. CPP must continue to diligently prosecute and maintain all the patent applications comprising the Licensed Patents in good faith, at its sole expense and using patent counsel of its choosing. TILLOTTS must diligently prosecute and maintain all patent applications claiming TILLOTTS-Owned Co-Development IP (“TILLOTTS Patent Rights”). For clarity, CPP is the Authorized Party with respect to the Licensed Patents, and TILLOTTS is the Authorized Party with respect to the TILLOTTS Patent Rights. Subject to its obligations to consult with non-Authorized Party regarding the prosecution and abandonment of each Licensed Patent, as provided below, the Authorized Party has the obligation and final decision-making authority: (a) for directing and paying for the filing, prosecution and maintenance of any Licensed Patent (in the case of CPP) or TILLOTTS Patent Rights (in the case of TILLOTTS); and (b) in making any election or payment in connection therewith, including whether and in which country(ies) to seek patent protection. For the avoidance of doubt and in the event that non-Authorized Party wishes to seek a broader patent protection than the Authorized Party, the non-Authorized shall have the right, at its expense, to seek such broader protection in the countries in which it has an exclusive license under this Agreement provided that such actions do not, in the reasonable good faith judgment of the Authorized Party after consultation with non-Authorized Party, conflict with the Authorized Party’s patent strategy in the territory where the Authorized Party retains rights or put the Authorized Party’s patents outside the such territory at risk of being found invalid or unenforceable. The Authorized Party shall carry out all administrative action in this regard as may be reasonably necessary to permit the non-Authorized Party to exercise such rights. Errors or omissions of the patent counsel chosen by the Authorized Party shall not be considered a material breach of this Agreement. However, the Authorized Party shall reasonably pursue all remedies to recover damages, and any damages so awarded will be equally divided by the parties. In the event that the Authorized Party does not wish to pursue such remedies, the non-Authorized Party shall have the right to pursue all remedies and shall be able to keep all damages awarded for its own accounts.

Subsection 6.5.2. Comments by Non-Authorized Party. The Authorized Party will exercise its commercially reasonable efforts to solicit the non-Authorized Party’s comments to any filing to be made with a patent authority of any country regarding any Licensed Patent (in the case of CPP) or TILLOTTS Patent Rights (in the case of TILLOTTS) sufficiently in advance of any due date for that filing so as to afford the non-Authorized Party a reasonable opportunity to consider and comment on that filing. The Authorized Party must give due consideration to any comments provided by the non-Authorized Party. Upon the non-Authorized Party’s reasonable request, occurring not more frequently than monthly, the Authorized Party will apprise the non-Authorized Party of the status of the patent prosecution of the patent applications comprising the Licensed Patents (in the case of CPP) or the TILLOTTS Patent Rights (in the case of TILLOTTS.

Subsection 6.5.3. Abandonment of Licensed Patents. The Authorized Party may, in its sole discretion, abandon any Licensed Patent (in the case of CPP) or TILLOTTS Patent Right (in the case of TILLOTTS). If the Authorized Party intends and elects to abandon a patent or patent application, then such Authorized Party shall so advise the non-Authorized Party and give the non-Authorized Party the opportunity to continue such prosecution or maintenance in the name of the Authorized Party at the non-Authorized Party’s expense. The Authorized Party will not have any liability nor be subject to any claim for damages if it inadvertently or unintentionally abandons any patent or application for a patent, or fails to seek the extension of any licensed patents.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 6.6. Patent Term Extensions and Term Restoration. TILLOTTS must reasonably cooperate with CPP in seeking any available extension or restoration of the term of any Licensed Patent. TILLOTTS’ cooperation includes supplying CPP with any information, and the right to use and file that information with any Regulatory Authority, reasonably requested by CPP that is in TILLOTTS’ possession or control that CPP reasonably considers to pertain to, or be desirable for, the extension or restoration of the term of any Licensed Patent, and must use commercially reasonable efforts to provide CPP in a timely manner with any supporting affidavits or documents that are requested by CPP and are required in connection with any such term extension or term restoration. For the avoidance of doubt and in the event that TILLOTTS wishes to seek a term extension or term restoration after all, TILLOTTS shall have the right, at its expense, to seek such extension or restoration, provided that TILLOTTS does not prejudice any of CPP’s rights in the Licensed Patent or any other of CPP patents, as the case may be. CPP shall carry out all administrative action in this regard as may be reasonably necessary to permit the TILLOTTS to exercise such rights. CPP may, in its sole discretion, elect not to seek to extend the term of any Licensed Patent. Without limiting the generality of the foregoing, TILLOTTS must use its commercially reasonable efforts to: (a) advise CPP in a timely manner of any MA Approval with respect to a Licensed Product and any other governmental approval as may be reasonably requested by CPP that is pertinent to any extension or restoration of the patent term of any Licensed Patent; (b) execute and deliver to CPP, in a timely manner, any authorizations, supporting affidavits and other documents as may be reasonably requested by CPP in connection with the extension of any Licensed Patent; and (c) take such other actions as may be reasonably requested by CPP to obtain any extension or restoration. TILLOTTS must require its Affiliates and Sublicensee to comply with this SECTION 6.6. To the extent the law of any country within the Licensed Territory permits the extension of multiple patents covering a Licensed Product, and if TILLOTTS wishes to seek an extension of one or more patents within the TILLOTTS Patent Rights, CPP will have the same obligations (but also the rights) with respect to TILLOTTS Patent Rights as TILLOTTS has under this SECTION 6.6 with respect to Licensed Patents.

ARTICLE VII

INFRINGEMENT AND MISAPPROPRIATION

SECTION 7.1. Actions of the Parties Upon Knowledge of Infringement or Misappropriation. For purposes of this Article VII, the term TILLOTTS is understood to refer to TILLOTTS and any of its Affiliates that TILLOTTS has appointed to act on its behalf in certain parts of the Licensed Territory in accordance with Subsection 2.5.1 (Right and Power to Sublicense; Specifically in regard to TILLOTTS’ Affiliates). Each of TILLOTTS and CPP must promptly inform the other in writing if either learns that a third party: (a) is infringing, or is suspected of infringing, in the Licensed Territory any Licensed Patent or any patent within the TILLOTTS Patent Right, including but not limited through the marketing, Sale or Use of the Licensed Formulation; (b) has misappropriated or is suspected of misappropriating Licensed Information in the Licensed Territory; (c) has brought any proceeding alleging invalidity or non-infringement of any Licensed Patent or TILLOTTS Patent Right; or (d) filed with any Regulatory Authority the foreign equivalent of an abbreviated new drug application on a product that infringes a Patent Claim or TILLOTTS Patent Right or has incorporated or references any Licensed Information in such filing. The activities or suspected activities of a third party as described in the immediately preceding sentence are called the “Infringing Activities,” and the third party to which any of the foregoing pertains is called the “Infringer.” As soon as possible thereafter, the parties must convene a meeting (either in person or by other teleconference or videoconference) at which the party with knowledge of the Infringing Activities must present its prima facie evidence of Infringing Activities by the Infringer. Evidence may be, but need not be, in the form of a written opinion from the party's outside legal counsel that the activities of the Infringer constitute a prima facie case of infringement of the Licensed Patents or TILLOTTS Patent Rights, which opinion is reasonably acceptable to the other party. If the evidence is acceptable to the other party, the parties will discuss all available evidence of the Infringing Activities and the manner of addressing the Infringing Activities and preserving the right to past and future damages caused by the Infringing Activities. At the meeting, the parties will endeavor to designate the party responsible for taking any such action, the payment and sharing of costs in addressing the Infringing Activities, legal representation, sharing of awards, and other matter as may be reasonably desirable to address the matter at hand. The parties may agree to pursue the matter jointly, or to appoint a responsible party. The foregoing agreements of the parties will be reflected in a joint defense agreement protecting the privileged status and confidentiality of the parties’ communication in respect of those Infringing Activities. If TILLOTTS and CPP fail to reach agreement within sixty days after the date on which the foregoing meeting is first held, the provisions of SECTIONS 7.2 through 7.8, inclusive, control.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 7.2. CPP’s Rights. The parties recognize and agree that: (a) as between the parties, CPP has the sole right to sue for infringement of the Licensed Patents; (b) that right does not necessarily extend to TILLOTTS, except to the extent expressly granted in this Agreement; and (c) CPP has no duty to pursue infringers. CPP has the exclusive right in the first instance, but not the obligation, to prosecute in its own name any infringement of the Licensed Patent and misappropriation of Licensed Information, and to defend any proceeding alleging invalidity or non-infringement of any of the Licensed Patents. If CPP initiates or conducts any legal proceedings to enjoin or seek damages caused by the Infringing Activities or any other relief or remedy in response to the Infringing Activities, TILLOTTS must fully cooperate with CPP in that effort, including joining as a party in the proceeding, if required by applicable law for CPP to bring or maintain any such action. TILLOTTS may join in such proceedings, through its own counsel and at its own expense, although CPP will have sole control over those proceedings. In the event that in a country of the Licensed Territory certain very short deadlines have to be kept in order to prosecute an Infringer, the parties shall enter into an accelerated convening process in order to act before the expiration of such short deadline in order not to lose any procedural rights the parties may have in that respective country. For the purpose of additionally securing the procedural rights, CPP as the owner of the Licensed Patent shall issue a letter of authorization to TILLOTTS in a form to be mutually agreed, which shall be held in escrow by TILLOTTS, so that, if reconvening with CPP is not possible in order to act before the expiration of such short deadline, TILLOTTS may act on its own and in good faith against such Infringer. If TILLOTTS takes any action pursuant to its authority under such letter, then TILLOTTS shall notify CPP in writing of such action as soon as possible (but in no event later than ten (10) days after such action), including in such notice a detailed description of the facts, legal requirements and actions taken, together with a copy of any correspondence with third parties or legal filings. With respect to TILLOTTS Patent Rights, and to the extent permissible under the law of the applicable country issuing such TILLOTTS Patent Right, CPP will have the same rights and obligations with respect to TILLOTTS Patent Rights as TILLOTTS has under this Section 7.2 with respect to Licensed Patents.

SECTION 7.3. TILLOTTS' Rights.

Subsection 7.3.1. Events Requiring Proceedings to be Brought. If: (a) at the meeting described in SECTION 7.1 and in addition to the letter of authorization described in SECTION 7.2, either party presents prima facie evidence of Infringing Activities by an Infringer that is reasonably acceptable to the other party and, in the case of activities described in clauses (a) or (b) of SECTION 7.1, either (i) evidence indicating that such infringement involves Significant Quantities (as defined below) of infringing products or (ii) a reasoned explanation for why such infringing activities are of sufficient strategic concern to merit a response even if they do not yet involve Significant Quantities; and (b) CPP has not caused the Infringing Activities to terminate, or has not initiated legal proceedings (which include lawsuits, settlement discussions, mediation, and arbitration) against the Infringer based on the Infringing Activities, on or before the date 120 days after the date of the SECTION 7.1 meeting, then TILLOTTS has the right, but not the obligation, to: (a) notify the Infringer that its activities are or may constitute infringement of a Patent Claim or misappropriation of Licensed Information and that the infringement and misappropriation must cease; (b) prosecute, in its own name, any infringement action of the Licensed Patents; and (c) defend any action attacking the validity, enforceability or scope of the Licensed Patents. If the infringement is of the type that, under applicable laws or regulations, requires CPP to commence proceedings in less than 120 days, the 120-day period referred to above will be reduced to one-half of the period specified in the applicable laws or regulation. If the parties agree that a temporary restraining order or its equivalent is required, the 120-day period will be reduced to 10 business days. The foregoing right granted to TILLOTTS does not preclude CPP from exercising, at any time, any right it may have as assignee or licensee of the Licensed Patents and Licensed Information. With respect to TILLOTTS Patent Rights, and to the extent permissible under the law of the applicable country issuing such TILLOTTS Patent Right, CPP will have the same rights and obligations with respect to TILLOTTS Patent Rights as TILLOTTS has under this Subsection 7.3.1 with respect to Licensed Patents.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 7.3.2. Required Evidence. If the prima facie evidence shows that any of the Infringing Activities involves Significant Quantities, the evidence must be reasonably probative in demonstrating to CPP’s reasonable satisfaction that the Infringer’s level of sales of infringing products in the pertinent country of the Licensed Territory constitute Significant Quantities and that those sales compete with TILLOTTS’ Sales of Licensed Products in that country. Reasonably probative evidence might include a showing of a comparable detrimental effect on TILLOTTS’ Sales of Licensed product, which detriment is reasonably attributable to the Infringer’s Infringing Activities or trustworthy evidence of the amount of sales to TILLOTTS’ customers or prospective customers. TILLOTTS must notify CPP, in writing, whether TILLOTTS elects to prosecute the Infringing Activities or defend any action involving the Licensed Patents or the Licensed Information. Any suit brought or defended by TILLOTTS under this SECTION 7.3 is expressly subject to SECTIONS 7.4 through 7.8, inclusive. During the preparation and pendency of any proceeding defended or instituted by TILLOTTS under this SECTION 7.3, CPP must reasonably cooperate with TILLOTTS, including joining as a party in the proceeding, if required by applicable law for TILLOTTS to bring or maintain any such action. Except as provided below, TILLOTTS will have sole control of such proceeding, but must keep CPP reasonably informed as to the progress thereof. “Significant Quantities” means sales of products by the Infringer in the country in the immediately preceding six months before the date of the SECTION 7.1 meeting represent gross billings greater than 20% of the Total Annual Net Sales Value of Licensed Products Sold by TILLOTTS, its Affiliates or Sublicensees in the immediately preceding six-month period in the same country, but no less than US$1,000,000.00 (or its equivalent in the currency of the pertinent country).

SECTION 7.4. CPP and the University of Arizona May Join. TILLOTTS acknowledges that the University of Arizona, as assignee of the Licensed Patents and owner of elements of the Licensed Information, and CPP, as exclusive licensee under the Licensed Patents and owner of elements of the Licensed Information, may be necessary parties to any suit or legal proceeding brought by TILLOTTS concerning Infringing Activities. In that event, and if CPP so requests on behalf of itself or the University of Arizona, TILLOTTS' legal counsel must represent the University of Arizona and CPP, at TILLOTTS' expense, in any consequent legal proceedings. If TILLOTTS' legal counsel is unable to represent either the University of Arizona or CPP because of a conflict of interest or other bona fide reason, the University of Arizona or CPP, as the case may be, may engage other competent legal counsel, at TILLOTTS' expense, to represent the University of Arizona and/or CPP in any such suit or legal proceeding. If either the University of Arizona or CPP does not wish to be represented by TILLOTTS' legal counsel for reasons other than a conflict of interest or other bona fide reason, either may engage competent legal counsel of its own choosing to represent it at its own expense. With respect to TILLOTTS Patent Rights, and to the extent permissible under the law of the applicable country issuing such TILLOTTS Patent Rights, CPP will have the same rights and obligations with respect to such TILLOTTS Patent Rights as TILLOTTS has under this Section 7.4 with respect to Licensed Patents.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 7.5. Discontinuance or Settlement. TILLOTTS may not discontinue or settle any proceedings brought by it without obtaining the concurrence of CPP and giving CPP a timely opportunity to continue such proceedings in its own name, if possible under the then applicable law, under its sole control, and at its sole expense if such discontinuation or settlement is not acceptable to CPP. CPP’s concurrence may not be reasonably withheld unless the discontinuation or settlement is not approved by the University of Arizona as regards those aspects of the settlement pertaining to the Licensed Patents or if the discontinuation or settlement will result in the invalidity, unenforceability or reduction in scope of any Patent Claim, loss or diminution of the trade-secret status of the Licensed Information and its commercial value, compromise CPP's right to receive reasonable compensation for the Infringer’s infringement or any authorized future use by TILLOTTS or any third party, including the Infringer, or anything other than a complete release to CPP from any liability or loss alleged in a counterclaim brought by the Infringer. TILLOTTS may elect to settle those proceedings or resolve any infringement through the grant of a Sublicense to the Infringer. With respect to TILLOTTS Patent Rights, CPP will have the same rights and obligations with respect to TILLOTTS Patent Rights as TILLOTTS has under this Section 7.5 with respect to Licensed Patents.

SECTION 7.6. Sharing of Awards.

Subsection 7.6.1. Proceedings Brought by CPP. In any proceeding brought by CPP in which TILLOTTS does not join as a party plaintiff, CPP is entitled to keep for its own account all damages that are awarded to it. If, TILLOTTS joins in a proceeding brought by CPP as a party plaintiff, then from the total of any damages awarded to the parties severally or jointly: (a) CPP will first receive an amount equal to the out-of-pocket expenses and costs it incurred in the course of that proceeding and, if an award is made to TILLOTTS and CPP, then the recovery will be made from the awards to each party in the proportion of the awards: (b) except as provided in immediately following clause (c), the parties will share any amount remaining equally; and (c) if, under clause (b), CPP would receive an amount less than the amount CPP would have received as earned royalties that TILLOTTS would have paid to CPP had the infringing products been Sold by TILLOTTS at TILLOTTS’ established price for Licensed Product in the countries in which those infringing products were Sold by the Infringer, then CPP will first retain for its account from the awarded damages an amount equal to those earned that TILLOTTS would have paid, and then TILLOTTS may retain the balance for its own account.

Subsection 7.6.2. Proceedings Brought by TILLOTTS. In any proceeding brought by TILLOTTS in which CPP does not join, the parties must share the awarded damages as follows: (a) TILLOTTS will first keep for its own account an amount equal to the final out-of-pocket expenses and final costs it incurred in the course of that proceeding; (b) from the total of damages awarded and minus the expenses and costs mentioned in (a), TILLOTTS must pay to CPP an amount equal to the earned royalties that TILLOTTS would have paid to CPP had the infringing products been Sold by TILLOTTS at TILLOTTS’ established price for Licensed Product in the countries in which those infringing products were Sold by the Infringer, but not more than one-half of the total amount awarded; and (c) TILLOTTS may keep for its own account the balance of the amounts awarded as damages. If, CPP does join in a proceeding brought by TILLOTTS, then each party will be entitled to keep any damages expressly awarded and allocated to it after TILLOTTS proportionally recovers from each party’s award an amount equal to the out-of-pocket expenses and costs it incurred in the course of that proceeding. If, in a proceeding brought by TILLOTTS in which CPP joins as a party plaintiff, damages are awarded, then from the total of any damages awarded to the parties severally or jointly: (i) TILLOTTS will first receive an amount equal to the out-of-pocket expenses and costs it incurred in the course of that proceeding and, if an award is made to TILLOTTS and CPP, then the recovery will be made from the awards to each party in the proportion of the awards; and (ii) the parties will share any amount remaining equally.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 7.7. Indemnification. TILLOTTS hereby agrees to indemnify, defend and hold CPP harmless from any and all claims, damages or other obligations arising out of or resulting from any claim or legal proceedings instituted by TILLOTTS under SECTION 7.3. The foregoing indemnity does not apply to the extent CPP incurs claims, damages or obligations because CPP elected to continue the proceedings in its own name under SECTION 7.5 or CPP incurs claims, damages or obligations based solely on its own malfeasance or misconduct.

SECTION 7.8. No Assignment. The parties agree that this Agreement is a mere license and is not an assignment or transfer of title to TILLOTTS of CPP's ownership rights in the Licensed Patents or the Licensed Information, nor of TILLOTTS’ ownership rights in the TILLOTTS-Owned Co-Development IP (including TILLOTTS Patent Rights) or TILLOTTS-Owned Data. If any mediator, arbitrator, court or other tribunal construes this document to create an assignment of any of a party’s rights and interest in any manner that contradicts the previous sentence, then the other party must cooperate fully and promptly in executing any documents reasonably necessary to establish the party’s ownership of those rights, including signing formal assignment documents. Further, in such instance, this Agreement will be deemed amended in whatever respects are reasonably necessary to ensure that it is interpreted to be a license, based on the findings of such mediator, arbitrator, court or tribunal. In the event of any proceedings instituted to settle a dispute concerning this Agreement, such other party may not take a position contrary to this SECTION 7.8. Such other party must require its Affiliates and Sublicensees, as applicable, to abide by this SECTION 7.8 to the same extent as required of such party. This SECTION 7.8 survives expiration or termination of this Agreement for any reason.

ARTICLE VIII

ALLOCATION OF RISK

SECTION 8.1. Responsibility. CPP must keep the Licensed Patents and Licensed Information free of any liens. It is the full and sole responsibility of TILLOTTS and its Sublicensees to use appropriate care in the practice or use of any Licensed Product under the Licenses. CPP does not: (a) control the manner in which any Licensed Product is made; or (b) make any representation or warranty whatsoever with respect to any Licensed Product Sold by TILLOTTS, its Affiliates or Sublicensees. The marketing, distribution, Use or Sale of Licensed Product in the Licensed Territory is at TILLOTTS’ sole discretion and sole responsibility.

SECTION 8.2. Liability and Limitation thereof.

Subsection 8.2.1. Liability in regard to CPP. In no event is CPP liable for damages, losses or claims, whether direct or otherwise, arising out of or related to: (a) the wrongful use by TILLOTTS, its Affiliates or Sublicensees of Licensed Information; (b) the use or sale by any person of any Licensed Product that benefits from use or availability of the Licensed Information and is Sold by TILLOTTS or any Affiliate or Sublicensee of TILLOTTS; or (c) any claim by a third party against TILLOTTS made in the aforementioned connection; except in each case to the extent (i) those damages, losses or claims arise from CPP’s breach of its obligations entered into hereunder, or its gross negligence or willful misconduct, or (ii) CPP is obligated under Subsection 8.4.2 to defend and indemnify TILLOTTS for such claims.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 8.2.2. Liability in regard to TILLOTTS. In no event is TILLOTTS liable for damages, losses or claims, whether direct or otherwise, arising out of or related to (a) CPP’s negligence in the conduct of the Phase III Trial, or (b) any claim by a third party against CPP based on this Agreement, except in each case to the extent (i) those damages, losses or claims arise from TILLOTTS’ breach of its obligations under this Agreement, or its gross negligence or willful misconduct, or (ii) TILLOTTS is obligated under Subsection 8.4.1 to defend and indemnify CPP for such claims.

Subsection 8.2.3. Limitation of Liability. IN NO EVENT IS EITHER PARTY LIABLE TO THE OTHER PARTY, WHETHER BASED IN CONTRACT OR TORT, FOR ANY LOSS OF PROFITS (DEMONSTRATED OR PROSPECTIVE) OR BUSINESS REVENUE, OR FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, WHETHER DIRECTLY OR INDIRECTLY, ARISING OUT OF THIS AGREEMENT OR THE RESEARCH, DEVELOPMENT, GENERATION, MA APPROVAL, USE, OFFER FOR SALE, IMPORTATION OR SALE OF LICENSED PRODUCTS OR THE USE OF LICENSED INFORMATION BY A PARTY, SUBLICENSEES OR ANY OTHER PERSON. EACH PARTY HEREBY RELEASES THE OTHER PARTY FROM ANY LOSSES OR DAMAGES OF THAT TYPE. THE FOREGOING LIMITATION WILL APPLY WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBLITY OF THOSE LOSSES OR DAMAGES. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE FOREGOING LIMITATIONS ON LIABILITY ARE ESSENTIAL ELEMENTS OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES AND THAT IN THE ABSENCE OF SUCH LIMITATIONS, THE MATERIAL AND ECONOMIC TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT. The provisions of this SECTION 8.2 survive the expiration or earlier termination of this Agreement.

SECTION 8.3. Warranties and Disclaimers.

Subsection 8.3.1. By CPP. CPP represents and warrants to TILLOTTS that, as of the Effective Date: (a) CPP has the right to grant the Licenses; (b) to its actual knowledge (where actual knowledge is understood to be that of CPP’s CEO and CSO), without independent investigation, the practice of the inventions claimed in the Licensed Patents or the use of the Licensed Information is not an infringement of a third party’s Intellectual Property Right in the Licensed Territory existing and actually known to CPP’s CEO and CSO as of the Effective Date; (c) CPP has not received any written charge, complaint, claim, demand or notice alleging that the practice of the inventions claimed in the Licensed Patents or use of the Licensed Information is an infringement of the Intellectual Property Rights of any third party; (d) to its actual knowledge (where actual knowledge is understood to be that of CPP’s CEO and CSO), without independent investigation, no third party is infringing the Licensed Patents or has misappropriated the Licensed Information; (e) no action suit, proceeding, hearing, investigation, complaint, claim, or demand is pending or, to CPP’s knowledge, is threatened that challenges the legality, validity, enforceability, use or ownership of the Licensed Patents or the License Information; (f) the Licensed Patents are all the patent rights in CPP’s ownership or control that CPP considers reasonably necessary to Develop, market, Use and Sell the Licensed Formulation for Use in the Licensed Field in the Licensed Territory; and (g) except as provided in Subsection 2.3.2 (Reservation of Rights), CPP has not earlier granted a license to any third party to practice under the Licensed Patents or to use the Licensed Information in the Licensed Field for the Sale of products containing the Licensed Formulation in the Licensed Territory.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 8.3.2. Limitations and Disclaimers. Nothing contained in this Agreement may be construed as a representation or warranty by CPP: (a) that the Licensed Patents or any Patent Claim can be or will be used to prevent the importation, sale or use by a third party of a product in any country of the Licensed Patents where such product is placed in commerce under circumstances which applicable laws or treaties preclude the use of the Licensed Patents or any Patent Claim to prevent such importation, sale, or use; (b) as to the scope, enforceability or validity of any Licensed Patent or any Patent Claim or whether any patent application within the Licensed Patents will result in an issued patent; or (c) except as provided in Subsection 8.3.1, that any performance or practice under any Patent Claim is not an infringement of any patent of others. To the maximum extent not prohibited by applicable law, the Licensed Information is being provided to and accepted by TILLOTTS “AS IS,” “WITH ALL FAULTS” AND “AS AVAILABLE.” Except as expressly provided in this Agreement and solely with respect to the Licensed Information, CPP HEREBY DISCLAIMS, TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY AND ALL EXPRESS AND IMPLIED WARRANTIES, TERMS OR CONDITIONS HOWEVER ARISING, INCLUDING WITHOUT LIMITATION THOSE RELATED TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, SATISFACTORY QUALITY OR PERFORMANCE, results, condition oF title, quiet POSSESSION, CORRESPONDENCE WITH DESCRIPTION, OR NON-INFRINgeMENT. tHESE DISCLAIMERS OF WARRANTY CONSTITUTE AN ESSENTIAL PART OF THIS AGREEMENT.

SECTION 8.4. Defense of Third-Party Claims

Subsection 8.4.1. Defense of Third-Party Claims by TILLOTTS based on activities under this Agreement. In recognition of the fact that CPP will not control TILLOTTS’ activities under this Agreement, TILLOTTS agrees, for the term of this Agreement and for six years thereafter, to defend or settle any and all claims, demands, suits, actions, arbitrations, investigations or other proceedings that are threatened, made or instituted by or on behalf of a third party (each, a “Claim”) against CPP, the University of Arizona, or their respective Representatives (collectively, the “CPP Defendants”) and must pay any agreed upon settlement amounts and any loss, damage, judgment, and cost of whatever kind, including without limitation reasonable attorneys’ fees and expenses, (collectively, “Losses”) incurred by or awarded against any CPP Defendant to the extent those Claims or Losses arise from or relate in any way to: (a) the marketing, promotion, distribution, Use, Sale, offer for Sale, or importation of Licensed Products by TILLOTTS, its Affiliate, any Sublicensee or any third party, including any consumer or customer of TILLOTTS or its Sublicensees; (b) any actual or alleged breach by TILLOTTS of any provision of this Agreement, including TILLOTTS’ representations, warranties and covenants; or (c) actual or alleged negligence or willful misconduct of, or violation of any applicable law by, TILLOTTS, its Affiliates, any Sublicensee or any Representative. TILLOTTS’ foregoing obligations do not apply to a particular CPP Defendant to the extent any Claims or Losses are attributable to the malfeasance or willful misconduct of CPP Defendant, although any CPP Defendant not guilty of malfeasance or willful misconduct will continue to benefit from the foregoing covenant of defense and indemnity. CPP must promptly notify TILLOTTS of any Claims. CPP must reasonably cooperate with TILLOTTS and its Representatives in the investigation and defense of any Claim. To that end, CPP must: (i) promptly notify TILLOTTS if CPP receives any written notice of the assertion or threatened assertion of any Claim; and (ii) promptly respond to any reasonable inquiries for assistance or information that TILLOTTS may have so long as the cost for responding is borne entirely by TILLOTTS. The obligations of this SECTION 8.4 are in addition to, and not in lieu of, TILLOTTS’ obligation to procure, obtain and maintain insurance as required below.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 8.4.2. Defense of Third-Party Claims by CPP based on activities outside of the Licensed Territory. In recognition of the fact that TILLOTTS will not control CPP’s activities outside the Licensed Territory, CPP agrees that the obligations to defend as set forth immediately above in Subsection 8.4.1. apply to it vice versa in the unlikely case that a third-party makes any Claim against TILLOTTS for activities by CPP having taken place outside of the Licensed Territory and not related to CPP’s performance of its obligations under this Agreement.

SECTION 8.5. Insurance.

Subsection 8.5.1 By TILLOTTS. TILLOTTS must obtain and, thereafter throughout the term of this Agreement and for the period six years after its termination or expiration, maintain in force, at its sole cost and expense, comprehensive general liability insurance in the minimum amount of US$2,000,000 per occurrence, US$5,000,000 in the aggregate, and products liability insurance in the minimum amount of US$15,000,000 against liability for bodily injury or death, or destruction of or damage to property. The insurance coverage must: (a) be carried with reputable and financially secure insurance companies having high ratings regarding financial strength and payment of claims that are reasonably acceptable to CPP; (b) provide or be endorsed to provide that TILLOTTS’ insurance is primary and any other insurance carried by CPP or any CPP Indemnitees is excess and not contributing with the insurance carried by TILLOTTS; and (c) provide or be endorsed to provide that written notice by registered mail must be given to CPP at least thirty days before termination, cancellation, or reduction of coverage. From time to time, upon CPP’s request, TILLOTTS must provide CPP with evidence of insurance that the required insurance is, and continues to be, in effect.  The insurance coverages and limits specified above do not limit the nature or amount of TILLOTTS’ obligations under SECTION 8.4 above.

Subsection 8.5.2. By CPP. CPP must obtain, and during the period in which the Phase III Trial is being conducted and on-going, maintain at its sole cost and expense policies of professional and general liability insurance in amounts not less than US$2,000,000 per occurrence and US$2,000,000 annual aggregate covering its obligations under this Agreement regarding the conduct of the Phase III Trials, including clinical trial liability coverage. Additionally, CPP must obtain and, thereafter throughout the term of this Agreement and for the period six years after its termination or expiration, maintain in force, at its sole cost and expense, comprehensive general liability insurance in the minimum amount of US$1,000,000 per occurrence, US$2,000,000 in the aggregate, and products liability insurance in the minimum amount of US$5,000,000 against liability for bodily injury or death, or destruction of or damage to property. The insurance coverage must: (a) be carried with reputable and financially secure insurance companies having high ratings regarding financial strength and payment of claims that are reasonably acceptable to, and approved by, TILLOTTS; and (b) provide or be endorsed to provide that written notice by registered mail must be given to TILLOTTS at least thirty days before termination, cancellation, or reduction of coverage. From time to time, upon TILLOTTS’ request, CPP must provide TILLOTTS with evidence of insurance that the required insurance is, and continues to be, in effect.  The insurance coverages and limits specified above do not limit the nature or amount of CPP’s obligations under SECTION 8.4 above.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

ARTICLE IX

TERMINATION

SECTION 9.1. Termination Rights.

Subsection 9.1.1. Unilateral Termination. TILLOTTS may terminate this Agreement at any time by giving CPP one hundred eighty (180) days’ written notice of TILLOTTS' election to terminate this Agreement, subject to the parties’ surviving obligations, either in its entirety or, at TILLOTTS’ discretion, as follows: (a) in Japan only, or (b) in certain or all countries of the Licensed Territory except for Japan. The consequences of such termination are as set forth in Subsection 9.3.

Subsection 9.1.2. Termination for Breach. If a party materially breaches this Agreement, the non-breaching party may terminate this Agreement by giving the breaching party written notice of that breach and affording the breaching party the opportunity to cure that breach on or before the date thirty days after the date of the non-breaching party written notice. The parties confirm their good faith intentions not to use this Subsection 9.1.2. as an “easy way out” of this Agreement. Therefore, the parties herewith establish the following procedure when it comes to termination of this Agreement based on an uncured material breach:

a)	In the event that the breaching party does not, within the applicable cure period, respond or react to the written notice issued and delivered in accordance with Section 11.2 (Notices) by the non-breaching party, the termination shall become final and definite in accordance with the time-frames mentioned immediately herein below;
b)	In the event that the breaching party, during the breach-cure period, disputes in good faith the validity of a breach claim made by the non-breaching party, then the parties shall timely escalate this matter and bring it to the attention of their respective CEOs. If thereafter, the parties can still not agree, this matter shall be decided in accordance with SECTION 11.10 (Dispute Resolution), and only then can this Agreement be terminated based on such breach if the ICC arbitration panel confirms, in a final written determination, that such party committed such material breach and failed to cure such breach within the applicable cure period. For clarity, the Agreement shall continue in effect during the pendency of such dispute resolution unless during such period the Agreement expires or is otherwise properly terminated, including pursuant to Section 9.1.1. In the event that the Dispute Resolution confirms the termination, then the termination shall become effective on the next business day after the ICC delivers such final written determination to both parties.

If the breaching party, within the thirty days cure period, proposes to the non-breaching party a credible plan, reasonably acceptable to the non-breaching party, to cure such breach, which plan, upon acceptance by the non-breaching party, the breaching party diligently pursues and makes substantive effort to complete, the non-breaching party shall grant the breaching party an additional ninety days, or as otherwise agreed, in order to cure that breach.

The consequences of such termination based on material breach are as set forth in Subsection 9.3.

Subsection 9.1.3. Immediate Breach and Termination. “Financial Default” means any voluntary or involuntary dissolution, bankruptcy, or insolvency of a party or assignment of substantially all of a party’s assets for the benefit of creditors, but specifically does not include any order or resolution that is part of a voluntary scheme for the reconstruction or amalgamation of such party as a solvent corporation and the resulting corporation, if a different legal entity, undertakes with the other party to be bound by the terms of this Agreement. Without limiting the generality of the foregoing, a Financial Default includes circumstances in which a party: (a) is unable to pay its debts as they mature or admits in writing its inability to pay its debts as they mature; (b) makes a general assignment for the benefit of creditors; (c) files a voluntary petition for bankruptcy or has filed against it an involuntary petition for bankruptcy that is not discharged or dismissed within ninety days after the date of the involuntary filing; or (d) applies for the appointment of a receiver or trustee for substantially all of its assets or permits the assignment of any such receiver or trustee who is not discharged within a period of ninety days after such appointment. A Financial Default constitutes a material breach of this Agreement and, upon the occurrence of a Financial Default, the party not suffering from Financial Default may terminate this Agreement upon written notice to the breaching party.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

The consequences of such termination based on Financial Default are as set forth in Subsection 9.3.

SECTION 9.2. Extraordinary Termination Rights.

Subsection 9.2.1 Extraordinary Termination Events. TILLOTTS may elect to terminate this Agreement entirely, or for a part of the Licensed Territory upon giving the specified written notice in each of the following circumstances (each, an “Extraordinary Termination Event”). No Extraordinary Termination Event may be considered a breach of this Agreement:

(a) on ninety days written notice to CPP if the EMA or the FDA orders that the Phase III Trial be terminated and such order cannot be lifted, such as by responding to a clinical hold imposed by the FDA under 21 Code of Federal Regulations Section 312.42;

(b) on ninety days written notice to CPP if (i) the parties agree or (ii) the Expert Panel (defined in Subsection 4.3.2(d)) issues a written report setting forth its conclusion that:

(i) Development of the Licensed Formulation should cease because: (A) the final analysis after the completion of the Phase III Trial demonstrates that the Licensed Formulation is not safe or does not provide a statistically significant therapeutic or prophylactic benefit with respect to the Primary Indication Disease; or (B) significant changes to pertinent regulatory and reimbursement regulations after the Effective Date indicate that the product will not be eligible for reimbursement in the EU; or

(ii) anticipated peak annual Net Sales Value of Licensed Products in the Primary Indication Disease in the EU-5 will be less than fifty percent of is the previously expected peak Net Sales Value based on the scope and nature of regulatory approvals (including the pricing reimbursement approval) in the EU-5 for a third-party’s therapeutic entity to treat or prevent the Primary Indication Disease, provided that TILLOTTS establishes such previously expected peak Net Sales Value with written documentation prepared in good faith at such previous time and TILLOTTS actually relied on such documentation for the purpose of managing TILLOTTS’ business to achieve such expected Net Sales Value;

(c) upon its election to terminate this Agreement in accordance with Subsection 4.1.2 instead of exercising the Continued Development Option;

(d) on ninety days’ written notice to CPP if, as a result of the EMA’s Committee for Orphan Medicinal Products opinion, the orphan drug designation for the Licensed Formulation in the Primary Indication Disease is withdrawn or terminated;

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

(e) on ninety days written notice to CPP if, for reasons other than Force Majeure, the number of patients enrolled in the Phase III Trial at the date: (i) [*****] after the First Enrollment Date is less than [*****] of the Total Enrollment Target; or (ii) [*****] after the First Enrollment Date is less than [*****] of the Total Enrollment Target; or (iii) [*****] after the First Enrollment Date is less than [*****] of the Total Enrollment Target; and if CPP cannot reasonably demonstrate that such deficiency will not increase the Total Development Costs by more than [*****];

(f) The DMC recommends a termination of the Phase III trial; or

(g) The EMA notifies a party in writing of the EMA’s final determination that the Licensed Formulation is not approvable for Use in the Primary Indication Disease.

(h) CPP does not or cannot fulfill its obligation to conduct the pediatric trials mentioned in sec. 4.1.5.

If the termination notice under clauses (a), (b), (c), (d), (e), (f), (g) or (h) is not given on or before the date ninety (90) days from the date that TILLOTTS receives notice about the occurrence of the Extraordinary Termination Event, TILLOTTS will be deemed to have waived its right to so terminate this Agreement based on this Subsection 9.2.1 and the particular event; provided, however, that if the termination notice under clause (c) is not given within the time frames specified in Subsection 4.1.3 (Preparation, Submission and Prosecution of MAs) for giving notice of termination, TILLOTTS will be deemed to have waived its right to so terminate this Agreement. The party receiving information shall be responsible to forward any pertinent information about such an event promptly to the other party.

Subsection 9.2.2. Termination of License in Japan Only. TILLOTTS may elect to terminate this Agreement with respect only to Japan upon giving the specified written notice in each of the following circumstances (none of which will be considered a breach of this Agreement). Subject to Subsection 9.3.3 (Consequences of Termination of Only Certain Countries), the effect of any such notice will be to remove Japan from the Licensed Territory and this Agreement will otherwise continue in full force and effect. Such circumstances are:

(a) on ninety days’ written notice to CPP if the PMDA orders that the phase II, phase II/III or phase III clinical trial conducted by TILLOTTS or its Affiliate in Japan be terminated because the occurrence of serious adverse events demonstrates that the Licensed Formulation is not safe;

(b) on ninety days’ written notice to CPP if the Expert Panel issues a written report that: (i) Development of the Licensed Formulation in Japan should cease because (A) the final analysis after the completion of the phase II, phase II/III or phase III clinical trial conclusively demonstrates that the Licensed Formulation is not safe or does not provide a statistically significant therapeutic or prophylactic benefit with respect to the Primary Indication Disease; or (B) significant changes to pertinent regulatory and reimbursement regulations after the Effective Date indisputably indicate that the product will not be eligible for reimbursement in Japan; (ii) anticipated annual gross billings of Licensed Products in Japan will be, or proves to be, less than fifty percent of the rolling forecasts based on the scope and nature of regulatory approvals (including the pricing reimbursement approval) in Japan for a third-party’s therapeutic entity to treat or prevent the Primary Indication Disease;

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

(c) on ninety days’ written notice to CPP if the PMDA denies CPP’s application for orphan drug status for the use of the Licensed Formulation in the Primary Indication Disease.

SECTION 9.3. Actions upon and Consequences of Termination.

Subsection 9.3.1.A Upon TILLOTTS Unilateral Termination (9.1.1.), TILLOTTS Termination for Certain Extraordinary Termination Events (9.2.1.) or CPP Termination for TILLOTTS Breach (9.1.2) or TILLOTTS Immediate Breach (9.1.3.). If this Agreement is terminated by TILLOTTS pursuant to Subsection 9.1.1 (Unilateral Termination) or 9.2.1 (Extraordinary Termination Events), or by CPP pursuant to Subsections 9.1.2 (Termination for Breach by TILLOTTS) or 9.1.3 (Immediate Breach and Termination for Financial Default of TILLOTTS):

(a) TILLOTTS must promptly return to CPP all Licensed Information in tangible or electronic form in its possession or control or in the possession or control of any Sublicensee or Affiliate of TILLOTTS;

(b) The Licenses will terminate and TILLOTTS, its Affiliates and Sublicensees must cease all activity under this Agreement except as expressly provided under this Agreement or as requested by CPP;

(c) TILLOTTS, at TILLOTTS’ sole expense (except that, in the case of a termination under Section 9.2.1, CPP shall share such external out-of-pocket expenses incurred by TILLOTTS up to a cap of US$5,000), must promptly assign to CPP (and obtain any and all necessary approvals to assign to CPP) all TILLOTTS’ rights, title and interest in and to: (i) the MA Approvals and the Marks in the Licensed Territory, if any; (ii) the TILLOTTS-Owned Data, TILLOTTS’ rights in the Co-Owned Data and TILLOTTS-Owned Co-Development IP; (iii) any agreements or understandings that TILLOTTS may then have in place with any Regulatory Authority (including any reimbursement authority or panel); and (iv) any and all distribution or sale agreements with distributors or independent sales representatives in the Licensed Territory with respect to the Licensed Formulation that TILLOTTS may have in effect at the time of termination and any and all agreements (including consulting and service agreements) and rights associated with the conduct of the Phase III Trial and the performance or implementation of the Initial Development Plan. TILLOTTS must, at its sole expense, prepare, execute, deliver and file, as appropriate, any documents, notices to, filings with Regulatory Authorities or other further assurances that may be necessary or desirable to effect or record the foregoing assignments,; and

(d) upon such termination, TILLOTTS covenants and agrees that it and its Affiliates will cease and abstain from using, incorporating or referring to those parts of the Licensed Information that, at the time of termination, are still Confidential Information in accordance with SECTION 3.2 and remain Confidential Information thereafter for any reason or for any purpose.

TILLOTTS must also exercise its good faith effort to introduce CPP’s Representative to its main technical experts that TILLOTTS has utilized in connection with its efforts under this Agreement and all the persons of any Regulatory Authority who have served as points of contact or inquiry in connection with TILLOTTS’ efforts related to the Licensed Formulation, any MA, or any MA Approval. If a Sublicense is terminated by TILLOTTS, TILLOTTS must require the Sublicensee to comply with this Subsection 9.3.1.A to the same extent and in the same manner as it applies to TILLOTTS, mutatis mutandis.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

The extent of CPP’s obligation to make payments to TILLOTTS if CPP terminates this Agreement under Subection 9.1.2 (Termination for Breach) is set forth in Subsection 9.3.4(b) (Consequences of Termination for TILLOTTS Breach).

Subsection 9.3.1.B Upon CPP Breach and CPP Immediate Breach. If this Agreement is terminated by TILLOTTS pursuant to Subsection 9.1.2 (Termination for Breach by CPP) or 9.1.3 (Immediate Breach and Termination for Financial Default of CPP):

(a) CPP covenants and agrees to continue to grant TILLOTTS the same rights based on the terms and conditions of this Agreement, including but not limited to the Licenses, as CPP did before the termination of this Agreement by TILLOTTS;

(b) CPP must, at its sole expense, prepare, execute, deliver and file, as appropriate, any assurances, documents, notices to, filings with Regulatory Authorities or with other authorities that may be necessary or desirable in order for TILLOTTS to continue to enjoy the benefits of the rights granted to it by CPP based on the provisions of this Agreement. CPP must also exercise its good faith effort to introduce TILLOTTS’ Representative to its main technical experts that CPP has utilized in connection with its efforts under this Agreement and all the persons of any Regulatory Authority who have served as points of contact or inquiry in connection with CPP’s efforts related to the Licensed Formulation, any MA, or any MA Approval.

The extent of TILLOTTS’ obligation to continue to pay a royalty to CPP is set forth in Subsection 9.3.4(c).

Subsection 9.3.2. Additional Actions Upon TILLOTTS Termination for Certain Extraordinary Termination Events. On or before the date none hundred eighty (180) days after the effective date of termination pursuant to Subsection 9.2.1, CPP will prepare and deliver to TILLOTTS a statement of the Wind-Down Expenses (the “Wind-Down Statement”), with reasonable supporting documentation.

If TILLOTTS terminates this Agreement pursuant to Subsections 9.2.1 based on Subsections 9.2.1 (b)(ii), (c), (d) and (e), (h), and if TILLOTTS has made the Continued Development Election before providing written notice of termination, then, in addition to the actions under Subsection 9.3.1.A above that must be taken upon such termination, TILLOTTS must pay to CPP [*****] of the Wind-Down Expenses, such expenses to be properly vouched for by CPP. CPP shall provide to TILLOTTS documentation confirming the actual amount of Wind-Down Expenses incurred by CPP. On or before the date thirty days after the date TILLOTTS receives the undisputed Wind-Down Statement, TILLOTTS must pay to CPP the amount set forth in the Wind-Down Statement.

If either:

(A) TILLOTTS terminates this Agreement pursuant to Subsection 9.2.1(a), (b)(i), (f) or (g); or

(B) if (1) TILLOTTS terminates this Agreement pursuant to Subsections 9.2.1 (b)(ii), (c), (d) (e) or (h), and if (2) TILLOTTS has not made the Continued Development Election before providing written notice of termination;

then, and in addition to the actions under Subsection 9.3.1.A above that must be taken upon such termination, TILLOTTS must reimburse CPP’s internal costs (including associated G&A and further including individuals who are consultants of CPP and devote at least fifty percent (50%) of their consulting time to CPP) related to the development of the Product in the Licensed Territory for a three-month period after the notice of termination, incurred in conducting the Phase III Trial in the Licensed Territory, in an amount not to exceed in total One Million Five Hundred Thousand U.S. Dollars (US$1,500,000). On or before the date three months after the effective date of the termination events described in this paragraph, CPP will prepare and deliver to TILLOTTS a statement of CPP’s internal costs, as described in the preceding sentence, with reasonable supporting documentation. On or before the date thirty days after the date TILLOTTS receives CPP’s statement of its internal costs, TILLOTTS must pay to CPP the amount set forth in that statement.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 9.3.3. Consequences of Termination of Only Certain Countries. If for any reason TILLOTTS’ rights under this Agreement terminate with respect to one or more specific countries (each such country, a “Terminated Country”) but less than the entire Licensed Territory, such as a termination of certain countries pursuant to Subsection 9.1.1 (Unilateral Termination) with respect to (a) all countries of the Licensed Territory except for Japan or (b) with respect to Japan only, or a termination of Japan only pursuant to Subsection 4.1.10 (Diligence in Japan) or Subsection 9.2.2 (Termination of License in Japan Only), then such Terminated Countries shall automatically be excluded from the Licensed Territory, and:

(a) TILLOTTS must promptly return to CPP all Licensed Information and Co-Owned Data in tangible or electronic form in its possession or control or in the possession or control of any Sublicensee or Affiliate of TILLOTTS relating exclusively to such Terminated Countries;

(b) The Licenses will be revoked with respect to such Terminated Countries and TILLOTTS, its Affiliates and Sublicensees must cease all activity in such Terminated Countries under this Agreement except as expressly provided under this Agreement or as requested by CPP;

(c) TILLOTTS, at its cost (except that CPP shall share such external out-of-pocket expenses incurred by TILLOTTS up to a cap of US$5,000) must promptly assign to CPP all its right, title and interest in and to: (i) the TILLOTTS-Owned Data, Co-Owned Data and TILLOTTS-Owned Co-Development IP and Marks as they relate to such Terminated Countries; (ii) if applicable, any MA Approvals as they relate to such Terminated Countries; (iii) any agreements or understanding that TILLOTTS may then have in place with any Regulatory Authority in such Terminated Countries (including any reimbursement authority or panel); and (iv) any and all distribution or sale agreements with distributors or independent sales representatives in such Terminated Countries with respect to the Licensed Formulation that TILLOTTS may have in effect at the time of termination and any and all agreements (including consulting and service agreements) and rights associated with the conduct of clinical trials in such Terminated Countries. TILLOTTS must prepare, execute, deliver and file at its cost, as appropriate, any documents, notices to, filings with Regulatory Authorities or other further assurances that may be necessary or desirable to effect or record the foregoing assignments;

(d) upon such termination, TILLOTTS covenants and agrees that it and its Affiliates will cease and abstain from using, incorporating or referring to the Licensed Information that, at the time of termination, are still Confidential Information in accordance with SECTION 3.2 and remain Confidential Information thereafter for any reason or for any purpose in such Terminated Countries; and

(e) the Agreement shall continue in full force and effect with respect to all remaining countries of the Licensed Territory, excluding the Terminated Country(ies).

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 9.3.4. Payments upon Termination.

(a) Development Termination Fee. Upon the date that is 180 days after TILLOTTS’ termination of this Agreement pursuant to Subsection 9.2.1 (Extraordinary Termination Events), CPP must pay a development termination fee (the “Development Termination Fee”) equal to:

[calculation on next page]

(i) an amount equal to the difference arrived at by performing the following calculation:

[*****]
plus	paid First Interim Development Milestone Payment
plus	paid Second Interim Development Milestone Payment
plus	paid Final Development Milestone Payment
plus	paid Wind-Down Expenses pursuant to Section 9.3.2
less	[*****] * Actual Development Costs (defined below)
equals	Development Termination Fee, if greater than zero

“Actual Development Costs” shall be considered the actual costs incurred by CPP on or after December 1, 2012, plus those non-cancellable costs for which the obligation to pay has accrued to CPP, to Develop the Licensed Formulation through the effective date of a termination; provided, however, that for the period between the notice of termination and the effective date of such termination, the Actual Development Costs for such period shall not exceed the Wind-Down Expenses. For the purposes of this Subsection 9.3.4(a), that date would be the effective date of termination pursuant to Subsection 9.2.1; provided, however, that CPP shall not pay any Development Termination Fee as long as none of the Milestone payments mentioned in this Subsection 9.3.4(a) have been paid.

In determining the amount of the paid Final Development Milestone Payment, the amounts of the Final Development Milestone Payment applied to the purchase of Restricted Stock may not be included.

By way of example and without limitation, if the Actual Development Costs through the effective date of termination were[*****], and the Wind-Down Expenses were [*****], and the First Interim, Second Interim, and Final Development Milestone Payments had been made by TILLOTTS, the Development Termination Fee would be calculated as follows:

US[*****]
plus	US[*****] - paid First Interim Development Milestone Payment
plus	US$[*****] - paid Second Interim Development Milestone Payment
plus	US$[*****] - paid Final Development Milestone Payment
plus	US$ [*****] - paid Wind-Down Expenses pursuant to Section 9.3.2
less	US$[*****] - [*****] * Actual Development Costs
equals	US$[*****] - Development Termination Fee

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

(b) Consequences of Termination for TILLOTTS Breach. If CPP terminates this Agreement under Subsection 9.1.2 (Termination for Breach) above based on TILLOTTS’ uncured material breach,

(i)	And if CPP’s termination (date of sending the remedy notification) was before acceptance of the MA Application submitted by TILLOTTS, there shall be no further payments due to TILLOTTS.

(ii)	And if CPP’s termination (date of sending the remedy notification) was after acceptance of the MA Application submitted by TILLOTTS, CPP shall pay TILLOTTS a royalty of [*****] of the Net Sales Value in the Licensed Territory of the product that was formerly the Licensed Formulation up to a total aggregate amount (or one or more lump-sum payment(s) equal to such total aggregate amount) that will be determined by the status of the Licensed Formulation in the Licensed Territory on the date such notice was delivered, as set forth in the following table (the “Rights Assumption Fee”):

Status of Licensed Formulation	Total Aggregate Payment Cap

MA Application accepted but MA not approved in any country	[*****]

Pricing and reimbursement approved in one or more countries of the EU-5	[*****]

MA approved in all countries of the EU-5 and Net Sales Value in the immediately prior four full calendar quarters exceeded [*****]	[*****]

For clarity, CPP may at its discretion pay the applicable total aggregate amount through royalties or one or more lump-sum payments, or any combination of the foregoing; provided, however, that CPP must pay the royalty that is described in subsection (ii) immediately above the table unless and until the date that CPP has paid the applicable total aggregate amount in full, whether through royalties or lump-sum payments.

(c) Termination for CPP Breach or Immediate Breach. If TILLOTTS terminates this Agreement under Subsection 9.1.2 (Termination for Breach) above based on CPP’s uncured material breach or under Subsection 9.1.3 (Immediate Breach and Termination),

(i)	And if TILLOTTS’ termination date (date of sending the remedy notification) was before submission of the MA Application by TILLOTTS, then TILLOTTS’ payments due to CPP shall be equal to the amounts set forth in Section 5.5 (Earned Royalties) and Section 5.6 (Sales Milestone Payments), payable on the terms set forth therein; provided, however, that TILLOTTS shall be entitled to a credit on sales milestone payments under Section 5.6 and royalty payments under Section 5.5 equal to the amount of expenses TILLOTTS incurred in developing the Licensed Formulation between the date such termination became effective and the date of first MA approval in the Licensed Territory to the extent reasonably documented and customary.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

(ii)	And if TILLOTTS’ termination (date of sending the remedy notification) was after submission of the MA Application by TILLOTTS, TILLOTTS shall pay CPP the royalties and sales milestones set forth in Section 5.5 (Earned Royalties) and Section 5.6 (Sales Milestone Payments).

(d) Enhanced Rights Assumption Fee upon NDA Approval by FDA but Non-Acceptance by EMA. If the FDA approves CPP’s new drug application directed to the Licensed Formulation for the Primary Indication Disease, but the MA directed to the Licensed Formulation for the Primary Indication filed with the EMA is finally and formally declared not approvable after full review of that MA, and after all reasonable administrative and legal remedies have been exhausted (excluding the commencement of a lawsuit against a Regulatory Authority) and TILLOTTS elects to terminate this Agreement pursuant to Subsection 9.2.1(g), CPP will pay TILLOTTS a royalty equal to [*****] of the Total Annual Net Sales Value of products comprising the Licensed Formulation and Sold by CPP or its licensees, distributors or other Related Parties in the United States of America for Use in the Licensed Field as follows: (i) royalties shall be due from the later of (A) the date of First Commercial Sale of the Licensed Formulation in the United States of America and (B) the date such termination of this Agreement by TILLOTTS became effective, until the maximum amount of the payments set forth below is paid in full; (ii) quarterly payments will be made not later than sixty calendar days after the end of a respective calendar quarter. For the foregoing purposes, the definition of “Net Sales Value” and “Total Annual Net Sales Value” will be applied to Sales by CPP or its licensees in the United States of America, mutatis mutandis. The total amount payable under this Paragraph (c) of this Subsection 9.3.4 will not exceed Twenty Million U.S. Dollars (US$20,000,000), plus any amounts added thereto by operation of Subsection 4.1.7(a), less any amount of those listed payments that have been applied to the purchase of Restricted Stock as contemplated herein; the result being referred to as the “Enhanced Rights Assumption Fee”. With each payment, CPP will provide a report showing the applicable Total Annual Net Sales Value, a computation of the corresponding payment due under this Paragraph (d) of this Subsection 9.3.4 with respect thereto, and the remaining balance of the Enhanced Rights Assumption Fee remaining after applying that payment.

SECTION 9.4. Surviving Obligations. TILLOTTS' obligations to pay any amount payable to CPP under this Agreement and to report and pay earned royalties to CPP as to any Licensed Product Sold before expiration or earlier termination of this Agreement, survive that expiration or earlier termination. CPP’s obligations to pay any amount payable to TILLOTTS under Subsections 9.3.4 and 4.1.7, and TILLOTTS’ obligations to pay CPP under Subsection 9.3.4(c), survive expiration or earlier termination of this Agreement. In addition to any provision of this Agreement that expressly provides for acts or obligations to continue beyond the expiration or earlier termination of this Agreement, the provisions set forth on Exhibit E shall survive the expiration or earlier termination of this Agreement, together with any other provisions necessary to effect the intent of this Agreement. Expiration or earlier termination of this Agreement does not constitute a termination or a waiver of any rights of either party against the other party accruing before or at the time of expiration or termination.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 9.5. Effect of Termination of this Agreement on Sublicenses. If either party provides notice that this Agreement will be terminated and any Sublicense is in force and effect on the date of such notice, then TILLOTTS shall, within thirty (30) days after such notice, provide CPP a list of any such Sublicenses then in effect that will not terminate automatically with the termination of this Agreement, together with a description of any breaches by the applicable Sublicensee under such Sublicenses and whether and when such breaches were cured. With respect to each such Sublicense, if (a) neither party to such Sublicense is in material breach of such Sublicense at the time this Agreement terminates and (b) TILLOTTS has the right to assign such Sublicense to CPP, then CPP will consider in good faith whether, in its discretion, to accept such assignment, provided that such Sublicensee (i) permits CPP to conduct reasonable due diligence of such Sublicensee’s business practices and (ii) agrees to amend the Sublicense to conform to CPP’s reasonable requests, including related to compliance with applicable anti-corruption provisions.

SECTION 9.6. Reverter. Upon termination of this Agreement, except as otherwise expressly provided in this Agreement, all licenses and rights granted from CPP to TILLOTTS under this Agreement will immediately, automatically and completely revert to CPP for its sole benefit.

ARTICLE X

PURCHASE OF RESTRICTED STOCK

TILLOTTS’ election to purchase shares of Restricted Stock pursuant to Subsection 4.1.7(b) (Bridge Financing of Total Development Costs), if consented to by CPP, or 5.2.4 (Deficiency Payment) will be according to the following terms:

(a) TILLOTTS and CPP will enter into a stock purchase agreement containing customary investor representations and warranties required by federal and state securities laws in the United States and corresponding customary restrictions on transfer;

(b) the shares of Restricted Stock will be subject to customary underwriter lock-up covenants and other similar restrictions imposed on other holders of the shares, including rights of first refusal, drag-along rights and the like;

(c) the certificates representing the shares of Restricted Stock will bear legends required by applicable law;

(d) the purchase price of the shares will be equal to the greatest of: (i) 120% of the price of the shares of preferred stock sold in CPP’s most recent financing, if any; (ii) the per share value of Restricted Stock as determined by an independent valuation expert of CPP’s choosing and reasonably acceptable to TILLOTTS; (iii) the 20-day trading average of shares of CPP common stock for the twenty-day trading period immediately preceding the date on which those shares are purchased, if those shares are then traded on a public exchange; and (iv) as otherwise mutually agreed by the parties; and

(e) TILLOTTS will not receive, in respect of the shares of Restricted Stock, any pre-emptive rights or registration rights.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

The closing of the purchase of the shares of Restricted Stock will occur at CPP’s offices on or before the date that is three months after the date CPP is first legally able to sell such Restricted Stock, or such other date as the parties may mutually agree. Promptly after the closing of that purchase, CPP will issue to TILLOTTS certificates representing the shares of Restricted Stock.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Agreement in its Entirety. This Agreement, its Exhibits and the Supply Agreement, when executed and delivered by the parties, represent and constitute the entire agreement between the parties as to the subject matter of those documents. Any and all prior and contemporaneous oral and written negotiations, representations, warranties, agreements, statements, promises, and understandings with respect to that subject matter, are merged into, and extinguished, superseded completely expressed by those documents. No party is bound by or charged with any written or oral agreements, representations, warranties, statements, promises, or understandings not specifically set forth in such documents.

SECTION 11.2. Addresses and Notices. All notices, requests, consents, demands and other communications provided in this Agreement must be in writing and will be deemed to have been made or given: (a) on the date delivered, if personally delivered; (b) if sent by facsimile confirmed by delivery of any other means permitted under this SECTION 11.2, at the date and time of transmission as indicated on the received facsimile if sent during normal business hours of the notified party, or if not, on the next business day; (c) on the date ten business days after being sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) on the date two days after deposit with an internationally recognized overnight courier, specifying two-day delivery, with written verification of receipt. All notices must be addressed to the party entitled to notice at the address indicated below or at such other address as such party may designate by ten days' advance written notice under this SECTION 11.2 to the other party to this Agreement:

To CPP:	To TILLOTTS:

Cancer Prevention Pharmaceuticals, Inc.	Tillotts Pharma AG
1760 E. River Road, Suite 250	Baslerstrasse 15
Tucson, AZ 85718	CH-4310 Rheinfelden
U.S.A.	Switzerland
Attention: CEO	Attention: CEO
Facsimile: 1-520-232-2191	Facsimile: +41 61 935 26 25

A notice will be considered “written” or “in writing” if it is on conventional paper or facsimile. Notice of change of address will be effective only when done in accordance with this SECTION 11.2.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 11.3. Amendment of this Agreement; Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. A party's express or implied waiver of or consent to any provision of this Agreement or the other party's breach of its obligations hereunder may not be deemed to be, or construed as, a consent to, or waiver of, any other provisions or other breach of the same or any other obligations of the other party. A party's failure, no matter how long, to: (a) complain of any act, or failure to act, by the other party; (b) declare the other party in default, irrespective of how long the default continues; (c) insist upon the strict performance of any obligation or condition of this Agreement; or (d) exercise any right or remedy consequent upon a breach thereof; does not constitute a waiver by that party of its rights, the breach, or any other obligation or condition. A party's consent in any one instance does not limit or waive the necessity to obtain that party's consent in any future instance. No single or partial exercise of any right, power or privilege by a party hereunder precludes any other or further exercise thereof or the exercise of any other right, power or privilege by such party. In any event, no consent, waiver or amendment is effective for any purpose hereunder unless that consent, waiver or amendment is in a writing allowed for the purposes of giving notice under this Agreement, and that writing is signed by, or it otherwise confirmed as coming from, the party granting that consent or waiver, or entering into the amendment.

SECTION 11.4. Applicable Law. This Agreement and its effect are subject to and must be construed and enforced in accordance with the laws of England, without regard to its principles regarding conflicts of law. Any issue that depends upon the validity, scope or enforceability of any Licensed Patent must be determined in accordance with the applicable patent laws of the country of that Licensed Patent.

SECTION 11.5. Assignment. Neither party may assign this Agreement, nor any of its licenses, rights, obligations or duties under this Agreement, without the other party’s prior written consent, which consent may not be unreasonably withheld or delayed. CPP may assign this Agreement, and TILLOTTS, if it is not then in default under this Agreement, may assign this Agreement, without the non-assigning party's prior written consent, to: (i) any business entity with which it merges or consolidates; (ii) any business entity purchasing all, or substantially all, of assigning party’s assets or business; or (iii) its Affiliates. In the case of an assignment of this Agreement pursuant to the immediately preceding sentence, the assigning party must, nonetheless, give the non-assigning party prior written notice of that assignment and require and cause the successor business entity to sign and deliver a written agreement, in form and substance satisfactory to non-assigning party, expressly to assume and agree to perform this Agreement, to abide by its terms, and assume the obligations of the assigning party in the same manner and to the same extent that the assigning party would be required to perform if no succession had taken place. When properly assigned, this Agreement will be binding upon and inure to the benefit of, and be enforceable by, the parties, their respective successors and assigns.

SECTION 11.6. Compliance with Law; Severability. Nothing in this Agreement in intended, or may be construed, to require or authorize the commission of any act contrary to any applicable law. If any provision of this Agreement (which is to be applied in the narrowest sense as meaning the particular provision within a single SECTION, Subsection, paragraph, sentence or clause) conflicts with any statute, law, ordinance, policy or treaty such that it is held or adjudged to be invalid, illegal, void or otherwise unenforceable, then the affected provision must be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality, and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby and will remain enforceable to the fullest extent permitted by law. In that event, to the fullest extent possible, the remaining provisions of this Agreement will be modified and construed to the extent necessary to resolve the conflict and to give effect to the intent manifested by the provision held invalid, illegal, void or unenforceable.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 11.7. Computation of Time. In computing any period of time for purposes of this Agreement, the day or date of the act, notice, event or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday, national holiday in Switzerland or a federal holiday in the United States, in which event the period runs until the end of the next day which is not a Saturday, Sunday or holiday. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years, unless otherwise indicated. All references to “business days” or “working days” are references to days that are not a Saturday, Sunday or holiday.

SECTION 11.8. Confidentiality. The provisions of this SECTION 11.8, and the associated provisions of this Agreement, supersede and replace in its entirety that certain Confidential Disclosure Agreement between CPP and TILLOTTS made effective March 20, 2012.

Subsection 11.8.1. Generally. The provisions of this SECTION 11.8 apply to all “Confidential Information,” as defined below. For the avoidance of doubt the provisions of this SECTION do not apply to Licensed Information, the confidential treatment of which is governed by SECTION 3.2 above. “Confidential Information” means: (a) the terms of this Agreement; (b) a part’s royalty reports hereunder to the other party; (c) any communication, written or otherwise, (and any information contained therein) between the parties or between a party and any Regulatory Authority or the FDA concerning the Phase III Trial, an Adverse Drug Experience or the preparation, filing or review of an MA; (d) any information or communication, written or otherwise, concerning the prosecution, prosecution strategy, defense, or assertion of the Licensed Patents, including the content of all communication under ARTICLES VI and VII;, (e) all information obtained by a party from inspection of the other party’s books and records pursuant to this Agreement; and (f) the minutes and records of the JSC and its recommendations. During the term of this Agreement, and at all times thereafter, the receiving party must maintain the Confidential Information in confidence, and may not disclose, divulge or otherwise communicate it or any portion of it to any third party, except to its directors, officer, employees, agents, investors, potential investors, acquirers, potential acquirers, licensees, potential licensees, advisors (accounting, legal and investment banking) and prospective assigns who are bound by like terms of confidentiality, nor use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, or to assert or enforce its rights or the other party’s obligations under this Agreement. The receiving party further agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees and agents. The provisions of this SECTION 11.8 do not apply to Confidential Information that: (a) at the time of receipt by a party, was independently known to that party from a source other than the other parties to this Agreement or anyone acting on behalf of any of them; (b) at the time a party uses it or discloses it to a third party, is generally known to the public through no fault of that party; (c) at the time a party uses it or discloses it to a third party, has been made available free of any obligations of confidentiality to the receiving party by a third party having the lawful right to do so without breaching any obligation of nonuse or confidentiality; or (d) is shown by competent documentary evidence to have been independently developed by the receiving party. The provisions of Subsections 3.2.3 through 3.2.5 are incorporated herein by this reference, but as applied to Confidential Information disclosed by one party to another hereunder, mutatis mutandis. Confidential Information will be deemed to be owned by the party who disclosed it.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 11.8.2. Publicity and Publications. Neither party may use the name or the logo of the other party (or the University of Arizona) or any adaptation of a name, in any advertising, promotional or sales literature, without prior written consent obtained from the pertinent person. Each party must require its Affiliates and Sublicensees to comply with the foregoing. Promptly after the execution and delivery of this Agreement, the parties must prepare and agree upon the contents of a press release announcing the Agreement (but not any of its terms) and the general nature of the parties’ relationship and obligations under this Agreement. As regards any matters arising under this Agreement from time to time that may be required or suitable for public dissemination, or that may be appropriate for publication in scientific or trade journals and the like, the JSC will determine the content and timing of any such publication. The foregoing does not prohibit any disclosure that is required by law or court order or the rules of any stock exchange or other entity where a party’s securities are traded or listed or in connection with the filing for registration of a party’s securities with any governmental authority or stock exchange. In the case of a pending disclosure permitted under the immediately preceding sentence, the party making that disclosure must inform the other party in writing of the intended disclosure before making that disclosure and give the other party the opportunity to comment on and suggest modification to or limitations on the intended the disclosure before it is made. The party intending to make that disclosure must consider in good faith the comments and suggestions of the other party, although the final decision as to the content and nature of any disclosure require to comply with any applicable laws, regulations or orders will rest with the party intending to make that disclosure. To the extent the disclosure is one required by order of a court or a regulatory or investigatory authority in a legal proceeding or administrative action, the parties will cooperate in obtaining a protective order to preserve, as much as reasonably possible, the confidential treatment of any disclosed information or to otherwise limit or prevent any such disclosure which, in any event, must be limited to that required to comply with the court or administrative order. Notwithstanding any disclosure in connection with a legal proceeding or administrative action, the parties must continue to treat the disclosed Confidential Information in accordance with this SECTION 11.8 in all other instances and respects.

SECTION 11.9. Counterparts. This Agreement may be executed in two or more identical counterparts each of which will be deemed to be an original, and all of which, taken together, will constitute one and the same instrument. Delivery of an executed counterpart signature by facsimile transmission, by electronic mail in portable document format (.pdf) form, or by another electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same force and effect as physical delivery of the original paper document bearing the original signature, and each party may use facsimile signatures as evidence of the execution and delivery of the Agreement by all parties to the same extent that an original signature could be used.

SECTION 11.10. Dispute Resolution. The parties must make every reasonable effort to resolve any dispute relating to this Agreement, its constructions or its breach by face-to-face negotiations between senior executives. If those negotiations fail to resolve the dispute either Party may submit the dispute to final and binding arbitration conducted in the London, England metropolitan area in accordance with the rules of the International Chamber of Commerce (the “ICC”). The Parties are not required to choose the ICC as the arbitration administrator and the members of the arbitration panel are not required to be arbitrators registered with the ICC. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction over a party.

SECTION 11.11. Export. Each party will comply fully with all relevant export laws and regulations of any country into which Licensed Information is imported or in which any Licensed Product is made, Used, Sold, offered for Sale or imported to ensure that Licensed Information and Licensed Products are not exported, directly or indirectly, in violation of those export laws, or intended to be used for any purposes prohibited by those export laws.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 11.12. Force Majeure. No failure or omission by any party in the performance of any obligation of this Agreement (except payments hereunder) will be deemed a breach of this Agreement nor create any liability if: (a) the failure or omission arises from any cause beyond the control of the party in question; and (b) steps that could be taken to mitigate or eliminate the cause of the failure or omission were not reasonably foreseeable or were not reasonably available or commercially practicable, and the failure or omission is not caused or exacerbated by the negligence of the non-performing Party.

Causes falling within clause (a) above include: acts of God; acts or omissions of any government or any agency thereof; compliance with any governmental authority or any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; acts of the public enemy; war, declared or undeclared; rebellion; insurrection; riot; sabotage; invasion; quarantine restrictions; strike; lockout; disputes or differences with workmen; transportation embargoes or delays in transportation. In that event, the non-performing party must give the other party prompt written notice upon discovery and use all reasonable efforts to continue to so perform or cure.

SECTION 11.13. Independent Contractor. In its performance under this Agreement, each party is an independent contractor, and neither party or their respective Representative is a Representative of the other party. Nothing in this Agreement may be construed as authorization for any party to act as agent for any other. This Agreement does not constitute or create, nor may it in any way be interpreted as, a joint venture, partnership, or formal business organization of any kind.

SECTION 11.14. No Third-Party Beneficiaries. None of the provisions of this Agreement are for the benefit of, or enforceable by, any third-party. The agreements herein contained are made for the sole benefit of the parties hereto and no other person or entity is intended to or shall have any rights or benefits hereunder, whether as a third party beneficiary or otherwise.

SECTION 11.15. Patent Marking. TILLOTTS will exercise its commercially reasonable efforts to mark all Licensed Products, or the packaging and shipping containers for Licensed Products indicating (to the extent true) that the Licensed Products are covered by claims in the Licensed Patent, including: (a) a legible notice in a manner suitable for each Licensed Product indicating that the Licensed Products are covered by claims in the Licensed Patents; and (b) paperwork accompanying the Licensed Products such as package inserts indicating that the Licensed Products are covered by claims in the Licensed Patents.

SECTION 11.16 Representations.

Subsection 11.16.1. Power and Authority; Binding Agreement; Compliance with Law. Each party represents and warrants to the other that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation; (b) has the full power and authority to enter into, deliver and perform its obligations under, and carry out the provisions of, this Agreement; (c) the person executing this Agreement on behalf of such entity has been duly authorized to do so, and such person has duly signed and delivered this Agreement; (d) this Agreement constitutes a valid and binding agreement of the representing and warranting party; (e) all action required to be taken to authorize, execute, deliver and perform under this Agreement has been taken and no further approval of any governing person is necessary to consummate this Agreement; (f) execution, delivery and performance of this Agreement by the representing and warranting party do not conflict with any other agreement or arrangement to which such entity is a party or by which it is bound; and (g) it will comply with all applicable laws, rules, regulations and directives, and exercise its good faith, in performing under this Agreement. Without limiting the foregoing clause (g), TILLOTTS and its Affiliates shall comply with all applicable anti-corruption laws and regulations, including the UK Bribery Act, and shall cooperate with CPP in connection with any audits or investigations related thereto. At CPP’s request, TILLOTTS shall discuss in good faith and not unreasonably withhold consent to supplementing this Agreement with additional anti-corruption-related provisions before the submission by TILLOTTS or any of its Affiliates or Sublicenses of any application for marketing or other regulatory approval of any Licensed Product.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 11.16.2. No Debarment. Each party represents and warrants to the other that neither it nor any of its Representatives has ever been, are currently, or are the subject of a proceeding that could lead to it or any Representative becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Person or a Convicted Person (each of which terms is defined below). In making the foregoing representation and warranty, each party certifies to the other -Path that, as of the date of this Agreement, the warranting party has screened itself, and its Representatives against the Exclusions Lists (as defined below) and that it has informed the other party-Path whether it or any of its Representatives has been placed on any Exclusion List. Each party further covenants, represents and warrants that if, during the term of this Agreement, it or any Representative become or are the subject of a proceeding that could lead to a person becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, that party must immediately notify the other party and must immediately remove that person from performance under this Agreement. After the execution of this Agreement, each party must notify the other party in writing immediately if it or any Representative appears on any Exclusion List. A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) (or any corresponding foreign law or regulation, as applicable) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity. A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) (or any corresponding foreign law or regulation, as applicable) from providing services in any capacity to a person that has an approved or pending drug or biological product application. A “Convicted Person” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a) (or any corresponding foreign law or regulation, as applicable), but has not yet been excluded, debarred, suspended or otherwise declared ineligible. An “Excluded Person” is any person that: (i) has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs, including Medicare or Medicaid, by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services or convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (http://oig.hhs.gov/fraud/exclusions/authorities.asp); or (ii) has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those persons appearing on the U.S. General Services Administration's list of Parties Excluded from Federal Programs (http://www.epls.gov) and those identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://oig.hhs.gov/fraud/exclusions/exclusions_list.asp). The “Exclusion Lists” are the listings identified in clauses (i) and (ii) of the immediately preceding sentence.

SECTION 11.17. Further Assurances. Each party must take whatever additional action and execute whatever additional documents as the other party may in its reasonable judgment deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on a party under this Agreement.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SECTION 11.18. Change of Control. In the event that one party to this Agreement changes control or has its control changed, and all terms and conditions of this Agreement shall survive such change and shall remain fully valid.

ARTICLE XI

RULES OF INTERPRETATION; CERTAIN DEFINITIONS

SECTION 12.1. Certain Rules of Interpretation.

Subsection 12.1.1. Interpretation of the Term “Include.” The term “include” (and its conjugated verb or cognate noun forms) means “to include without limitation” and “to include but not limit to,” regardless of whether the words “without limitation” or “but not limited to” or their equivalent actually follow it.

Subsection 12.1.2. Conjugated Verb Forms and Cognate Noun Forms of Terms. If a word or phrase is defined, its other grammatical forms, such as any conjugated verb form or cognate noun form, have a corresponding meaning. If a word or phrase is not capitalized, then the word or phrase must be interpreted in accordance with its commonly used meaning, although any words or phrases that have well-known technical or trade meanings must be interpreted in accordance with that meaning.

Subsection 12.1.3. Gender and Number. Whenever used in this Agreement: (a) the singular includes the plural, and the plural include the singular; (b) any masculine, feminine or gender-neutral pronoun includes the other and any trust, partnership, limited liability company, firm, or corporation, all as the context and meaning of this Agreement may require.

Subsection 12.1.4. Headings. The headings of the various ARTICLES, SECTIONS and Subsections of this Agreement are used solely for the convenience of the parties, do not form a part of this Agreement and are not intended to affect the interpretation or meaning of this Agreement or to define, limit, extend or describe its scope or intent.

Subsection 12.1.5. Recitals. ARTICLE I is integral to this Agreement. All references in this Agreement to “Agreement” or “this Agreement” encompass ARTICLE I.

Subsection 12.1.6. No Presumptions. Each party has reviewed this Agreement and had the benefit of representation by counsel. In light of the foregoing, any rule of construction to the effect that ambiguities are to be resolved against the drafting party does not apply to the interpretation of this Agreement.

SECTION 12.2. Definitions. Certain terms, which appear as initially-capitalized terms in this Agreement, are listed and defined below and in Exhibit D, which is included for convenience; provided, however, that if there is any conflict between the definitions in this Section 12.2 and those in Exhibit D, then the definitions in this Section 12.2 shall control.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 12.2.1. “Adverse Drug Experience” means an adverse drug experience, of any degree, in the then-current edition of ICH Guidelines, 21 C.F.R. §301.305, §314.80, and any other corresponding or relevant regulations in any country of the Licensed Territory.

Subsection.12.2.2. “Affiliate” means any entity which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement where, for purposes of this definition, “control” constitutes the right to cast, or the right to direct the casting of, more than 50% of the votes at a meeting of the owners of that entity, or at a meeting of the entity's directors or governing body, or the right to designate a majority of the entity's directors or members of the entity's governing body, or the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

Subsection 12.2.3. “Arizona License” means that certain license agreement between Cancer Prevention Pharmaceuticals, LLCPP and the Arizona Board of Regents, on behalf of the University of Arizona made effective May 28, 2009, as amended.

Subsection 12.2.5. “Arizona Technical Information” means the Technical Information (as defined in the Arizona License) that is the subject of the Arizona License

Subsection 12.2.6. “Challenge Proceeding” means a lawsuit, arbitration or other proceeding before any tribunal, including any re-examination, re-issue, third-party observations or other proceeding or procedure before any governmental patent authority: (a) contesting the validity of any of the Patent Claims or seeking a judgment (declaratory or otherwise) or any determination that any of the Patent Claims is invalid or unenforceable or otherwise not patentable; (b) contesting the substantial nature or regulatory value of the Licensed Information.

Subsection 12.2.7. “Commercially Reasonable Diligence” is defined in Subsection 4.1(c).

Subsection 12.2.8. “Compound” means difluoromethylornithine, also known as Eflornithine or DFMO, and designated as CPP-1x.

Subsection 12.2.9. “Develop” (and conjugated verb forms and cognate noun forms thereof) means to conduct scientific, technical and regulatory activities, including but not limited to pharmaceutical formulation development, pre-clinical, toxicological, process development for manufacturing, and clinical studies, but does not include commercial manufacturing.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 12.2.10. “Diagnostic Licensed Product” means any diagnostic or diagnostic kit required for use as part of the treatment regimen of a Licensed Product: (a) the manufacture, Use, Sale, offer for Sale, or importation of the diagnostic or diagnostic kit alone or in connection with the administration of a Licensed Product would be covered by a Patent Claim; (b) the Development, manufacturing, regulatory approval, labeling, Use, marketing, Sale or commercialization of that diagnostic or diagnostic kit alone or in connection with the administration of a Licensed Product has been supported by, or benefitted from the access to, any Licensed Information; or (c) which embodies, incorporates, is made with the benefit of any Licensed Information

Subsection 12.2.11. “Distinct Formulation” means a formulation of the Compound that is not an Interchangeable Formulation.

Subsection 12.2.12. “EMA” means the European Medicines Agency or any successor entity thereof.

Subsection 12.2.13. “EU-5” means Germany, the United Kingdom, France, Italy and Spain, collectively.

Subsection 12.2.14. “EU-5 Country” means any one of Germany, the United Kingdom, France, Italy and Spain.

Subsection 12.2.15. “Expert Panel” is defined in Subsection 4.3.2.

Subsection 12.2.16. “FDA” means the United States Food and Drug Agency or any successor thereof.

Subsection 12.2.17. “First Enrollment Date” means the date on which, for at least six of the twelve sites of the Phase III Trial anticipated as of the Effective Date, the first patient enrolls with intent to treat in the Phase III Trial, it being understood that mere screening of a patient does not constitute enrollment.

Subsection 12.2.18. “First Commercial Sale” means, with respect to each country of the Licensed Territory, the first Sale, by TILLOTTS or a Sublicensee, in that country of a Licensed Product, based on a MA Approval in that country approved for commercial sale for administration to a human subject for monetary compensation negotiated or determined on an arm’s length basis.

Subsection 12.2.19. “Gastrointestinal Disease” means disease conditions that affect the organs of the gastrointestinal tract, including the liver, biliary system, pancreas and gall bladder.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 12.2.20. “Indicated Disease” means the: (a) Primary Indication Disease; (b) Secondary Indication Disease; and (c) any additional Gastrointestinal Disease that the parties may include within the scope of this definition in the manner provided in Subsection 2.4.1 or 2.4.3.

Subsection 12.2.21. “Initial Development Plan” is defined in Subsection 4.1(a).

Subsection 12.2.22. “Intellectual Property Rights” means rights granted under applicable law to a person with respect to: (a)  works of authorship, including, without limitation, all exclusive exploitation rights, copyrights, moral rights, and mask-works; (b) trade secret rights; (c) patents, patent applications, and disclosures (including, without limitation, reissues, divisions, reexaminations, extensions, provisionals, continuations and continuations-in-part thereof), designs, and other industrial property rights; (d) trademark, trade dress and similar rights based on designation of origin; and (e) all registrations, applications, renewals, extensions, continuations, divisions, reissues and the like based on or deriving from any of the foregoing.

Subsection 12.2.23. “Interchangeable Formulation” means: (a) in the case where the Licensed Formulation that has been granted MA Approval for an Indicated Disease is a fixed-dose combination, a proposed formulation of the Compound and sulindac as the active ingredients in a single fixed-dose combination wherein the dose of the Compound in the combination is 375 milligrams and the sulindac dose in the combination is 75 milligrams (or whole multiples of both in the same proportion); or (b) a pharmaceutical formulation in the tablet, capsule, granular or powder form of the Compound that, with respect to tablet or capsule forms, is in any dose less than 1000 mg of the Compound or such form being a ½, a 1/3 or a whole number multiple of the dose of the Compound being used in a respective Licensed Product. For clarity, an oral liquid form of the Compound is not an Interchangeable Formulation.

Subsection 12.2.24. “Japan Development Costs” means the total costs for Developing, obtaining MA Approval for, and commercializing the Licensed Formulation in Japan.

Subsection 12.2.25. “Licensed Field” means the therapeutic treatment or prophylaxis of any Gastrointestinal Disease.

Subsection 12.2.26. “Licensed Formulation” means a formulation containing the Compound in a fixed-dose combination with sulindac or in a free-dose combination with sulindac. A free-dose combination does not include any product configuration in which sulindac is not integrally packaged with the Compound or any formulation in which the Compound is intended or labeled for administration without the concurrent administration of sulindac.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 12.2.27. “Licensed Information” means the following information owned or controlled by CPP as of the Effective Date and all Co-Owned Data (excluding Data generated by Additional Studies funded solely by CPP) that may contribute or be reasonably necessary to the Development, MA Approval or Sale of products based on or containing the Licensed Formulation, including: (a) know-how owned or controlled by CPP relating to the formulation or administration of the Licensed Formulation and not included in any of the Licensed Patents; (b) technical, pre-clinical and clinical data owned or controlled by CPP relating to the safety, efficacy, dosing regimen, chemical and physical properties, biological effects, and contraindications of, and other aspects of treating Gastrointestinal Diseases with, the Licensed Formulation that may be useful to exercise the rights granted under this Agreement or to obtain MA Approval in a country of the Licensed Territory, including any CPP-Owned Data and CPP-Owned Co-Development IP; (c) regulatory filings and approvals, including the Regulatory Dossier, and the data contained, incorporated or referenced therein, to the extent issued, owned, controlled or registered in the name of CPP in any country of the Licensed Territory and relating to the administration of the Licensed Formulation to treat or prevent an Indicated Disease; and (d) the Arizona Technical Information.

Subsection 12.2.28. “Licensed Patents” means: (a) the patents and patent applications identified in Exhibit A attached to this Agreement, and any patents and/or patent applications that may be added to this Agreement (and Exhibit A) by operation of Subsection 6.2.2(b); (b) all divisional or continuation, in whole or in part, applications based on any of the foregoing; (c) any and all issued and unexpired patents resulting from any of the applications described in (a) or (b) above; and (d) any and all issued and unexpired amended foreign patents, reissues, reexaminations, renewals, extensions or patent term restoration that may be based on any of the patents described in (a) or (c) above.

Subsection 12.2.29. “Licensed Product” means any pharmaceutical preparation containing the Licensed Formulation intended and labeled for administration in the Licensed Field, including any product: (a) the manufacture, Use, Sale, offer for Sale, or importation of which would be covered by a Patent Claim; or (b) the Development, manufacturing, MA Approval, labeling, Use, marketing, Sale or commercialization of which has been supported by, or benefitted from the access to, any Licensed Information.

Subsection 12.2.30. “Licensed Territory” means the following countries: Andorra, Austria, Belgium, Bulgaria, Croatia, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Japan, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Monaco, Netherlands, Norway, Poland, Portugal, Romania, San Marino, Slovakia, Slovenia, Spain, Sweden, Switzerland, the United Kingdom, Vatican City, and any country that may be added by operation of Subsection 2.4.2 or 2.4.3. If, after the Effective Date, a country that is not part of the Licensed Territory is admitted to the European Union, that country will be deemed added to the Licensed Territory automatically effective upon that country’s admission to the European Union and no additional action by, or notice to, the parties will be required to effect that addition. If, after the Effective Date, a country that is part of the Licensed Territory leaves the European Union, that country will, nonetheless, continue to be part of the Licensed Territory.

Subsection 12.2.31. “MA” means a federal, centralized or community-wide new drug application, marketing authorization application, new drug submission, health registration, common technical document, and any other license or permit filed with, or issued or approved by, a Regulatory Authority, the approval of which is required before commercial sale or use of the Licensed Formulation as a pharmaceutical or medicinal product for administration to humans (excluding pricing and reimbursement approvals), in each case, together with all required subsequent submissions, supplements and amendments thereto.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 12.2.32. “MA Approval” means any MA approved, accepted or issued by a Regulatory Authority and the consequent grant of the right to sell the Licensed Formulation for use in the Licensed Field as a pharmaceutical or medicinal product, and corresponding or related approvals, licenses, registrations, or authorizations granted or issued by any Regulatory Authority.

Subsection 12.2.33. “Net Sales Value” of a Licensed Product means the actual billings for the Sale of that Licensed Product, determined as follows: (a) if the Licensed Product is Sold by TILLOTTS or a Sublicensee to a third party that is not a Related Party, actual billings will be TILLOTTS’ or that Sublicensee’s actual gross invoice amounts, as the case may be; (b) if the Licensed Product is Sold by TILLOTTS or a Sublicensee to a Related Party for subsequent Sale, actual billings will be that Related Party’s actual gross invoice amounts for that subsequent Sale. Actual billings will be determined based on Licensed Products Sold in a dosage form suitable for final usage by the administering physician or other consumer. If not Sold in that form, actual billings will be determined by converting the quantity of Licensed Product actually Sold into the quantity that would have been Sold in final dosage form and multiplying that adjusted quantity by the customary unit price for Licensed Products Sold in each pertinent country in final dosage form. When factually applicable or taken, the following deductions shall be deducted from actual billings as determined above: (i) sales taxes, use taxes, duties or other governmental charges imposed upon particular sales to the extent included as a separate charge in the amount of actual billings; (ii) amounts allowed or credited on rejections or returns, including recalls (to the extent such Licensed Product is not replaced by the supplier); (iii) normal and customary discounts, including cash discounts, discounts to payors, health insurances or similar organizations or government organizations, rebates paid, credited, accrued or actually taken, including chargebacks, and mandated retroactive price reductions or adjustments made under TILLOTTS’ programs designed to enhance availability of the Licensed Product to low-income patients, in each case to the extent actually allowed or granted from the billed amount; (iv) charges for freight, postage, shipping, freight allowances and outbound transportation costs, including respective insurances, paid to the extent included as a separate charge in the amount of the actual billings; and (v) actual uncollectible accounts receivables (to the extent reflected in TILLOTTS’ books). Billings and deductions will be determined in accordance with the accrual method of accounting in accordance with the principles of the International Financial Reporting Standards (IFRS), applied on a consistent basis. No other allowance or deduction may be made, including allowances or deductions for any commissions or sales fees by whatever name known. For purposes of converting to U.S. Dollars Net Sales Value on invoice prices in currencies other than U.S. Dollars, TILLOTTS must first determine the Net Sales Value in TILLOTTS functional currency, by converting the pertinent foreign currency, thereafter convert such values into U.S. Dollars and then determine the earned royalty payable on a Licensed Product in United States currency at the average daily exchange rate for that foreign and that functional currency over the calendar quarter in which the Sale is made, determined by reference to the Currency Converter Table (fxDaily®) published by oanda.com. If Subsection 9.3.4(b) is applicable, then the term “TILLOTTS” in this definition shall be replaced with “CPP” for purposes of determining CPP’s payment obligations under Subsection 9.3.4(b).

Subsection 12.2.34. “Optional Information” means all regulatory filings and approvals, and the data contained, incorporated or referenced therein, to the extent owned or controlled or registered in the name of CPP with respect to an Optional Territory Country that has not yet been added to the Licensed Territory by operation of Subsection 2.4.2 or 2.4.3.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 12.2.35. “Optional Territory Country” means any one of the following countries collectively: Afghanistan, Albania, Armenia, Azerbaijan, Belarus, Bosnia and Herzegovenia, Egypt, Georgia, Iraq, Israel, Jordan, Kazakhstan, Kuwait, Kyrgyzstan, Lebanon, Macedonia, Moldova, Montenegro, Oman, Philippines, Qatar, Russia, Saudi Arabia, Serbia, Tajikistan, Turkey, Ukraine, United Arab Emirates, and Uzbekistan.

Subsection 12.2.36. “Patent Claim” means a valid claim in an unexpired Licensed Patent. A Patent Claim is presumed valid and enforceable unless and until it has been held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. For the purposes of this Agreement, and especially for purposes of royalty determination and payment under SECTION5.5, any claim being presented in a pending patent application is deemed to be the equivalent of a valid claim of an issued, unexpired patent and in consideration of CPP's agreement to grant a license under any patent issuing thereon TILLOTTS must pay earned royalties thereto as though it were an issued, valid patent claim.

Subsection 12.2.37. “Phase III Trial” is defined in Section 4.1(B).

Subsection 12.2.38. “PMDA” means the Japanese Pharmaceutical and Medical Devices Agency that is charged with the regulation and approval of pharmaceuticals and medicines, and any successor agency thereof.

Subsection 12.2.39. “Primary Indication Disease” means Familial Adenomatous Polyposis in humans.

Subsection 12.2.40. “Regulatory Authority” means any regulatory agency, ministry, department or other governmental body having authority in any country or region of the Licensed Territory to control the development, manufacture, pricing, marketing, and sale of Products, including the EMA (including the Committee for Orphan Medicinal Products) and the PMDA.

Subsection 12.2.41. “Regulatory Dossier” means: (a) all MAs filed with a Regulatory Authority and all corresponding or related pre-MA and post-MA filings with, and approvals and authorizations issued by, any Regulatory Authority pertaining to the Licensed Formulation; (b) all corresponding technical and regulatory registrations necessary for the conduct of clinical trials of the Licensed Formulation, and the manufacture, labeling, distribution, marketing, sale, use, import, reimbursement, or export of the Licensed Formulation in the jurisdiction of a Regulatory Authority; and (c) all MA Approvals of any Regulatory Authority.

Subsection 12.2.42. “Reimbursed Price” means the reimbursed price for purchases of Licensed Product by the final consumer of the Licensed Product, as established and approved by the applicable Regulatory Authority.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 12.2.43. “Related Party” means, with respect to a party, any one of the party, its Affiliates, or any person enjoying a special course of dealing with that party or its Affiliates. By way of example but not limitation, a "special course of dealing" includes co-marketing arrangements between a party and a third party wherein the third party may sell Licensed Products, arrangements under which a third party will sell Licensed product under a private labeling arrangement with that party, supply contracts in which a party agrees with a third party to supply or manufacture Licensed Products for sale by the third party under such third party's name or mark, or barter arrangements in which a party exchanges Licensed Products for other products in kind. A distributor of Licensed Product under a party’s or its Affiliate’s name or mark is not a Related Party if a party or its Affiliate does not share, either directly or indirectly, in the proceeds from the distributor's sales of Licensed Product.

Subsection 12.2.44. “Representative” means any director, officer, employee, agent, consultant, attorney, accountant, or subcontractor of a party or of an Affiliate of a party.

Subsection 12.2.45. “Restricted Stock” means the unregistered common stock of CPP, par value $0.001 per share.

Subsection 12.2.46. “Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing upon First Commercial Sale of the pertinent Licensed Product in a given country and ending on the later of: (a) 11:59 p.m. on the date of the expiration of the last-to-expire of the Licensed Patents in the pertinent country of the Licensed Territory after accounting for any renewals, extension or patent-term restoration that may be based on any of the Licensed Patents on the pertinent Licensed Product; (b) 11:59 p.m. on the latest date of expiration of data or market exclusivity conferred on the pertinent Licensed Product in the pertinent country of the Licensed Territory expires (whether based on orphan designation or other regulatory exclusivity), and (c) the date that is twelve years from the date of First Commercial Sale of the first Licensed Product in that country.

Subsection 12.2.47. “Secondary Indication Disease” means Colon Adenoma in humans.

Subsection 12.2.48. “Sell” (and any cognate noun form and conjugated verb form thereof) means to sell, or otherwise part with or dispose of, for value, whether cash proceeds, barter or services of value. A Licensed Product is deemed Sold upon transfer of title to the Licensed Product from the seller to the buyer.

Subsection 12.2.49. “Sublicense” means a sublicense granted under SECTION 2.5.

Subsection 12.2.50. “Sublicensee” means a third party to which rights are granted under a Sublicense.

Subsection 12.2.51. “Total Annual Net Sales Value” means the aggregate Net Sales Value of the quarterly Net Sales Value properly calculated in accordance with Section 5.7 summed across all Licensed Products Sold or Used in, or imported into, the Licensed Territory in a given calendar year by any one or more of TILLOTTS, its Affiliates and its Sublicensees.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Subsection 12.2.52. “Total Development Costs” means the total costs incurred on or after August 1, 2013 for Developing the Licensed Formulation according to the Initial Development Plan (or the latest approved version) for the Licensed Territory, but excluding the Japan Development Costs and the costs for conducting Additional Studies.

Subsection 12.2.53. “Total Enrollment Target” means the total number of patients targeted for enrollment in the Phase III Trial as specified in the Protocol.

Subsection 12.2.54. “Use” (and any cognate noun form and conjugated verb form thereof) means to use for commercial purposes.

Subsection 12.2.55. “Valuation Expert Panel” is defined in Subsection 2.6.3(d).

Subsection 12.2.56. “Wind-Down Expenses” means the sum for the Development of the Licensed Formulation for the Primary Indication Disease in the Licensed Territory of: (a) all out-of-pocket expenses for non-returnable and not already accounted for materials that CPP has received on or before the date that a termination notice under this Agreement is given; (b) all out-of-pocket expenses accountable for during the three-month period immediately following the date that a notice of termination is given which are subject to non-cancellable commitments under contracts, purchase orders or service agreements made or issued on or before the date that a termination notice under this Agreement is given; (c) CPP’s internal costs (including associated G&A) related to the development of the Licensed Formulation in the Licensed Territory for the three-month period immediately following the date that a notice of termination under this Agreement is given; and (d) costs related to the cancellation, termination or return of respective commitments, contracts and materials as long as such costs are lower in comparison to the costs related to a fulfillment of such contracts. Any of those costs shall be accountable for Wind-down Expense only if such commitments and contracts reflect market standard conditions.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY.]

[SIGNATURES IMMEDIATELY FOLLOW.]

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

IN WITNESS WHEREOF, the parties hereto have each caused a duly authorized officer to sign this Agreement to be effective the Effective Date.

Cancer Prevention Pharmaceuticals, Inc.		Tillotts Pharma AG

By:	/s/ Jeffrey E. Jacob	By:	/s/ Dirk Reckert
	Jeffrey E. Jacob, CEO		Dirk Reckert, Chief Business Development Officer

Date:	12/24/13	Date:	12/27/13

		By:	/s/ Yves Kesch
Yves Kesch, General Counsel

		Date:	12/27/13

SIGNATURE PAGE – LICENSE AGREEMENT BETWEEN

TILLOTTS AG AND CANCER PREVENTION PHARMACEUTICALS

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

EXHIBIT A — PATENT RIGHTS

I. Carcinoma Diagnosis and Treatment, Based on ODC1 Genotype

PATENT APPLICATIONS

Country	Patent Appln. No.	Filing Date
EPO*	EP2430452	May 14, 2010
Japan*	JP2012-511052	May 14, 2010

*Nationalized filing based on WIPO WO 2010/132817 filed May 1, 2010

II. Cancer Prevention and Treatment Methods Based on Dietary Polyamine Content

PATENT APPLICATIONS

Country	Patent Appln. No.	Filing Date
EPO**	EP 2,568,978	May 13, 2011
Japan**	JP2013-510342	May 13, 2011

**Nationalized filing based on WIPO WO 2011/143579 filed May 13, 2011

(based on U.S. 61/345,048 filed May 14, 2010)

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

EXHIBIT B – [*****]

See attached.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

EXHIBIT C [*****]–

Approved by TILLOTTS:	Signature	Date

Approved by CPP:	Signature	Date

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Exhibit D - Definitions

Pursuant to SECTION 12.2, the following terms have the meanings set forth below (to the extent not conflicting with definitions described in Section 12.2):

1.	“Actual Development Costs” is defined in Section 9.3.4(a)(i).

2.	“Adverse Drug Experience” means an adverse drug experience, of any degree, in the then-current edition of ICH Guidelines, 21 C.F.R. §301.305, §314.80, and any other corresponding or relevant regulations in any country of the Licensed Territory.

3.	“Affiliate” means any entity which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement where, for purposes of this definition, “control” constitutes the right to cast, or the right to direct the casting of, more than 50% of the votes at a meeting of the owners of that entity, or at a meeting of the entity's directors or governing body, or the right to designate a majority of the entity's directors or members of the entity's governing body, or the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

4.	“Additional Studies” is defined in Subsection 4.1.6.

5.	“Agreement” is defined in Introductory Paragraph.

6.	“Arizona License” means that certain license agreement between Cancer Prevention Pharmaceuticals, LLCPP and the Arizona Board of Regents, on behalf of the University of Arizona made effective May 28, 2009, as amended.

7.	“Arizona Technical Information” means the Technical Information (as defined in the Arizona License) that is the subject of the Arizona License.

8.	“Authorized Party” is defined in Subsection 6.4.3.

9.	“Authorized Representative” is defined in Subsection 3.2.2.

10.	“Chair” is defined in Subsection 4.2.1.

11.	“Challenge Proceeding” means a lawsuit, arbitration or other proceeding before any tribunal, including any re-examination, re-issue, third-party observations or other proceeding or procedure before any governmental patent authority: (a) contesting the validity of any of the Patent Claims or seeking a judgment (declaratory or otherwise) or any determination that any of the Patent Claims is invalid or unenforceable or otherwise not patentable; (b) contesting the substantial nature or regulatory value of the Licensed Information.

12.	“Claim(s)” is defined in Subsection 8.4.1.

13.	“Co-Development IP” is defined in Subsection 6.2.2(a).

14.	“Commercially Reasonable Diligence” is defined in Subsection 4.1(c).

15.	“COMP” is defined in Subsection 4.1.3(b).

16.	“Compound” means difluoromethylornithine, also known as Eflornithine or DFMO, and designated as CPP-1x.

17.	“Confidential Information” is defined in Subsection 11.8.1.

18.	“Continued Development Fee” is defined in SECTION 5.4.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

19.	“Control” is defined in Subsection 12.2.2.

20.	“Continued Development Election” is defined in Subsection 4.1.2.

21.	“Country Addition Amendment” is defined in Subsection 2.4.2.

22.	“Country Addition Notice” is defined in Subsection 2.4.2.

23.	“CPP” is defined in Introductory Paragraph.

24.	“CPP Defendants” is defined in Subsection 8.4.1.

25.	“CPP-Owned Co-Development IP” is defined in Subsection 6.2.2(b).

26.	“CPP-Owned Data” is defined in Subsection 6.1.2(a).

27.	“CPP Proposed Country License Notice” is defined in Subsection 2.4.2.

28.	“Data” is defined in Subsection 6.1.1.

29.	“Deficiency Payment” is defined in Subsection 4.1.7.

30.	“Develop” (and conjugated verb forms and cognate noun forms thereof) means to conduct scientific, technical and regulatory activities, including but not limited to pharmaceutical formulation development, pre-clinical, toxicological, process development for manufacturing, and clinical studies, but does not include commercial manufacturing.

31.	“Development Cost Deficiency” is defined in Subsection 4.1.7.

32.	“Development Milestone Payment(s)” is defined in SECTION 5.2.

33.	“Development Termination Fee” is defined in Subsection 9.3.4(a).

34.	“Diagnostic Licensed Product” means any diagnostic or diagnostic kit required for use as part of the treatment regimen of a Licensed Product: (a) the manufacture, Use, Sale, offer for Sale, or importation of the diagnostic or diagnostic kit alone or in connection with the administration of a Licensed Product would be covered by a Patent Claim; (b) the Development, manufacturing, regulatory approval, labeling, Use, marketing, Sale or commercialization of that diagnostic or diagnostic kit alone or in connection with the administration of a Licensed Product has been supported by, or benefitted from the access to, any Licensed Information; or (c) which embodies, incorporates, is made with the benefit of any Licensed Information.

35.	“Directly Competing Product” is defined in Subsection 5.5.3(b).

36.	“Disadvantageous Market Conditions” is defined in Subsection 5.5.3(b).

37.	“Disadvantageous Market Conditions Notice” is defined in Subsection 5.5.3(b).

38.	“Disclosure” is defined in Subsection 6.4.1.

39.	“Disease Addition Amendment” is defined in Subsection 2.4.1.

40.	“Disease Addition Notice” is defined in Subsection 2.4.1.

41.	“Distinct Formulation” means a formulation of the Compound that is not an Interchangeable Formulation.

42.	“DMC” is defined in Subsection 4.1.2.

43.	“Effective Date” is defined in Introductory Paragraph.

44.	“EMA” means the European Medicines Agency or any successor entity thereof.

45.	“Enhanced Rights Assumption Fee” is defined in Subsection 9.3.4(d).

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

46.	“Enrollment Threshold” is defined in Subsection 5.2.3.

47.	“EU-5” means Germany, the United Kingdom, France, Italy and Spain, collectively

48.	“EU-5 Country” means any one of Germany, the United Kingdom, France, Italy and Spain.

49.	“Excepted Matter(s)” is defined in Subsection 4.3.2.

50.	“Excepted Matter 1” is defined in Subsection 4.3.2(a).

51.	“Excepted Matter 2” is defined in Subsection 4.3.2(b).

52.	“Excepted Matter 3” is defined in Subsection 4.3.2(c).

53.	“Excepted Matter 4” is defined in Subsection 4.3.2(d).

54.	“Expert Panel” is defined in Subsection 4.3.2(d)(ii)(B).

55.	“Extraordinary Termination Event” is defined in Subsection 9.2.1.

56.	“FDA” means the United States Food and Drug Agency or any successor thereof.

57.	“Financial Default” is defined in Subsection 9.1.3.

58.	“Final Development Milestone Payment” is defined in Subsection 5.2.3.

59.	“Final Enrollment Threshold” is defined in Subsection 5.2.3.

60.	“Financial Default” is defined in Subsection 9.1.3.

61.	“First Commercial Sale” means, with respect to each country of the Licensed Territory, the first Sale, by TILLOTTS or a Sublicensee, in that country of a Licensed Product, based on a MA Approval in that country approved for commercial sale for administration to a human subject for monetary compensation negotiated or determined on an arm’s length basis.

62.	“First Enrollment Target Date” is defined in Subsection 5.2.1.

63.	“First Enrollment Date” means the date on which, for at least six of the twelve sites of the Phase III Trial anticipated as of the Effective Date, the first patient enrolls with intent to treat in the Phase III Trial, it being understood that mere screening of a patient does not constitute enrollment.

64.	“First Enrollment Threshold” is defined in Subsection 5.2.1.

65.	“First Interim Development Milestone Payment” is defined in Subsection 5.2.1.

66.	“Gastrointestinal Disease” means disease conditions that affect the organs of the gastrointestinal tract, including the liver, biliary system, pancreas and gall bladder.

67.	“ICC” is defined in Subsection 11.10.

68.	“Indicated Disease” means the: (a) Primary Indication Disease; (b) Secondary Indication Disease; and (c) any additional Gastrointestinal Disease that the parties may include within the scope of this definition in the manner provided in Subsection 2.4.1 or 2.4.3.

69.	“Indirectly Competing Product” is defined in Subsection 5.5.3(b).

70.	“Infringer” is defined in SECTION 7.1.

71.	“Infringing Activities” is defined in SECTION 7.1.

72.	“Initial Development Plan” is defined in Subsection 4.1(a).

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

73.	“Intellectual Property Rights” means rights granted under applicable law to a person with respect to: (a) works of authorship, including, without limitation, all exclusive exploitation rights, copyrights, moral rights, and mask-works; (b) trade secret rights; (c) patents, patent applications, and disclosures (including, without limitation, reissues, divisions, reexaminations, extensions, provisionals, continuations and continuations-in-part thereof), designs, and other industrial property rights; (d) trademark, trade dress and similar rights based on designation of origin; and (e) all registrations, applications, renewals, extensions, continuations, divisions, reissues and the like based on or deriving from any of the foregoing.

74.	“Interchangeable Formulation” means: (a) in the case where the Licensed Formulation that has been granted MA Approval for an Indicated Disease is a fixed-dose combination, a proposed formulation of the Compound and sulindac as the active ingredients in a single fixed-dose combination wherein the dose of the Compound in the combination is [*****] milligrams and the sulindac dose in the combination is [*****] milligrams (or whole multiples of both in the same proportion); or (b) a pharmaceutical formulation in the tablet, capsule, granular or powder form of the Compound that, with respect to tablet or capsule forms, is in any dose less than [*****] mg of the Compound or such form being a ½, a 1/3 or a whole number multiple of the dose of the Compound being used in a respective Licensed Product. For clarity, an oral liquid form of the Compound is not an Interchangeable Formulation.

75.	“Interim Analysis” is defined in Subsection 4.1.2.

76.	“Interim Analysis Report” is defined in Subsection 4.1.2.

77.	“Issue Fee” is defined in SECTION 5.1.

78.	“Japan Development Costs” means the total costs for Developing, obtaining MA Approval for, and commercializing the Licensed Formulation in Japan.

79.	“Japanese Development Plan” is defined in Subsection 4.1.10.

80.	“Jointly-Owned Data” is defined in Subsection 6.1.2(c).

81.	“JSC” is defined in SECTION 4.2.

82.	“JSC Withdrawal Notice” is defined in Subsection 4.2.3.

83.	“License Negotiation Period” is defined in Subsection 2.6.1.

84.	“Licensed Field” means the therapeutic treatment or prophylaxis of any Gastrointestinal Disease.

85.	“Licensed Formulation” means a formulation containing the Compound in a fixed-dose combination with sulindac or in a free-dose combination with sulindac. A free-dose combination does not include any product configuration in which sulindac is not integrally packaged with the Compound or any formulation in which the Compound is intended or labeled for administration without the concurrent administration of sulindac.

86.	“Licensed Information” means the following information owned or controlled by CPP as of the Effective Date and all Co-Owned Data (excluding Data generated by Additional Studies funded solely by CPP) that may contribute or be reasonably necessary to the Development, MA Approval or Sale of products based on or containing the Licensed Formulation, including: (a) know-how owned or controlled by CPP relating to the formulation or administration of the Licensed Formulation and not included in any of the Licensed Patents; (b) technical, pre-clinical and clinical data owned or controlled by CPP relating to the safety, efficacy, dosing regimen, chemical and physical properties, biological effects, and contraindications of, and other aspects of treating Gastrointestinal Diseases with, the Licensed Formulation that may be useful to exercise the rights granted under this Agreement or to obtain MA Approval in a country of the Licensed Territory, including any CPP-Owned Data and CPP-Owned Co-Development IP; (c) regulatory filings and approvals, including the Regulatory Dossier, and the data contained, incorporated or referenced therein, to the extent issued, owned, controlled or registered in the name of CPP in any country of the Licensed Territory and relating to the administration of the Licensed Formulation to treat or prevent an Indicated Disease; and (d) the Arizona Technical Information.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

87.	“Licensed Patents” means: (a) the patents and patent applications identified in Exhibit A attached to this Agreement, and any patents and/or patent applications that may be added to this Agreement (and Exhibit A) by operation of Subsection 6.2.2(b); (b) all divisional or continuation, in whole or in part, applications based on any of the foregoing; (c) any and all issued and unexpired patents resulting from any of the applications described in (a) or (b) above; and (d) any and all issued and unexpired amended foreign patents, reissues, reexaminations, renewals, extensions or patent term restoration that may be based on any of the patents described in (a) or (c) above.

88.	“Licensed Product” means any pharmaceutical preparation containing the Licensed Formulation intended and labeled for administration in the Licensed Field, including any product: (a) the manufacture, Use, Sale, offer for Sale, or importation of which would be covered by a Patent Claim; or (b) the Development, manufacturing, MA Approval, labeling, Use, marketing, Sale or commercialization of which has been supported by, or benefitted from the access to, any Licensed Information.

89.	“Licensed Territory” means the following countries: Andorra, Austria, Belgium, Bulgaria, Croatia, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Japan, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Monaco, Netherlands, Norway, Poland, Portugal, Romania, San Marino, Slovakia, Slovenia, Spain, Sweden, Switzerland, the United Kingdom, Vatican City, and any country that may be added by operation of Subsection 2.4.2 or 2.4.3. If, after the Effective Date, a country that is not part of the Licensed Territory is admitted to the European Union, that country will be deemed added to the Licensed Territory automatically effective upon that country’s admission to the European Union and no additional action by, or notice to, the parties will be required to effect that addition. If, after the Effective Date, a country that is part of the Licensed Territory leaves the European Union, that country will, nonetheless, continue to be part of the Licensed Territory.

90.	“Licenses” is defined in Subsection 2.3.1.

91.	“Losses” is defined in Subsection 8.4.1.

92.	“MA” means a federal, centralized or community-wide new drug application, marketing authorization application, new drug submission, health registration, common technical document, and any other license or permit filed with, or issued or approved by, a Regulatory Authority, the approval of which is required before commercial sale or use of the Licensed Formulation as a pharmaceutical or medicinal product for administration to humans (excluding pricing and reimbursement approvals), in each case, together with all required subsequent submissions, supplements and amendments thereto.

93.	“MA Approval” means any MA approved, accepted or issued by a Regulatory Authority and the consequent grant of the right to sell the Licensed Formulation for use in the Licensed Field as a pharmaceutical or medicinal product, and corresponding or related approvals, licenses, registrations, or authorizations granted or issued by any Regulatory Authority.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

94.	“Marks” is defined in Subsection 4.4.4.

95.	“Milestone Fee(s)” is defined in SECTION 5.3.

96.	“Net Sales Value” of a Licensed Product means the actual billings for the Sale of that Licensed Product, determined as follows: (a) if the Licensed Product is Sold by TILLOTTS or a Sublicensee to a third party that is not a Related Party, actual billings will be TILLOTTS’ or that Sublicensee’s actual gross invoice amounts, as the case may be; (b) if the Licensed Product is Sold by TILLOTTS or a Sublicensee to a Related Party for subsequent Sale, actual billings will be that Related Party’s actual gross invoice amounts for that subsequent Sale. Actual billings will be determined based on Licensed Products Sold in a dosage form suitable for final usage by the administering physician or other consumer. If not Sold in that form, actual billings will be determined by converting the quantity of Licensed Product actually Sold into the quantity that would have been Sold in final dosage form and multiplying that adjusted quantity by the customary unit price for Licensed Products Sold in each pertinent country in final dosage form. When factually applicable or taken, the following deductions shall be deducted from actual billings as determined above: (i) sales taxes, use taxes, duties or other governmental charges imposed upon particular sales to the extent included as a separate charge in the amount of actual billings; (ii) amounts allowed or credited on rejections or returns, including recalls (to the extent such Licensed Product is not replaced by the supplier); (iii) normal and customary discounts, including cash discounts, discounts to payors, health insurances or similar organizations or government organizations, rebates paid, credited, accrued or actually taken, including chargebacks, and mandated retroactive price reductions or adjustments made under TILLOTTS’ programs designed to enhance availability of the Licensed Product to low-income patients, in each case to the extent actually allowed or granted from the billed amount; (iv) charges for freight, postage, shipping, freight allowances and outbound transportation costs, including respective insurances, paid to the extent included as a separate charge in the amount of the actual billings; and (v) actual uncollectible accounts receivables (to the extent reflected in TILLOTTS’ books). Billings and deductions will be determined in accordance with the accrual method of accounting in accordance with the principles of the International Financial Reporting Standards (IFRS), applied on a consistent basis. No other allowance or deduction may be made, including allowances or deductions for any commissions or sales fees by whatever name known. For purposes of converting to U.S. Dollars Net Sales Value on invoice prices in currencies other than U.S. Dollars, TILLOTTS must first determine the Net Sales Value in TILLOTTS’ functional currency, by converting the pertinent foreign currency, thereafter convert such values into U.S. Dollars and then determine the earned royalty payable on a Licensed Product in United States currency at the average daily exchange rate for that foreign and that functional currency over the calendar quarter in which the Sale is made, determined by reference to the Currency Converter Table (fxDaily®) published by oanda.com. If Subsection 9.3.4(b) is applicable, then the term “TILLOTTS” in this definition shall be replaced with “CPP” for purposes of determining CPP’s payment obligations under Subsection 9.3.4(b).

97.	“Non-deductible Taxes” is defined in SECTION 5.10.

98.	“Optional Information” means all regulatory filings and approvals, and the data contained, incorporated or referenced therein, to the extent owned or controlled or registered in the name of CPP with respect to an Optional Territory Country that has not yet been added to the Licensed Territory by operation of Subsection 2.4.2.

99.	“Optional Territory Country” means any one of the following countries collectively: Afghanistan, Albania, Armenia, Azerbaijan, Belarus, Bosnia and Herzegovenia, Egypt, Georgia, Iraq, Israel, Jordan, Kazakhstan, Kuwait, Kyrgyzstan, Lebanon, Macedonia, Moldova, Montenegro, Oman, Philippines, Qatar, Russia, Saudi Arabia, Serbia, Tajikistan, Turkey, Ukraine, United Arab Emirates, and Uzbekistan.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

100.	“Outside Field Notice” is defined in Subsection 2.6.2.

101.	“Patent Claim” means a valid claim in an unexpired Licensed Patent. A Patent Claim is presumed valid and enforceable unless and until it has been held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. For the purposes of this Agreement, and especially for purposes of royalty determination and payment under SECTION 5.5, any claim being presented in a pending patent application is deemed to be the equivalent of a valid claim of an issued, unexpired patent and in consideration of CPP's agreement to grant a license under any patent issuing thereon TILLOTTS must pay earned royalties thereto as though it were an issued, valid patent claim.

102.	“Pediatric Cancers” is defined in Subsection 2.6.1.

103.	“Phase III Trial” is defined in SECTION 4.1(b).

104.	“PMDA” means the Japanese Pharmaceutical and Medical Devices Agency that is charged with the regulation and approval of pharmaceuticals and medicines, and any successor agency thereof.

105.	“Post-Launch Period” is defined in Subsection 2.6.3(b).

106.	“Price Discussion Notice” is defined in Subsection 5.5.3(d).

107.	“Primary Indication Disease” means Familial Adenomatous Polyposis in humans.

108.	“Proposed Outside Field License” is defined in Subsection 2.6.1.

109.	“Reasonable Commercial Diligence” is defined in Subsection 4.4.1(b).

110.	“Reduced Sales Notice” is defined in Subsection 2.6.3(b).

111.	“Regulatory Authority” means any regulatory agency, ministry, department or other governmental body having authority in any country or region of the Licensed Territory to control the development, manufacture, pricing, marketing, and sale of Products, including the EMA (including the Committee for Orphan Medicinal Products) and the PMDA.

112.	“Regulatory Dossier” means: (a) all MAs filed with a Regulatory Authority and all corresponding or related pre-MA and post-MA filings with, and approvals and authorizations issued by, any Regulatory Authority pertaining to the Licensed Formulation; (b) all corresponding technical and regulatory registrations necessary for the conduct of clinical trials of the Licensed Formulation, and the manufacture, labeling, distribution, marketing, sale, use, import, reimbursement, or export of the Licensed Formulation in the jurisdiction of a Regulatory Authority; and (c) all MA Approvals of any Regulatory Authority.

113.	“Regulatory Representative” is defined in Subsection 4.2.1.

114.	“Reimbursed Price” means the reimbursed price for purchases of Licensed Product by the final consumer of the Licensed Product, as established and approved by the applicable Regulatory Authority.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

115.	“Related Party” means, with respect to a party, any one of the party, its Affiliates, or any person enjoying a special course of dealing with that party or its Affiliates. By way of example but not limitation, a "special course of dealing" includes co-marketing arrangements between a party and a third party wherein the third party may sell Licensed Products, arrangements under which a third party will sell Licensed product under a private labeling arrangement with that party, supply contracts in which a party agrees with a third party to supply or manufacture Licensed Products for sale by the third party under such third party's name or mark, or barter arrangements in which a party exchanges Licensed Products for other products in kind. A distributor of Licensed Product under a party’s or its Affiliate’s name or mark is not a Related Party if a party or its Affiliate does not share, either directly or indirectly, in the proceeds from the distributor's sales of Licensed Product.

116.	“Repository” is defined in SECTION 3.1.

117.	“Representative” means any director, officer, employee, agent, consultant, attorney, accountant, or subcontractor of a party or of an Affiliate of a party.

118.	“Reserved Rights” is defined in Subsection 2.3.2.

119.	“Resolution Deadline” is defined in Subsection 4.3.2.

120.	“Restricted Stock” means the unregistered common stock of CPP, par value $0.001 per share.

121.	“Right of First Negotiations” is defined in Subsection 2.6.2.

122.	“Rights Assumption Fee” is defined in Subsection 9.3.4(b).

123.	“ROFN” is defined in Subsection 2.6.2.

124.	“ROFN Notice” is defined in Subsection 2.6.2.

125.	“ROFN Term Sheet” is defined in Subsection 2.6.2.

126.	“ROFR Acceptance Period” is defined in Subsection 2.6.2.

127.	“ROFR Notice” is defined in Subsection 2.6.2.

128.	“Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing upon First Commercial Sale of the pertinent Licensed Product in a given country and ending on the later of: (a) 11:59 p.m. on the date of the expiration of the last-to-expire of the Licensed Patents in the pertinent country of the Licensed Territory after accounting for any renewals, extension or patent-term restoration that may be based on any of the Licensed Patents or the pertinent Licensed Product; (b) 11:59 p.m. on the latest date of expiration of data or market exclusivity conferred on the pertinent Licensed Product in the pertinent country of the Licensed Territory expires (whether based on orphan designation or other regulatory exclusivity), and (c) the date that is twelve years from the date of First Commercial Sale of the first Licensed Product in that country.

129.	“Sales Milestone Payment” is defined in SECTION 5.6.

130.	“Second Enrollment Target Date” is defined in Subsection 5.2.2.

131.	“Secondary Disease Development Plan” is defined in Subsection 4.4.2(b).

132.	“Secondary Disease Interim Election Date” is defined in Subsection 4.4.2(b).

133.	“Secondary Disease Final Election Date” is defined in Subsection 4.4.2(c).

134.	“Secondary Disease GO Notice” is defined in Subsection 4.4.2(c).

135.	“Secondary Disease NO GO Notice” is defined in Subsection 4.4.2(c).

136.	“Secondary Indication Disease” means Colon Adenoma in humans.

137.	“Second Enrollment Threshold” is defined in Subsection 5.2.2.

138.	“Second Interim Development Milestone Payment” is defined in Subsection 5.2.2.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

139.	“Sell” (and any cognate noun form and conjugated verb form thereof) means to sell, or otherwise part with or dispose of, for value, whether cash proceeds, barter or services of value. A Licensed Product is deemed Sold upon transfer of title to the Licensed Product from the seller to the buyer.

140.	“Senior Representative” is defined in Subsection 4.2.1.

141.	“Significant Quantities” is defined in Subsection 7.3.2.

142.	“Sublicense” means a sublicense granted under SECTION 2.5.

143.	“Sublicensee” means a third party to which rights are granted under a Sublicense.

144.	“Supplemental Country Development Plan” is defined in Subsection 2.4.2.

145.	“Supplemental Disease Development Plan” is defined in Subsection 2.4.1.

146.	“Supply Agreement” is defined in Subsection 4.4.3(a).

147.	“Term” is defined in Subsection 2.8.

148.	“Term-Sheet Period” is defined in Subsection 2.6.1.

149.	“Third Enrollment Target Date” is defined in Subsection 5.2.3.

150.	“TILLOTTS” is defined in Introductory Paragraph.

151.	“TILLOTTS Audit Matters” is defined in SECTION 5.11.

152.	“TILLOTTS-Owned Co-Development IP” is defined in Subsection 6.2.2(c).

153.	“TILLOTTS-Owned Data” is defined in Subsection 6.1.2(b).

154.	“TILLOTTS Patent Rights” is defined in Subsection 6.5.1.

155.	“Total Annual Net Sales Value” means the aggregate Net Sales Value of the quarterly Net Sales Value properly calculated in accordance with Section 5.7 summed across all Licensed Products Sold or Used in, or imported into, the Licensed Territory in a given calendar year by any one or more of TILLOTTS, its Affiliates and its Sublicensees.

156.	“Total Development Costs” means the total costs incurred on or after August 1, 2013 for Developing the Licensed Formulation according to the Initial Development Plan (or the latest approved version) for the Licensed Territory, but excluding the Japan Development Costs and the costs for conducting Additional Studies.

157.	“Total Enrollment Target” means the total number of patients targeted for enrollment in the Phase III Trial as specified in the Protocol.

158.	“Transfer Price” is defined in Subsection 4.4.3(a).

159.	“Transfer Price Proportion” is defined in Subsection 5.5.3(c).

160.	“Use” (and any cognate noun form and conjugated verb form thereof) means to use for commercial purposes.

161.	“Valuation Expert Panel” is defined in Subsection 2.6.3(d).

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

162.	“Wind-Down Expenses” means the sum for the Development of the Licensed Formulation for the Primary Indication Disease in the Licensed Territory of: (a) all out-of-pocket expenses for non-returnable and not already accounted for materials that CPP has received on or before the date that a termination notice under this Agreement is given; (b) all out-of-pocket expenses accountable for during the three-month period immediately following the date that a notice of termination is given which are subject to non-cancellable commitments under contracts, purchase orders or service agreements made or issued on or before the date that a termination notice under this Agreement is given; (c) CPP’s internal costs (including associated G&A) related to the development of the Licensed Formulation in the Licensed Territory for the three-month period immediately following the date that a notice of termination under this Agreement is given; and (d) costs related to the cancellation, termination or return of respective commitments, contracts and materials as long as such costs are lower in comparison to the costs related to a fulfillment of such contracts. Any of those costs shall be accountable for Wind-down Expense only if such commitments and contracts reflect market standard conditions.

163.	“Wind-Down Statement” is defined in Subsection 9.3.2.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

EXHIBIT E – SURVIVING PROVISIONS

Pursuant to SECTION 9.4, this Exhibit E sets forth certain specific provisions of the Agreement that survive its expiration or termination.

A.	Expiration or Any Termination.

The following provisions survive expiration or any termination of the Agreement:

Section Number	Section Title
2.8	Term (solely to the extent surviving reporting and payment obligations are set forth)
3.2	Confidentiality in regard to Licensed Information
4.1.7	Bridge Financing of Total Development Costs (solely to the extent related to CPP’s obligations to repay TILLOTS).
4.4.4	Trademark Determination (solely to the extent post-termination assignment obligations are set forth)
5.7	Periodic Reports and Payments; Books and Records (solely to the extent of surviving payment, audit and record-keeping obligations)
6.1	Data
6.2	Intellectual Property Rights
6.3	License Grant to CPP (for TILLOTTS-Owned Data andTILLOTTS-Owned Co-Development IP)
6.4.2	Inventorship
7.7	Indemnification (for TILLOTTS-initiated proceedings to enforce intellectual property rights)
7.8	No Assignment (i.e., the Agreement is a license)
8.2	Liability and Limitation thereof
8.3	Warranties and Disclaimers
8.4	Defense of Third Party Claims
8.5	Insurance
9.4	Surviving Obligations
9.5	Effect of Termination of this Agreement on Sublicensees
9.6	Reverter

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Section Number	Section Title
11	Miscellaneous (but excluding Section 11.16 (Representations))
12	Rules of Interpretation; Certain Definitions

B.	Certain Additional Surviving Provisions Upon Termination by TILLOTTS or CPP.

In addition to the provisions identified in Section A, above, the following provisions survive in the event of the specified termination event:

1.	Terminations by TILLOTTS.

A.	Section 9.1.1: Unilateral Termination by TILLOTTS.

The following additional provisions survive the unilateral termination of the entire Agreement by TILLOTTS pursuant to Section 9.1.1:

Section Number	Section Title
9.3.1.A	Actions Upon and Consequences of Termination – Upon TILLOTTS Unilateral Termination

B.	Sections 9.1.2 and 9.1.3: Termination by TILLOTTS for CPP Breach or Immediate Breach.

The following provisions survive termination of the entire Agreement by TILLOTTS for breach by CPP, pursuant to Section 9.1.2 or by TILLOTTS for Financial Default by CPP, pursuant to Section 9.1.3:

Section Number	Section Title
2.1	Grant of License Under the Licensed Patents
2.2	Grant of License Under to the Licensed Information
2.3	Exclusivity; Reservation of Rights
2.5	Right and Power to Sublicense
3.1	Delivery
4.4.3	Supply of Licensed Formulation
5.5	Earned Royalties
5.6	Sales Milestone Payments
5.7	Periodic Reports and Payments; Books and Records

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Section Number	Section Title
5.8	Payment Procedures
5.9	Late Payment
5.10	Taxes
9.3.1.B	Consequences Upon CPP Breach and CPP Immediate Breach
9.3.4(c)	Payments Upon Termination for CPP Breach or Immediate Breach

C.	Section 9.2.1: Termination by TILLOTTS for Extraordinary Termination Events.

The following provisions survive termination of the entire Agreement by TILLOTTS for Extraordinary Termination Events, pursuant to Section 9.2.1:

Section Number	Section Title
9.3.1.A	Actions Upon and Consequences of Termination – Upon TILLOTTS Termination for Certain Extraordinary Termination Events
9.3.2	Additional Actions Upon TILLOTTS Termination for Certain Extraordinary Termination Events
9.3.4(a)	Payments upon Termination – Development Termination Fee
9.3.4(d)	Payments upon Termination – Enhanced Rights Assumption Fee upon NDA Approval by FDA but Non-Acceptance by EMA (solely for terminations under Subsection 9.2.1(g))

2.	Terminations by CPP.

A.	Sections 9.1.2 and 9.1.3: Termination by CPP for TILLOTTS Breach or Immediate Breach.

The following provisions survive termination of the entire Agreement by CPP for breach by TILLOTTS, pursuant to Section 9.1.2, or by CPP for Financial Default of TILLOTTS:

Section Number	Section Title
9.3.1.A	Actions Upon and Consequences of Termination – Upon CPP Termination for TILLOTTS Breach
9.3.4(b)	Payments upon Termination – Termination for TILLOTTS Breach or Immediate Breach